As filed with the U.S. Securities and Exchange Commission on May 2, 2022.

Registration No. [●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

 UNDER

THE SECURITIES ACT OF 1933

Lichen China Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	8742	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

B2306, Block B

Tower 3, Jinjiang Wanda Plaza Commercial Complex

888 Century Avenue

Meiling Street, Jinjiang

Fujian Province

People’s Republic of China 362000

+86- 59585633335

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Cogency Global Inc.

122 E 42nd St., 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq.	Ying Li, Esq.
Mengyi “Jason” Ye, Esq.	Guillaume de Sampigny, Esq.
Yarona L. Yieh, Esq.	Lisa Forcht, Esq.
Ortoli Rosenstadt LLP	Hunter Taubman Fischer & Li LLC
366 Madison Avenue, 3rd Floor	48 Wall Street, Suite 1100
New York, NY 10017	New York, NY 10005
212-588-0022 – telephone	212-530-2206 - telephone

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY [---], 2022

Lichen China Limited

6,250,000 Class A Ordinary Shares

This is an initial public offering of our Class A ordinary shares, par value $0.00004 (the “Class A Ordinary Shares”). Prior to this offering, there has been no public market for our Class A Ordinary Shares. We expect the offering price to be $4.00 per Class A Ordinary Share (the “Offering Price”). We plan to apply to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “LICN.” This offering is contingent upon us listing our Class A Ordinary Shares on the Nasdaq Capital Market, or Nasdaq, or another national exchange. There is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on the Nasdaq or another national exchange.

Throughout this prospectus, unless the context indicates otherwise, references to “Lichen China”, “Lichen China Limited”, “we,” “us,” the “Company,” “our company” refer to Lichen China Limited, a holding company. References to “Subsidiaries” or “PRC subsidiaries” refer to the Lichen China Limited’s subsidiaries established under the laws of the People’s Republic of China. References to “Group” are to Lichen China Limited and its consolidated subsidiaries collectively.

Lichen China Limited’s issued share capital is a dual class structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to ten (10) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof but Class A Ordinary Shares are not convertible into Class B Ordinary Shares.

Lichen China Limited is, and will continue to be, a “controlled company” within the meaning of the Nasdaq Stock Market Rules, due to the fact Mr. Ya Li, the Chairman of our Board of Directors and our Chief Executive Officer, owns Class B Ordinary Shares representing approximately 86.96% of the total voting power of our issued and outstanding Ordinary Shares. In addition, as a “controlled company,” as defined under the Nasdaq Stock Market Rules, Lichen China Limited is permitted to elect to rely on certain exemptions from corporate governance rules. Lichen China Limited does not plan to rely on these exemptions, but may elect to do so after completing this offering.

Lichen China Limited is a Cayman Islands holding company and is not a Chinese operating company. As a holding company with no material operations of its own, it conducts all of its operations and operates its business in China through its PRC subsidiaries, in particular, Fujian Province Lichen Management and Consulting Company Limited, or Lichen Zixun, and its subsidiary, Xiamen City Legend Education Services Company Limited, or Lichen Education. Investors in our Class A Ordinary Shares should be aware that they do not directly hold equity interests in the Chinese operating entities, but rather are purchasing equity solely in Lichen China Limited, our Cayman Islands holding company, which indirectly owns 100% equity interests in the Chinese subsidiaries. Our Class A Ordinary Shares offered in this offering are shares of our Cayman Islands holding company instead of shares of our subsidiaries in China.

This is an offering of the Class A Ordinary Shares of the Cayman Islands holding company. You may never hold equity interests in the operating PRC subsidiaries.

Because our operations are primarily located in the PRC through our subsidiaries, we are subject to certain legal and operational risks associated with our operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations and the value of our Class A Ordinary Shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As confirmed by our PRC counsel, Tianyuan Law Firm, we are not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Network Data Security Administration Draft. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 33. As advised by our PRC counsel, Tianyuan Law Firm, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission or approval from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor. As of the date of the prospectus, our auditors, Briggs & Veselka Co. for the fiscal year ended December 31, 2020 and TPS Thayer, LLC (“TPS Thayer”) for the fiscal year ended December 31, 2021, are not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021 as they are not on the list published by the PCAOB. The Company’s auditors are both based in the U.S. and registered with PCAOB and subject to PCAOB inspection, however, recently developments with respect to audits of China-based companies, create uncertainty about the ability of our auditors, to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditors because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. See “Risk Factors — Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 41.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Lichen China Limited is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of the British Virgin Islands and Hong Kong to provide funding to Lichen China Limited through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividend transfers from HK to BVI and BVI to the Cayman Islands. Current PRC regulations permit Lichen Wholly Foreign Owned Enterprise (“WFOE”) to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Tianyuan Law, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary‘s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. During the fiscal years ended December 31, 2020, Lichen Zixun made dividend payments of RMB30 million (approximately $4.3 million) to the then ultimate shareholders of Lichen Zixun, who are PRC individuals. The Company made no such dividend, distribution or transfer during the fiscal year ended December 31, 2021. As of the date of this prospectus, except for the previously mentioned dividend payments in fiscal year 2020, neither the Company nor its subsidiaries have made other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries. As of the date of this prospectus, no dividends, distributions or transfers has been made between Lichen China Limited and any of its subsidiaries. We do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funding. See “Prospectus Summary - Transfers of Cash to and from Our Subsidiaries,” on page 1, “Prospectus Summary - Summary of Financial Position and Cash Flows of Lichen China Limited” on page 21, and “Consolidated Financial Statements” starting from page F-1.

On December 15, 2021, Lichen China Limited executed a special resolution to change the par value of the ordinary shares from $0.0001 to $0.00004, a 2.5 for 1 stock split (“Stock Split”). Upon the Stock Split, every issued and outstanding ordinary share was exchanged for 2.5 new ordinary shares. Pursuant to such resolution, the authorized share capital of Lichen was US$50,000 divided into (a) 1,000,000,000 Class A Ordinary Shares with a nominal or par value of US$0.00004 each and (b) 250,000,000 Class B Ordinary Shares with a nominal or par value of US$0.00004, each in accordance with section 13 of the Cayman Islands Companies Act. The changes were completed on December 23, 2021.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Our business is subject to many risks, and investing in our securities involves a high degree of risk. See the section titled “Risk Factors” herein, beginning on page 25.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$4.00	$25,000,000	$28,750,000
Underwriting discounts(1)	$0.28	$1,750,000	$2,012,500
Proceeds to us before expenses(2)	$3.72	$23,250,000	$26,737,500

(1)

We have agreed to give our underwriters a discount equal to seven percent (7%) of the gross proceeds from the sales of our Class A Ordinary Shares in this offering, as well as warrants equal to one percent (1%)   of the Class A Ordinary Shares issued in this offering including as a result of the exercise of the underwriters’ over-allotment option (the “Underwriters Warrants”). The Underwriters Warrants will be exercisable at any time, and from time to time, in whole or in part, for a period of five years from the commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(A). The Representative Warrants are exercisable at a per share price of $4.80, which is 120% of the Public Offering Price. See “Underwriting” beginning on page 131 of this prospectus for a description of all underwriting compensation payable in connection with this offering.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to This Offering”.

This offering is being conducted on a firm commitment basis. The underwriters have agreed to purchase and pay for all of the Class A Ordinary Shares offered by this prospectus if they purchase any Class A Ordinary Shares. We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of the Class A Ordinary Shares to be offered by us pursuant to this offering (excluding Class A Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $2,012,500 based on an offering price of $4.00 per Class A Ordinary Share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $28,750,000.

The underwriters expect to deliver the Class A Ordinary Shares against payment as set forth under “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Manager

The date of this prospectus is [●], 2022.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A Ordinary Share only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Ordinary Shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Throughout this prospectus, unless the context indicates otherwise, references to “Lichen China”, “Lichen China Limited”, “we,” “us,” the “Company,” “our company” refer to Lichen China Limited, a holding company. References to “Subsidiaries” or “PRC subsidiaries” refer to the Lichen China Limited’s subsidiaries established under the laws of the People’s Republic of China. References to “Group” are to Lichen China Limited and its consolidated subsidiaries collectively.

●	“China” or the “PRC” refer to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Class A Ordinary Shares” refers to a class of shares of Lichen China (as defined below) called the “series A ordinary shares” with par value $0.00004 per share;

●	“Class B Ordinary Shares” refers to a class of shares of Lichen China (as defined below) called the “series B ordinary shares” with par value $0.00004 per share;

●	“HKD” refers to the official currency of Hong Kong;

●	“Lichen China” refers to Lichen China Limited, a Cayman Islands exempted company;

●	“Legend Consulting BVI” refers Legend Consulting Investments Limited, a British Virgin Islands exempted company and a wholly-owned subsidiary of Lichen China;

●	“Legend Consulting HK” refers to Legend Consulting Limited (HK), a Hong Kong company and a wholly-owned subsidiary of Legend Consulting BVI;

●	“Lichen WFOE” or “Lichen Zixun” refer to Fujian Province Lichen Management and Consulting Company Limited, a wholly foreign-owned company organized under the laws of the PRC and a wholly-owned subsidiary of Legend Consulting HK;

●	“Lichen Education” refers to Xiamen City Legend Education Services Company Limited, a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Lichen WFOE;

●	“RMB” refers to Renminbi, or the legal currency of the PRC;

●	“U.S. dollars,” “$,” and “USD” refer to the legal currency of the United States;

●	“WFOE” refers to wholly foreign-owned enterprise.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. All reference to “U.S. dollars”, “USD”, “US$” or “$” are to United States dollars. The relevant exchange rates are listed below:

	As of December 31,
	2021	2020

Period-end RMB : US$1 exchange rate	6.3757	6.5249
Period-end HKD : US$1 exchange rate	7.7981	7.7530
Period-average RMB : US$1 exchange rate	6.4515	6.8976
Period-average HKD : US$1 exchange rate	7.7729	7.7562

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have commissioned the industry report from Frost & Sullivan Inc. (“Frost& Sullivan”). We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We are a leading financial and taxation service provider in China in terms of revenue, according the industry report of Frost & Sullivan. We have operated as a dedicated financial and taxation solution service specialist in China for over 17 years. We focus on providing (i) financial and taxation solution services; (ii) education support services; and (iii) software and maintenance services in the PRC under the “Lichen” brand. With over 17 years of operation history, we have gained substantial experience and established a solid reputation with our proven track record in the PRC.

Leveraging our business relationships with our Partnered Institutions (as defined below), our expertise and experience obtained in the financial and taxation solution services market, and our experience in developing financial and taxation training software and financial and taxation analysis software by our research and development (“R&D”) department, we launched a new business line of software and maintenance services in 2019 to expand our software product offerings to enterprise customers, universities, colleges and educational institutes and have started to generate revenue from provision of such services since then.

In recognition of our expertise and experience earned from over 17 years in the financial and taxation solution services industry, we have built up our reputation as a dedicated financial and taxation solution services provider in the PRC. From 2012 to 2020, we have been recognized as one of the Top 50 Providers of Management Consulting Services in China for eight consecutive years by the China Enterprise Confederation Management Advisory Committee.

According to the industry report of Frost & Sullivan, which is our source for the industry information discussed in this prospectus, we ranked first in terms of revenue among the solution service specialists, i.e. those service providers which focus on the market of financial and taxation solution service, with a market share of approximately 0.5% in the PRC financial and taxation solution services market in 2019 and tenth in terms of revenue among providers of education support services, with a market share of approximately 0.1% in the PRC education support services market in 2019. Our Partnered Institutions, located in 12 provinces or municipalities and 23 cities in the PRC, are education services providers which mainly engage in the organization of various seminars, talks and training courses to entrepreneurs, senior executives as well as financial and taxation executives. Through our business relationships with these Partnered Institutions, we are able to, on the one hand, provide our education support services to them and, on the other hand, leverage their business networks and their geographical coverage and promote our brand name and services to the participants of these seminars, talks and courses organized by them.

Our Subsidiaries currently have obtained all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business license and agency bookkeeping license. The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. The agency bookkeeping license is issued by the financial department to enterprises, allowing enterprises to accept entrusted bookkeeping business. The business license and agency bookkeeping license are the only two permissions and approvals that our PRC subsidiaries are required to obtain to conduct our business in China. In addition, Lichen China Limited, Legend Consulting BVI and Legend Consulting HK are not required to obtain any permissions or approvals from any Chinese authorities to operate our business as of the date of this prospectus. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license and permit requirements. If we or our Subsidiaries inadvertently conclude that such permissions and approvals relating to the operations of our business are not required, fail to obtain and maintain such approvals, licenses or permits required for our business, or fail to respond to changes in the applicable laws, regulations, interpretations and regulatory environment, we or our subsidiaries could be subject to liabilities, monetary penalties and even operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

As confirmed by our PRC counsel, Tianyuan Law Firm, we and our Subsidiaries are not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Network Data Security Administration Draft. However, the changing applicable laws, regulations or interpretations may require us to do so in the future. Accordingly, any future failure to obtain prior approval of the CSRC, CAC, or any other Chinese authorities for the listing and trading of our Class A Ordinary Shares on a foreign stock exchange could have a material adverse effect upon our business. If we or our subsidiaries inadvertently conclude that such approval or permission is not required, fail to obtain and maintain such approval or permission required, we or our subsidiaries may face sanctions by the CSRC, CAC or other PRC regulatory agencies for failure to seek CSRC, CAC approval. These sanctions may include fines and penalties on our operations in China, limitations on our operations in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation, prospects, the trading price of our Class A Ordinary Shares, and the ability to offer the securities being registered to foreign investors.

Our offering will be subject to compliance with the CSRC’s Draft Overseas Listing Regulations when adopted. On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Administration Provisions”), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) to complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective. The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. However, as of the date of this prospectus, as advised by our PRC counsel Tianyuan Law, it is uncertain when the Administration Provision and the Draft Overseas Listing Regulations will take effect or if they will take effect as currently drafted, hence we are currently not required to complete the filing procedures  and submit the relevant information to CSRC.

Corporate Structure

We are a Cayman Islands exempted company limited by shares. The following diagram illustrates the corporate structure of the Company as of the date of this prospectus and upon completion of this offering:

Lichen China Limited was incorporated on April 13, 2016 under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 1,000,000,000 Class A Ordinary Shares and 250,000,000 Class B Ordinary Shares, of which 13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares are issued and outstanding. The Company is a holding company and is currently not actively engaging in any business. This is an offering of the Class A Ordinary Shares of the Cayman Islands holding company. You may never hold equity interests in the operating PRC subsidiaries.

Legend Consulting BVI was incorporated on December 20, 2013 under the laws of the British Virgin Islands with limited liability. Legend Consulting BVI is a wholly owned subsidiary of the Company. Legend Consulting BVI is a holding company and is currently not actively engaging in any business.

Legend Consulting HK was formed on January 8, 2014 under the laws of Hong Kong. Legend Consulting HK is a wholly owned subsidiary of Legend Consulting BVI. It is a holding company and is not actively engaging in any business.

Lichen Zixun was established on April 14, 2004 under the laws of the PRC. Lichen Zixun is a wholly owned subsidiary of Legend Consulting HK and is our main operating entity.

Lichen Education was established on July 30, 2014 under the laws of PRC. Lichen Education is a wholly owned subsidiary of Lichen Zixun and is our operating entity.

Our Services

Through our PRC subsidiaries, we provide (i) financial and taxation solution services; (ii) education support services; and (iii) software and maintenance services in the PRC. The connections and synergies amongst our services are illustrated in the diagram below:

The financial and taxation solution services provided to our corporate customers mainly comprise financial and taxation related management consultation, internal control management consultation, annual or regular consultation, and internal training and general consultation.

The education support services provided to our partnered institutions (“Partnered Institutions”) mainly comprise the provision of marketing, operational and technical support and the sales of teaching and learning materials.

The software and maintenance services provided to our corporate customers mainly comprise the sales of financial and taxation analysis software and sales of financial and taxation training software.

Financial and Taxation Solution Services

We focus on our financial and taxation solution services to business companies in the PRC. We believe that every company, regardless of its size, should adopt a sound financial and taxation management system for growth and sustainable development. With such philosophy in mind as a guiding principle, our financial and taxation solution services are customized based on the specific needs and requirements of individual customers.

Education Support Services

Our education support services are provided to our Partnered Institutions. As of the date of this prospectus, we collaborate with 25 Partnered Institutions in 12 provinces or municipalities and 23 cities in the PRC. Partnered Institutions are education services providers which mainly engage in organization of various seminars, talks and training courses to entrepreneurs, senior executives as well as financial and taxation executives. From the personal and business networks of our management as well as our marketing initiatives (being our talks and seminars hosted by the Partnered Institutions), potential customers who wish to set up education institutions may approach us and initiate discussions with us, with an aim to becoming our Partnered Institutions.

Software and Maintenance Services

Lichen Zixun has been providing financial and taxation training software and academic affairs management system to our Partnered Institutions as part of our services under the Partnership Agreements (defined below).

Leveraging our understanding of corporate needs on financial and taxation management and analysis tools in daily operation of our enterprise customers, we began to invest and develop our first financial and taxation analysis software, namely, Enterprise Financial Intelligence Analysis System V1.0, in 2017 and have commercialized it for sale to our corporate customers since 2019.

With respect to our Lichen Education Accounting Practice System V1.0, a financial and taxation training system that was developed in 2014, it is focused on students’ or users’ practice experience by resembling, illustrating and providing practices on various accounting tasks, such as bookkeeping, tax computation, filing tax returns and issuing valued-added tax invoices in actual business practices. Thereafter, we updated and developed some new training systems based on Lichen Education Accounting Practice System V1.0. Lichen Education has eight copyrights for financial and taxation training software to date.

As of the date of this prospectus, we have not experienced any product recalls, liability claims or material complaints on our software products. For details, please see “Research and Development” under the “Business” section of this prospectus.

After Sales Services

Our customers who engage us for our financial and taxation related consultation services may attend courses provided by our Partnered Institutions. Continuous training can enhance the financial and taxation concepts of our customers and ensure the continuous implementation of the financial and taxation solutions we provided to them. We also provide general customer care by responding to customer queries as they arise, in order to resolve their problems on a timely basis.

From time to time, the Partnered Institutions will also host talks and seminars, conducted by our experienced senior management personnel, internal consultants or external experts, to which our customers are invited. As for our Partnered Institutions, we provide continuous support to them, including operational and technical support in school management and operation and trainings to Partnered Institutions’ staff and employees to enhance their teaching quality. With respect to our software products, we offer software installation, training and after sales technical and maintenance services, such as telephone, instant communication and remote support services, within one year of purchase for our financial and taxation training software and financial and taxation analysis software.

Sales and Marketing

We believe brand recognition of “Lichen” is critical to our ability to attract new customers and retain business collaboration and relationship with our existing clientele, and our promotion and marketing efforts are designed to enhance our brand awareness and reputations among them. Generally, we attract new customers with referrals from our Partnered Institutions and personal and business networks of our executives and directors.

In addition, we organize marketing activities, such as seminars, talks and consultation events with our Partnered Institutions, business federations and business associations, leveraging our accumulated resources and connections. Through the business relationships with our Partnered Institutions, we could, on the one hand, provide our education support services to them and, on the other hand, by leveraging their business networks and their geographical coverage, promote our brand name and services to the participants of these seminars, talks and courses organized by them. As of the date of this prospectus, we have deployed external experts and internal consultants to participate in and deliver more than 1,000 talks, courses and seminars organized for their target audience.

Our Competitive Strength

●	“Lichen” is a recognized brand in the financial and taxation solution services industry in the PRC.

●	We benefit from the synergies resulting from the business relationships with our Partnered Institutions.

●	Our management team possesses a broad personal and business network, which provides us with a valuable source of potential customers.

●	Strong R&D capabilities to further increase our competitiveness and better cater to our customers’ needs.

●	Innovative capabilities in developing a comprehensive range of services to meet evolving customer demands.

●	We are able to offer high quality services to customers from a diversified range of industry sectors.

Our Business Strategies

Our objective is to strengthen and improve our market position in the PRC. We intend to achieve our objective by implementing business strategies in the following key aspects:

●	Expand our business in financial and taxation solution services

●	Strengthen our R&D capabilities and expand the self-developed software

●	Source new customers and improve recognition of the “Lichen” brand

Impact of COVID-19

Following the global outbreak of COVID-19 in early 2020, our business operations and service provision to our customers in the PRC were temporarily disrupted since the Chinese New Year holiday of 2020, as a result of the temporary suspension of operation of our offices, the Partnered Institutions and our enterprise customers in response to the respective local government’s policies. We resumed full operations on February 10, 2020. We have been closely monitoring and evaluating the effect of COVID-19 on our services, especially financial and taxation solution services provided to our enterprise customers and education support services provided to our Partnered Institutions.

With the PRC government gradually relaxing lockdown measures or travel restrictions and allowing resumption of business, the reported number of new cases dropping from the height of the crisis, the decrease in revenue and gross profit of our Group has slowed down, as illustrated below, and we believe that the adverse effect of the COVID-19 pandemic is only temporary in nature.

Due to the impact of the COVID-19 pandemic, the total revenue of our Group decreased by 2.94% from approximately $31.6 million for the year ended December 31, 2019 to approximately $30.67 million for the year ended December 31, 2020. The decrease in revenue generated from financial and taxation solution services by approximately $1.68 million, offset by the increase in revenue generated from education support services and software and maintenance services by approximately $0.05 million and $0.7 million, respectively, were the primary cause of the decrease in our total revenue for the year ended December 31, 2020. For the year ended December 31, 2021, the total revenue of our Group was approximately $34.30 million, an increase of approximately $3.63 million, or 11.83%, compared to the total revenue of our Group for the year ended December 31, 2020. The increase was primary due to the resumption of our business and operations and the increase in the number of our consulting services orders.

As a whole, our business and services were subject to different degree of delays, due to temporary suspension of business operations, lockdown measures and travel restrictions. In particular, our internal consultants and external experts were not able to provide certain on-site consultation or meet face-to-face with our enterprise customers or deliver in-person seminars or talks at premises of our Partnered Institutions before February 2020. For our financial and taxation solution services, save for the postponed completion of 24 financial and taxation related management or internal control management consultation projects resulting in the delay in recognition of revenue of approximately RMB2.29 million (approximately $0.35 million) and cancellation or termination of 43 annual or regular consultation projects resulting in the loss of revenue of approximately RMB13.18 million (approximately $2.02 million), our management confirmed that the COVID-19 pandemic had not resulted in any substantial delay or difficulties in discharging our obligations under any financial and taxation solution service contracts or agreements, and we had not been subject to any late charges or damages imposed on us by our customers. The aforesaid postponed projects were completed and the relevant revenue of approximately RMB2.29 million (approximately $0.35 million) was fully recognized by June 2020.

Our Partnered Institutions temporarily suspended the provision of in-person trainings, seminars or talks with their participants, due to travel restrictions, lockdown and/or quarantine measures imposed by local governments as well as the governments’ recommendation to maintain social distancing to reduce the chance of transmission of COVID-19. To mitigate the disruption of services provided to our Partnered Institutions, we commenced offering technical support to online education courses to our Partnered Institutions. Since late May 2020, our Partnered Institutions had resumed provisions of in-person trainings, seminars and talks. None of our Partnered Institutions has terminated any scheduled training or seminar to talk of our Subsidiaries due to the COVID-19 pandemic.

For our software and maintenance services, due to temporary suspension of business operations or classes, six enterprise customers and eight universities or colleges canceled their order of software, and, accordingly, we recorded a loss of revenue of approximately RMB3.7 million (approximately $0.54 million) for fiscal year ended December 31, 2020. Given that sales of software and maintenance support services do not generally require a lot of face-to-face meetings with our customers, we have not encountered or experienced, and do not expect to encounter, any material disruption to our software and maintenance services due to the COVID-19 pandemic. There is no order cancelled during the fiscal year ended December 31, 2021 by any of our customers or universities or colleges.

We believe that the COVID-19 pandemic caused a certain level of business disruption and had a negative impact to business results and financial performance of business enterprises in the PRC, which are our major customers for financial and taxation solution services, and, therefore business owners and entrepreneurs tended to tighten their budgets, reduced expenditures or postponed their projects in order to mitigate impact of the COVID-19 to their businesses at the initial stage of the outbreak. In addition, certain projects were referred by our Partnered Institutions. As affected by the temporary suspension of in-person trainings, seminars or talks held by our Partnered Institutions, our promotion through these in-person activities to participants of our Partnered Institutions was also disrupted.

Following the resumption of in-person trainings, seminars or talks by our Partnered Institutions in late May 2020, our promotion to participants of our Partnered Institutions or referrals from Partnered Institutions gradually resumed. Since the reported number of new COVID-19 cases have dropped from the height of the crisis and business enterprises have resumed their business under the guidance of the PRC government, we believe that the demand in our financial and taxation solution services should continue to resume to pre-pandemic levels.

Any further impact of the COVID-19 pandemic will depend on its subsequent development, and there remains a possibility of further outbreaks of COVID-19 variants forcing a complete or partial suspension of our business operations in the PRC. The impact of such an event is out of our control and beyond our estimation and assessment.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factor”, beginning on page 24.

Risks Relating to Our Business and Operations

Risks and uncertainties relating to our business and operations, beginning on page 24 of this prospectus, include but are not limited to the following:

●	Our business, financial condition and results of operations may be affected due to the COVID-19 pandemic and other diseases or epidemic. See “Risk Factors – Risks Relating to Our Business and Operations – Our business, financial condition and results of operations may be affected due to the COVID-19 pandemic and other diseases or epidemic” on page 25.

●	We may incur impairment losses for intangible assets, which may adversely affect our results of operations. See “Risk Factors – Risks Relating to Our Business and Operations – We may incur impairment losses for intangible assets, which may adversely affect our results of operations” on page 24.

●	Our results of operations may be adversely affected by credit risk associated with our financial assets through profit and loss. See “Risk Factors – Risks Relating to Our Business and Operations – Our results of operations may be adversely affected by credit risk associated with our financial assets through profit and loss” on page 24.

●	Our business depends on the market recognition of our “Lichen” brand name. See “Risk Factors – Risks Relating to Our Business and Operations – Our business depends on the market recognition of our “Lichen” brand name” on page 25.

●	Our revenue was mainly derived from financial and taxation solution services projects, which are not recurring in nature and there is no assurance that our customers will provide us with new business. See “Risk Factors – Risks Relating to Our Business and Operations – Our revenue was mainly derived from financial and taxation solution services projects, which are not recurring in nature and there is no assurance that our customers will provide us with new business” on page 25.

●	Failure to maintain our relationship with our external experts could materially and adversely affect our business, financial condition and results of operations. See “Risk Factors – Risks Relating to Our Business and Operations – Failure to maintain our relationship with our external experts could materially and adversely affect our business, financial condition and results of operations” on page 26.

●	Our financial and taxation solution services may attract liability. See “Risk Factors – Risks Relating to Our Business and Operations – Our financial and taxation solution services may attract liability” on page 28.

●	We may not be able to successfully implement our strategies, or achieve our business objectives and our business, operating results and financial position may be materially and adversely affected. See page “Risk Factors – Risks Relating to Our Business and Operations – We may not be able to successfully implement our strategies, or achieve our business objectives and our business, operating results and financial position may be materially and adversely affected” on 28.

●	We have limited insurance coverage to protect us against all risks associated with our business operations. See “Risk Factors – Risks Relating to Our Business and Operations – We have limited insurance coverage to protect us against all risks associated with our business operations” on page 29.

●	Protection of intellectual property rights may not prevent third parties and/or our competitors’ infringement on our teaching and learning materials or self-developed software, which could weaken our competitive position and harm our business and results of operations. See “Risk Factors – Risks Relating to Our Business and Operations – Protection of intellectual property rights may not prevent third parties and/or our competitors’ infringement on our teaching and learning materials or self-developed software, which could weaken our competitive position and harm our business and results of operations” on page 29.

Risks Relating to Our Industry

Risks and uncertainties related to our industry, beginning on page 30 of this prospectus, include but not limited to the following:

●	The financial and taxation solution service, education support service and software and maintenance service industries rely on manpower and the increase in our staff costs may materially and adversely affect our operations, profitability and financial condition. See “Risk Factors – Risks Relating to Our Industry – The financial and taxation solution service, education support service and software and maintenance service industries rely on manpower and the increase in our staff costs may materially and adversely affect our operations, profitability and financial condition” on page 30.

●	Our customer base is primarily concentrated on business enterprises and Partnered Institutions in the PRC. Any slowdown of the enterprises’ growth and development in the PRC or demands for financial and taxation solution services, education support services or software and maintenance services could have a material adverse effect on our business, financial condition and results of operations. See “Risk Factors – Risks Relating to Our Industry – Our customer base is primarily concentrated on business enterprises and Partnered Institutions in the PRC. Any slowdown of the enterprises’ growth and development in the PRC or demands for financial and taxation solution services, education support services or software and maintenance services could have a material adverse effect on our business, financial condition and results of operations” on page 30.

●	We face significant competition in various geographical locations where we offer our financial and taxation solution services, and if we fail to compete effectively, we may lose market share and our profitability could be adversely affected. See “Risk Factors – Risks Relating to Our Industry – We face significant competition in various geographical locations where we offer our financial and taxation solution services, and if we fail to compete effectively, we may lose market share and our profitability could be adversely affected” on page 30.

Risks Relating to Doing Business in China

Risks and uncertainties related to doing business in China in general, beginning on page 31 of this prospectus, include but not limited to the following:

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations. See “Risk Factors – Risks Relating to Doing Business in China – Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations” on page 31.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors – Risks Relating to Doing Business in China – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” on page 32.

●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us. See “Risk Factors – Risks Relating to Doing Business in China – Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us” on page 31.

●

The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares.  See “Risk Factors – Risks Relating to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 33.

●	The Chinese government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See “Risk Factors – Risks Relating to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless” on page 33.

●	We are not currently required to obtain any approval from the CSRC. However, the approval from the CSRC may be required in connection with this offering in the future, and, if required, we cannot predict whether we will be able to obtain such approval. See “Risk Factors – Risks Relating to Doing Business in China – We are not currently required to obtain any approval from the CSRC. However, the approval from the CSRC may be required in connection with this offering in the future, and, if required, we cannot predict whether we will be able to obtain such approval” on page 35.

●	Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations. See “Risk Factors – Risks Relating to Doing Business in China – Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations” on page 36.

●	We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. See “Risk Factors – Risks Relating to Doing Business in China – We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 37.

●	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares. See “Risk Factors – Risks Relating to Doing Business in China – Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares” on page 38.

●	Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment. See “Risk Factors – Risks Relating to Doing Business in China – Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment” on page 38.

●	We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take a number of months. See “Risk Factors – Risks Relating to Doing Business in China – We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take a number of months” on page 38.

●

Our Class A Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditors, TPS Thayer, LLC and Briggs & Veselka Co. While our auditor are based in the U.S. and registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors — Risks Related to Doing Business in China — The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 41.

Risks Relating to Our Public Offering and Ownership of Our Class A Ordinary Shares

Risks and uncertainties related to our public offering and ownership of our Class A Ordinary Shares, beginning on page 43 of this prospectus, include but are not limited to the following:

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors. See “Risk Factors – Risks Relating to Our Public Offering and Ownership of Our Class A Ordinary Shares – We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors” on page 44.

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer. See “Risk Factors – Risks Relating to Our Public Offering and Ownership of Our Class A Ordinary Shares – Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer” on page 45.

●	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price. See “Risk Factors – Risks Relating to Our Public Offering and Ownership of Our Class A Ordinary Shares – The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price” on page 47.

See “Risk Factors” section, beginning on page 24, and other information included in this prospectus for a discussion of these and other risks and uncertainties that we face.

We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and when such permission is obtained, whether it will be rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to list on U.S. exchanges and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. For more detailed information, see “Risk Factors – Risks Relating to Doing Business in China – We are not currently required to obtain any approval from the CSRC. However, the approval from the CSRC may be required in connection with this offering in the future, and, if required, we cannot predict whether we will be able to obtain such approval. See page 34.”

Holding Foreign Company Accountable Act

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

As of the date of the prospectus, our auditors, Briggs & Veselka Co. for the fiscal year ended December 31, 2020 and TPS Thayer, LLC (“TPS Thayer”) for the fiscal year ended December 31, 2021, are not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021 as they are not on the list published by the PCAOB. As of the date of the prospectus, TPS Thayer, headquartered in Sugar Land, Texas, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. TPS Thayer’s registration with the PCAOB took effect in September 2020 and it is currently subject to PCAOB inspections. As of the date of the prospectus, Briggs & Veselka Co., headquartered in Houston, Texas, is subject to inspection by the PCAOB on a regular basis, with the last inspection in 2019, and is not subject to the determinations as to inability by the PCAOB to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021.

However, recent developments with respect to audits of China-based companies create uncertainty about the ability of TPS Thayer to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the Accelerating Holding Foreign Companies Accountable Act is signed into law, and this ultimately could result in our ordinary shares being delisted by and exchange. See “Risk Factors — Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 41 and “Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction” on page 42.

Regulatory Permissions

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC citizens shall obtain the approval of the China Securities Regulatory Commission, or CSRC, prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus and the advice of our PRC legal counsel, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of ordinary shares on the Nasdaq under the M&A Rules, given that the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and our understanding summarized above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Administration Provisions”), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations require a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) to complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise which principal business activities are conducted in the PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. However, as of the date of this prospectus, as advised by our PRC counsel, it is uncertain when the Administration Provision and the Draft Overseas Listing Regulations will take effect or if they will take effect as currently drafted, hence we are currently not required to complete the filing procedures  and submit the relevant information to CSRC.

On December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulate that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, and any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Given that: (i) we do not possess personal information on more than one million users in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021).

If the CSRC, CAC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and we may face sanctions by the CSRC, CAC or other PRC regulatory agencies for failure to seek their approval which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless. For more details, see “Risk Factors – Risks Related to Doing Business in China”.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and will remain, a “controlled company” as defined under the Nasdaq Stock Market Rules, as our Chief Executive Officer and Chairman of the Board, Mr. Ya Li, owns more than 50% of the voting right represented by our issued and outstanding Class B Ordinary Shares. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board of Directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. (See “Risk Factors – Risks Relating to Our Public Offering and Ownership of Our Class A Ordinary Shares – As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”)

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

Transfers of Cash to and from Our Subsidiaries

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in the PRC, for our cash and financing requirements. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Lichen China Limited is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of the British Virgin Islands and Hong Kong to provide funding to Lichen China Limited through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from HK to BVI and BVI to the Cayman Islands. Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Tianyuan Law, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary‘s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. The Company’s subsidiaries in the PRC have not transferred any earnings or cash to the Company to date. As of the date of this prospectus, there has not been any assets or cash transfer between the holding company and its subsidiaries. As of the date of this prospectus, there has not been any dividends or distributions made to US investors. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in others respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

With respect to transferring cash from the Company to its subsidiaries, increasing the Company’s registered capital in a PRC subsidiary requires the filing of the local commerce department, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.	Our PRC subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.	Such reserves may not be distributed as cash dividends;

4.	Our PRC subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund; and

5.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

If, for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to the Company when needed, the Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

During the fiscal years ended December 31, 2020, Lichen Zixun made dividend payments of RMB30 million (approximately $4.3 million) to the then eventual shareholders of Lichen Zixun, who are PRC individuals. The Company made no such dividend, distribution or transfer during the fiscal year ended December 31, 2021. As of the date of this prospectus, the Company or its subsidiaries have made no other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries.

As of the date of this prospectus, no dividends, distributions or transfers has been made between Lichen China Limited and any of its subsidiaries. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funding.

PRC Regulations

In accordance with PRC regulations, a foreign-invested enterprise (“FIE”) established in the PRC is required to provide statutory reserves, which are appropriated from net profit, as reported in the FIE’s PRC statutory accounts. A FIE is required to allocate at least 10% of its annual after-tax profit to the surplus reserve until such reserve has reached 50% of its respective registered capital (based on the FIE’s PRC statutory accounts). The aforementioned reserves may only be used for specific purposes and may not be distributed as cash dividends. Until such contribution of capital is satisfied, the FIE is not allowed to repatriate profits to its shareholders, unless approved by the State Administration of Foreign Exchange. After satisfaction of this requirement, the remaining funds may be appropriated at the discretion of the FIE’s Board of Directors. Our subsidiary, Shanghai TCH, qualifies as a FIE and is therefore subject to the above-mandated regulations on distributable profits.

Additionally, in accordance with PRC corporate law, a domestic company is required to maintain a surplus reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and may not be distributed as cash dividends. Lichen Zixun and Lichen Education were established as domestic companies; therefore, each is subject to the above-mentioned restrictions on distributable profits.

As a result of PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, in a general reserve fund, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company as a dividend or otherwise.

Corporate Information

Our principal executive office is located B2306, Block B Tower 3, Jinjiang Wanda Plaza Commercial Complex 888 Century Avenue Meiling Street, Jinjiang City Fujian, PRC. The telephone number of our principal executive offices is +86-595-85633335. Our registered office provider in Cayman Islands is Ocorian Trust (Cayman) Limited. Our registered office in Cayman Islands is at Windward 3, Regatta Office Park, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands. Our registered agent in the United States is Cogency Global Inc., 122 E 42nd St 18th Fl, New York, NY 10168.   We maintain a corporate website at http://www.lichenzx.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Shares Offered:	6,250,000 Class A Ordinary Shares, excluding exercise of the over-allotment discussed below

7,187,500 Class A Ordinary Shares, assuming full exercise of the over-allotment

Shares Issued and Outstanding Prior to the Offering:	13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares

Ordinary shares

Lichen China Limited will issue 6,250,000 Class A Ordinary Shares in this offering. Our issued and outstanding share capital consists of Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to ten votes and is convertible into one Class A Ordinary Share. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Shares Issued and Outstanding after the Offering:	19,750,000 Class A Ordinary Shares (or 20,687,500 Class A Ordinary Shares if the underwriters exercise the over-allotment option in full) and 9,000,000 Class B Ordinary Shares.

Over-Allotment:	Lichen China Limited has granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 937,500 additional Class A Ordinary Shares.

Underwriters Warrants

Lichen China Limited will issue to the Underwriters Warrants to purchase a number of Class A Ordinary Shares equal to an aggregate of one percent (1%) of the Class A Ordinary Shares sold in the offering, including as a result of the exercise of the underwriters’ over-allotment option. The exercise price of the Representative Warrants is equal to 120% of the offering price of the Class A Ordinary Shares offered hereby.

Assumed Offering Price per Class A Ordinary Share:	$4.00 per Class A Ordinary Shares

Gross Proceeds:	Approximately $25,000,000, excluding proceeds from the exercise of the Underwriters’ over-allotment option

Lock-up	We, our directors, officers, and 5% or greater shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares for a period of 12 months from the date of this prospectus. See “Underwriting” for more information.

Proposed trading market and symbol:	We intend to apply for the listing of our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “LICN.”

Transfer Agent:	Vstock Transfer, LLC

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Class A Ordinary Shares.

Use of Proceeds:	We intend to use the proceeds from this offering for research and development, working capital and general corporate purposes. See “Use of Proceeds” for more information.

SUMMARY OF FINANCIAL POSITION AND CASH FLOWS OF LICHEN LIMITED AND SUBSIDIARIES

The consolidated financial statements included in this Prospectus reflect financial position and cash flows of the registrant and Cayman Islands incorporated parent company, Lichen China Limited, together with those of its China-based subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant and Cayman Islands incorporated parent company, Lichen China Limited. (“Parent Company” in the tables below), and its China-based subsidiaries (“Subsidiaries” in the tables below), together with eliminating adjustments:

	As of December 31, 2021
	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidation
Assets

Current assets:
Cash	-	16,845	16,845	-	16,845
Accounts receivable	-	3,942	3,942	-	3,942
Other receivables – related party	1,568	14,190	15,758	(15,339)	419
Inventories	-	150	150	-	150
Prepayments and other current assets	-	2,532	2,532	-	2,532
Total current assets	1,568	37,659	39,227	(15,339)	23,888

Property and equipment, net	-	14,937	14,937	-	14,937
Intangible assets, net	-	3,868	3,868	-	3,868
Other assets	-	250	250	-	250
Total assets	1,568	56,714	58,282	(15,339)	42,943

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	-	123	123	-	123
Accrued expenses and other current liabilities	-	3,061	3,061	-	3,061
Unearned revenues	-	1,273	1,273	-	1,273
Taxes payable	-	1,203	1,203	-	1,203
Due to a related party	-	15,408	15,408	(15,302)	106
Short-term bank loan	-	345	345	-	345
Total current liabilities	-	21,413	21,413	(15,302)	6,111

Commitments and contingencies

Shareholders’ equity:
Class A Ordinary Share, $0.00004 par value, 1,000,000,000 shares authorized; 13,500,000 shares issued and outstanding	1	-	1	-	1
Class B Ordinary Share, $0.00004 par value, 250,000,000 shares authorized; 9,000,000 shares issued and outstanding	-	-	-	-	-
Additional paid-in capital	1,487	-	1,487	-	1,487
Statutory surplus reserves	-	789	789	-	789
Retained earnings	80	32,934	33,014	-	33,014
Accumulated other comprehensive income (loss)	-	1,578	1,578	(37)	1,541
Total shareholders’ equity	1,568	35,301	36,869	(37)	36,832

Total liabilities and shareholders’ equity	1,568	56,714	58,282	(15,339)	42,943

	As of December 31, 2020
	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidation
Assets

Current assets:
Cash	-	8,665	8,665	-	8,665
Accounts receivable	-	2,417	2,417	-	2,417
Other receivables – related party	1,533	262	1,795	(1,379)	416
Inventories	-	23	23	-	23
Prepayments and other current assets	-	130	130	-	130
Total current assets	1,533	11,497	13,030	(1,379)	11,651

Property and equipment, net	-	15,771	15,771	-	15,771
Intangible assets, net	-	5,589	5,589	-	5,589
Other assets	-	337	337	-	337
Total assets	1,533	33,194	34,727	(1,379)	33,348

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	-	95	95	-	95
Accrued expenses and other current liabilities	-	3,018	3,018	-	3,018
Unearned revenues	-	1,103	1,103	-	1,103
Taxes payable	-	1,049	1,049	-	1,049
Due to a related party	-	1,498	1,498	(1,395)	103
Short-term bank loan	-	337	337	-	337
Total current liabilities	-	7,100	7,100	(1,395)	5,705

Commitments and contingencies

Shareholders’ equity:
Class A Ordinary Share, $0.00004 par value, 1,000,000,000 shares authorized; 13,500,000 shares issued and outstanding	1	-	1	-	1
Class B Ordinary Share, $0.00004 par value, 250,000,000 shares authorized; 9,000,000 shares issued and outstanding	-	-	-	-	-
Additional paid-in capital	1,487	-	1,487	-	1,487
Statutory surplus reserves	-	789	789	-	789
Retained earnings	45	24,507	24,552	-	24,552
Accumulated other comprehensive income (loss)	-	798	798	16	814
Total shareholders’ equity	1,533	26,094	27,627	16	27,643

Total liabilities and shareholders’ equity	1,533	33,194	34,727	(1,379)	33,348

	For the year ended December 31, 2021
	Parent Company	Subsidiaries	Consolidation
Cash flows from operating activities:
Net income	35	8,427	8,462
Adjustments to reconcile net income to net cash provided by activities:
Depreciation of property and equipment	-	660	660
Amortization of intangible assets	-	1,786	1,786
Amortization of other assets	-	93	93
Loss on disposal of property and equipment	-	(30)	(30)
Changes in operating assets and liabilities:
Accounts receivable	-	(1,451)	(1,451)
Prepayments and other current assets	-	(2,370)	(2,370)
Other receivables – related party	-	7	7
Other assets	-	-	-
Accounts payable	-	25	25
Unearned revenues	-	142	142
Accrued expenses and other current liabilities	-	(26)	(26)
Due to a related party	-	1	1
Tax payables	-	131	131
Inventories	-	(126)	(126)
Net cash provided by operating activities	35	7,269	7,304

Cash flows from investing activities:
Purchases of intangible assets	-	-	-
Purchases of property and equipment	-	(28)	(28)
Disposal of property and equipment	-	589	589
Net cash used in investing activities	-	561	561

Cash flows from financing activities:
Proceeds from short-term bank loans	-	-	-
Repayments on short-term bank loans	-	-	-
Dividend paid	-	-	-
Net cash used in financing activities	-	-	-

Effects of foreign currency exchange rate changes on cash	(35)	350	315

Net increase (decrease) in cash	-	8,180	8,180

Cash, beginning of year	-	8,665	8,665

Cash, end of year	-	16,845	16,845

Supplemental disclosure of cash flows information:
Cash paid for income taxes	-	2,976	2,976
Cash paid for interest	-	15	15

	For the year ended December 31, 2020
	Parent Company	Subsidiaries	Consolidation
Cash flows from operating activities:
Net income	-	6,407	6,407
Adjustments to reconcile net income to net cash provided by activities:	-
Depreciation of property and equipment	-	806	806
Amortization of intangible assets	-	1,441	1,441
Changes in operating assets and liabilities:
Accounts receivable	-	(465)	(465)
Prepayments and other current assets	-	(6)	(6)
Other receivables – related party	-	(1,007)	(1,007)
Other assets	-	-	-
Accounts payable	-	4	4
Unearned revenues	-	(145)	(145)
Accrued expenses and other current liabilities	-	71	71
Due to a related party	-	886	886
Tax payables	-	347	347
Inventories	-	11	11
Net cash provided by operating activities	-	8,350	8,350

Cash flows from investing activities:
Purchases of intangible assets	-	(1,160)	(1,160)
Purchases of property and equipment	-	-	-
Net cash used in investing activities	-	(1,160)	(1,160)

Cash flows from financing activities:
Proceeds from short-term bank loans	-	-	-
Repayments on short-term bank loans	-	-	-
Dividend paid	-	(4,348)	(4,348)
Net cash used in financing activities	-	(4,348)	(4,348)

Effects of foreign currency exchange rate changes on cash	-	433	433

Net increase (decrease) in cash	-	3,275	3,275

Cash, beginning of year	-	5,390	5,390

Cash, end of year	-	8,665	8,665

Supplemental disclosure of cash flows information:
Cash paid for income taxes	-	2,310	2,310
Cash paid for interest	-	15	15

RISK FACTORS

Before you decide to purchase our Class A Ordinary Shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Class A Ordinary Shares could decline, perhaps significantly.

We believe that an investment in our Class A Ordinary Shares involves certain risks, some of which are beyond our control. These risks can be categorized into (i) risks relating to our business and operations; (ii) risks relating to our industry; (iii) risks relating to doing business in China; and (iv) risks relating to our public offering and the ownership of our Class A Ordinary Shares. Prospective investors in our Shares should consider carefully all the information set forth in this prospectus.

Risks Relating to Our Business and Operations

Our business, financial condition and results of operations may be affected due to the COVID-19 pandemic and other diseases or epidemic

Any occurrence of disease or epidemic may cause material disruptions to our business operations. In particular, during the occurrence of a disease or epidemic, we may not be able to deliver our services as efficiently and effectively as before such occurrence. In such event, we may not be able to conduct physical meetings with our customers or our customers may be less inclined to meet with us, and the Partnered Institutions may temporarily close their education premises or postpone or cancel scheduled talks and seminars, or our external experts may encounter difficulties hosting seminars or talks at the Partnered Institutions’ premises due to travel restrictions. As a result, we may experience disruption in our on-site expert support services provided to the Partnered Institutions. The outbreak of COVID-19 in early 2020 had temporarily disrupted our business operations, which temporarily suspended our business operations after the Chinese New Year. We resumed full operation as of February 10, 2020. Our Partnered Institutions also temporarily suspended provision of in-person trainings, seminars or talks and gradually resumed these trainings, seminars and talks in late May 2020. The overall confidence and interest of the customers or investors in the general economy in China was affected due to COVID-19, which in turn directly affected the growth and development of business companies in the market and the demand for financial and taxation solution services. Since the outbreak of COVID-19, the impact to our business was mainly on the on-site consultation services. Due to travel restrictions, our external experts could not provide on-site consultation services to our customers, we therefore modified our business model by providing remote services first and postponed or reduced part of our on-site procedures. The areas where our Partnered Institutions located were not greatly affected by the pandemic and the total number of Partnered Institutions remained stable. Our business of software and maintenance services accounts approximately for 10% of our total sales, and the impact on suppliers such as textbook and software service providers is negligible. After taking corresponding measures, most of our customers’ business and operations have returned to pre-pandemic level since the second quarter of 2020. Our total revenue for the year ended December 31, 2021 has increased by 11.83% to approximately $34.30 million compared to the total revenue of $30.67 million for the year ended December 31, 2020. We do not believe that the pandemic had overall material adverse effect on our business, financial condition and results of operations. However, there is no assurance that there will be no recurrence of any outbreak of diseases such as COVID-19, Severe Acute Respiratory Syndrome (SARS), Middle East Respiratory Syndrome Coronavirus (MERS-CoV) or any other contagious disease or epidemic in major cities or provinces in China in which we conduct business. Any occurrence of disease or epidemic in the future could have a material and adverse effect on our business, financial condition and results of operations.

We may incur impairment losses for intangible assets, which may adversely affect our results of operations

As reported in our consolidated financial statements for the years ended December 31, 2021 and 2020, our intangible assets amounted to approximately $3.87 million and $5.59 million as of December 31, 2021 and 2020, respectively. Intangible assets are tested for impairment whenever there is indication that their carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the carrying amount of our intangible assets exceeds their recoverable amount. The process of assessment is uncertain and complex and requires judgments in relation to such events or changes in circumstances. If our intangible assets are determined to be impaired in the future, we would be required to write down the carrying value by recognized impairment loss for our intangible assets in our consolidated financial statements during the period in which the relevant intangible assets are determined to be impaired, which may in turn adversely affect our results of operations.

Our results of operations may be adversely affected by credit risk associated with our financial assets through profit and loss

Our financial assets primarily consist of trade and other receivables and bank balances and cash. Our Group recognizes loss allowances for expected credit allowances (“ECL”) on financial assets measured at amortized costs. Our Group measures loss allowances at an amount equal to lifetime ECL. When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, our Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on our Group’s historical experience and informed credit assessment and including forward-looking information. Any decrease in value of a financial asset is recorded as other losses, and therefore will directly affect our results of operations.

Our business depends on the market recognition of our “Lichen” brand name

We believe that the market awareness and reputation of our “Lichen” brand name has contributed significantly to the success and growth of our business. We also believe that maintaining and enhancing the “Lichen” brand name is critical to maintaining our competitive advantage. Our ability to maintain our brand reputation depends on a number of factors, some of which are beyond our control. As we continue to grow in size, expand our services and extend our geographical coverage through our own growth and expansion, and through our education support services provided to the Partnered Institutions, it may become difficult to maintain quality and consistency in the services we provide, which may lead to diminishing confidence in our “Lichen” brand name as well as our financial and taxation solution services, education support services and software and maintenance services. Numerous factors can potentially impact the reputation of our “Lichen” brand name, including but not limited to customers’ satisfaction with our financial and taxation solution services, education support services and software and maintenance services, performance of the external experts, negative press, and unaffiliated parties using our brand name. If our brand is tarnished, customers’ interest in us may decrease and our business could be materially and adversely affected. If we are unable to maintain or sustain our brand reputation and recognition, we may also be unable to maintain or increase customers’ patronage, which may cause material adverse effects on our business, financial condition and results of operations.

Our revenue was mainly derived from financial and taxation solution services projects, which are not recurring in nature and there is no assurance that our customers will provide us with new business

Our revenue was mainly derived from financial and taxation solution services projects which are non-recurring in nature. For the years ended December 31, 2021 and 2020, revenue generated from our financial and taxation solution services amounted to approximately $26.49 million and $23.34 million, representing approximately 77.24 % and 76.10% of our total revenue, respectively. Our customers are not obliged to renew such agreements with us should their business no longer requires our services. Further, the fees for our financial and taxation solution services are primarily based on, amongst others, the nature and estimated scope of services. However, there can be no assurance that we will be able to maintain or raise the level of our fees we charge our customers in the future, or even if we are able to maintain or raise such fees, we cannot assure you that we will be able to attract prospective customers to engage us for the relevant financial and taxation solution services at such increased fee rates. There is no guarantee that with our continued efforts, we will be able to secure new businesses from recurring customers effectively or at all at the same level of fees we charged. Accordingly, the number and scale of agreements and the amount of revenue we are able to secure may vary significantly from year to year, and it may be difficult to accurately forecast the volume and size and scale of future business.

In the event that we are unable to maintain our business with our recurring customers or to expand and diversify our customer base by sourcing new customers at desired levels or at all, or to develop and expand our service diversity, or to meet the requirements of our customers regarding service quality and delivery or any other requirements of our customers at reasonable or affordable costs, our relationship with our customers, our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to sufficiently guarantee the legal compliance and service quality standards of the Partnered Institutions under the Partnership Agreements and failure of the Partnered Institutions to meet requisite standard of service quality and compliance could materially and adversely affect our reputation, business, financial condition and results of operations

Our customers, being the Partnered Institutions under the partnership agreements (the “Partnership Agreements,” each a “Partnership Agreement”), are required to meet basic standards of service quality and compliance as stipulated in the Partnership Agreements when operating their business under our “Lichen” brand name. However, there is no assurance that Partnered Institutions will be able to continuously maintain such basic standards and our brand name will suffer as a result of their non-fulfillment by delivering subpar services. There is also no assurance that the Partnered Institutions will be in continuous compliance with the relevant PRC laws and regulations in obtaining the necessary approvals, licenses and permits and making all necessary registrations and filings for their education business in the PRC. As a consequence, our reputation and our “Lichen” brand name may be tarnished. Lichen Zixun has terminated two Partnership Agreements with two Partnered Institutions which did not or could not obtain relevant licenses or permits for conducting education and training activities. In the event any of the Partnered Institutions fail to be in compliance with the PRC laws and regulations resulting in penalty or closure orders from the relevant authorities in the PRC, our reputation and marketing activities may be hampered and our reputation and business, financial condition and results of operations may be materially and adversely affected.

Failure to maintain our relationship with our external experts could materially and adversely affect our business, financial condition and results of operations

As of the date of this prospectus, we had a team of 47 external experts. These external experts primarily conduct courses for the Partnered Institutions, participate in our promotional activities and events and occasionally provide financial and taxation solution services to our customers on an “as needed” basis. The external experts are one of the key components of our education support services and financial and taxation solution services, which we believe distinguishes us from our competitors. We believe that the knowledge and know-how of the external experts, enables us to stay at the forefront as a service provider in financial and taxation solution and education support services in the PRC and to continue to develop financial and taxation related course contents and innovative solutions. However, our current and future competitors may compete with us for the external experts. There is no assurance that the external experts will continue to partner and cooperate with us or will not cooperate with our competitors after the expiry of the terms under the Expert Cooperation Agreements (defined below). If we are unable to maintain our relationship with the external experts, our business and results of operations could be materially and adversely affected.

We may not be successful in developing and enhancing our teaching and learning materials provided to the Partnered Institutions or our self-developed software to keep abreast with the latest developments in the relevant laws and regulations in the PRC and technological changes

The laws and regulations in relation to the financial and taxation sectors are constantly evolving in the PRC. For example, since January 2012, China has begun the pilot program to replace the business tax with value-added tax in several provinces and the reform was officially implemented nationwide in May 2016. In 2016, the new tax management system of “Golden Tax System Phase III” was established in China. In 2018, the National People’s Congress and Chinese People’s Political Consultative Conference launch the institutional reform of the state council, which points out that the reform of the tax collection and management system, and the combination of provincial and provincial level and local taxation institutions. In addition, with the issuance of the Accounting Standard for Small Enterprises in 2011 and the Opinions of the State Council on Supporting the Sound Development of Micro and Small Enterprises in 2014, the PRC government established a standard to regulate the accounting measurement and now encourages micro and small enterprises to seek professional financial and taxation solution advice and services. We currently rely on our R&D department to improve our teaching and learning materials provided to the Partnered Institutions. We are responsible for conducting studies into the trending topics in relation to the financial and taxation solution sector. With respect to our self-developed software, the introduction of new technology and emergence of new industry standards may render our self-developed software obsolete and uncompetitive. For the years ended December 31, 2021 and 2020, we incurred R&D expenses of approximately $1.08 million and $1.0 million, respectively. We expect to continue to invest in our human and capital resources to ensure our teaching and learning materials, as well as our self-developed software, reflect the latest developments and changing customer needs. If we fail to develop and enhance our teaching and learning materials provided to the Partnered Institutions so as to keep up with and reflect the latest financial and taxation developments in the PRC, or to introduce updated versions of our existing self-developed software or introduce new software, our brand reputation and relationship among our customers and with the Partnered Institutions may be materially affected, thus our results of operations, financial condition and prospects may be materially and adversely affected.

Our Group may not be able to enforce the restrictive covenants of the employment contracts against our employees, confidentiality and non-compete agreements against our senior management, and Expert Cooperation Agreements against the external experts, to prevent them from directly competing with our Group within the restraint period

Generally, our employees and our senior management enter into employment contracts and separate confidentiality and non-compete agreements with us, respectively. The external experts enter into expert cooperation agreements with us (the “Expert Cooperation Agreements,” each an “Expert Cooperation Agreement”). All of the aforesaid contracts and agreements are subject to restrictive covenants governed by PRC law.

If any dispute arises between our employees, senior management or external experts and our Group, we may not necessarily be able to enforce these employment contracts or confidentiality and non-compete agreements against our employees or senior management or Expert Cooperation Agreements against the external experts, and the enforceability of restrictive covenants may only be determined by the courts on a case-by-case basis. It is thus difficult to predict the outcome of the proceedings or gauge the level of legal protection that such proceedings may provide. If our Group cannot enforce the restrictive covenants of the employment contracts, confidentiality and non-compete agreements or Expert Cooperation Agreements, the relevant person may leave our Group upon or before the expiry of their engagement and join a competitor or form a competing company immediately after leaving our Group, which may disrupt our business and materially and adversely affect our financial condition and results of operations.

We may not be able to retain members of our management team and other key personnel

We depend on the continued efforts of our senior management team and other key employees for our success. Our executive officers have an average of 20 years of experience in the PRC’s financial and taxation industry, of which an average of 13 years has been spent with us. They possess in-depth understanding of our target industries, our customers and competitors and the laws regulating our business. In addition, our executive officers also deliver talks and participate in seminars hosted by our Partnered Institutions. Therefore, they play an important role in formulating and implementing appropriate strategies for achieving business success. However, we may not be able to retain the services of our key management. The loss of service of any of our key management, in particular our executive officers, could impair our ability to operate and make it difficult to implement our business and growth strategies. We may not be able to replace such persons within a reasonable period of time or with another person of equivalent expertise and experience in a timely manner, or at all, which may severely disrupt our business operations.

Further, our R&D team is responsible for maintaining high-quality teaching and learning materials provided to the Partnered Institutions and our software technicians are responsible for designing and developing our self-developed software. However, we cannot assure you that any of the core R&D team or software technicians will continue his/her employment with us or won’t leave their position due to other reasons beyond our control. The loss of service of any member of our core R&D team or software technicians could impair our ability to or delay the development of our teaching and learning materials and self-developed software which contributes an important part of our education support services and software and maintenance services. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Our business, financial condition and results of operations may be affected if our customers do not pay the progress payments in full or on schedule or if we fail to bill

Under our financial and taxation solution services, we normally receive progress payments from our customers at various stages of our services rendered, as stipulated in the agreements.

For the years ended December 31, 2021 and 2020, our average trade receivables turnover days were approximately 33 days and 24 days, respectively, which were largely in line with our general credit period of 30 days. There can be no assurance that progress payments will be timely paid to us and in full in accordance with the progress payment schedules. Should we fail to receive progress payments from our customers for our work performed under the financial and taxation solution projects, our business, financial condition and results of operations may be materially and adversely affected.

Our financial and taxation solution services may attract liability

Our financial and taxation solution services normally involve providing advice to our customers. A customer who relies on our advice may suffer loss if we are negligent in providing such advice and the customer may have legal cause to claim compensation against us. In this regard, our Group is exposed to possible claims or lawsuits arising from such complaints. Should we experience any incident, such as claims or lawsuits, our “Lichen” brand name and our financial position may be adversely affected.

Our self-developed software products are exposed to product liability risk

Our financial and taxation training software and financial and taxation analysis software are designed to be used by our customers for learning and teaching purposes and practical business purposes, respectively, and may be critical to our customers’ business operations. Any bugs, defects or errors in our software may cause damage to our customers’ system and hardware, and adversely affect the performance of such software or our customers’ operations. There is no assurance that we have discovered and corrected all bugs, defects or errors in our self-developed software in our testing process. As such, we may incur additional costs in rectifying the defects or defending any potential claims or lawsuits against us. We do not maintain any product liability insurance for our self-developed software at present. If any of our customers initiates a claim or lawsuit with regard to our self-developed software against us, we may be liable to monetary damages or other liabilities and our reputation, business, financial condition and results of operations may be adversely affected.

We are exposed to software source code storage risk

Our source codes and master copies of self-developed software are stored at our premises. We have implemented various measures, such as a restrictive access system, to safeguard these source codes and master copies of software. We also back up the source codes of our self-developed software from time to time. Nevertheless, there is no guarantee that such measures are sufficient or effective for the protection of the source codes and master copies of our self-developed software. Any damage to or loss of our source codes and master copies of self-developed software could adversely affect our business, financial condition and results of operations.

Any loss or deterioration of our relationship with external software developers may affect our business, financial condition and results of operations

We engage external software developers to design and develop our software prototype. Any failure on our part to properly optimize, operate, safeguard the intellectual properties including the source code of the software prototype, or perform our contractual obligations under agreements with them may cause substantial harm to our business relationship with software developers. Our external software developers may fail to provide satisfactory software prototype or perform their obligations under the relevant agreements. They may also terminate agreements with us or demand commercial terms that are less favorable to us than under our existing agreements in the future. They may choose to partner with our competitors, allowing our competitors to enhance their software products and better compete against us. Any loss or deterioration of our relationship with external software developers may affect our business, financial condition and results of operations.

We may not be able to successfully implement our strategies, or achieve our business objectives and our business, operating results and financial position may be materially and adversely affected

Our business strategies are intended to be accomplished by implementing various future business plans. Our Group intends to allocate our net proceeds from this offering to establish representative offices in Beijing City and Chengdu City, recruit additional staff to support our business expansion, acquire other companies engaging in provision of financial and taxation solution services in the PRC, strengthen our R&D capabilities and expand the self-developed software offered by our Subsidiaries, and further improve our “Lichen” brand recognition through multi-channel marketing. There is no assurance that our business plans will materialize in accordance with the plan as set out in “Use of Proceeds” in this prospectus, or at all, or that our business strategies will be fully or partially accomplished. In the event that we fail to accomplish our business plans or to do so in a timely manner, we may not be able to achieve our planned future business growth and our results of operations may be materially and adversely affected.

In addition, our future business plans may result in significant capital expenditures, selling expenses, and administrative and other operating costs incurred by us, which may or may not be recoverable, or may or may not bring in a positive result to our revenue. There is no assurance that we will successfully implement our strategies or that our strategies, even if implemented, will result in us achieving our objectives. Our business, financial condition and results of operations may be materially and adversely affected if our business objectives are not achieved.

Protection of intellectual property rights may not prevent third parties and/or our competitors’ infringement on our teaching and learning materials or self-developed software, which could weaken our competitive position and harm our business and results of operations

Our success depends upon, among other things, the protection of copyrights of our teaching and learning materials or self-developed software and other intellectual property rights. We rely on a combination of copyrights, trademarks, contractual restrictions and other software security technologies to protect, and restrict unauthorized access to, our intellectual property rights in teaching and learning materials or self-developed software. As of the date of the prospectus, Lichen Zixun has registered four trademarks in Hong Kong and the PRC and Lichen Education has registered eight copyrights for our financial and taxation training software and financial and taxation analysis software in the PRC.

For our software developed by external software developers, we also own all the rights with respect to the software and are entitled to request the software developers to provide all source codes of the software pursuant to the agreements for software upgrade or development between our Subsidiaries and the software developers. The efforts that we take to protect our intellectual property rights may not always be sufficient or effective. Protecting our intellectual property rights can become costly and time consuming and may not always be successful. Our customers, being the Partnered Institutions under the Partnership Agreements, may disseminate our teaching and learning materials through the internet or other media without our consent. In addition, our self-developed software products are subject to the risks of piracy, such as reverse engineering, secondary development, unauthorized copying or other misappropriation by our customers or other third parties. If we fail to prevent the infringement of our intellectual property rights, the rights could be diminished and our competitive position could suffer, which could harm our business and results of operations.

The validity, enforceability and scope of protection available under the relevant intellectual property laws in China are uncertain and still evolving. Implementation and enforcement of Chinese intellectual property-related laws have historically been deficient and ineffective. Accordingly, intellectual property and confidentiality legal regimes in China may not afford protection to the same extent as in the United States or other countries. The experience and capabilities of Chinese courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require a significant expenditure of cash and may divert management’s attention from our operations, which could harm our business, financial condition and results of operations. An adverse determination in any such litigation could materially impair our intellectual property rights and may harm our business, prospects and reputation.

We may face disputes from time to time relating to the intellectual property rights of third parties. We cannot assure you that our teaching and learning materials supplied to the Partnered Institutions under the Partnership Agreements or our self-developed software do not or will not infringe intellectual property rights of third parties

We have and may continue to be involved in legal and other disputes in the ordinary course of our business, including allegations against us for potential infringement of third-party copyrights or other intellectual property rights. Participation in such litigation and legal proceedings may also cause us to incur substantial expenses and divert the time and attention of our management. We may be required to pay damages or incur settlement expenses. Any similar claim against us, even without any merit, could also hurt our reputation and brand image. Any such event could have a material and adverse effect on our business, financial condition and results of operations.

We have limited insurance coverage to protect us against all risks associated with our business operations

Currently, we only maintain motor vehicle insurance policies and social insurance policies for our employees in the PRC. We believe our insurance coverage is consistent with the industry practice in the PRC and we have not experienced any material insurance claims in relation to our business as of the date of the prospectus. We do not maintain insurance to cover all our assets or properties or any business interruption insurance. Any damage to our assets or properties due to natural disasters or accidents and any business disruption could result in our incurring substantial costs and diversion of resources, which would have an adverse effect on our business and results of operations.

Our office premises in Shanghai had not completed change of ownership registration

As of the date of the prospectus, our operating subsidiary in PRC, Lichen Zixun, has paid approximately RMB26.6 million ($3.82 million) to the seller for the office premises in Shanghai (described more particularly under “Management’s Discussion and Analysis of Financial Condition – Business – Description of Property”) and the seller has delivered the property to Lichen Zixun for use. Lichen Zixun has moved in and occupied the office, but has not officially completed the change of ownership registration. Pursuant to the terms of the Property Sale and Purchase Agreement and the Amendment of Property Sale and Purchase Agreement, the seller agreed to transfer the ownership registration of the property to Lichen Zixun on or before December 31, 2021, and Lichen Zixun agreed to pay the remaining consideration of approximately RMB11.4 million (approximately $ 1.63 million) within five business days after receiving notification of the change of building ownership certificate from the seller. We expected to complete the change of ownership registration by the end of 2021. However, due to the Covid-19 pandemic, the seller is not able to travel to China and the change of ownership registration date under the Amendment has been postponed to December 2022. Other than the change of ownership registration date, the Amendment remains the same. As such, Lichen Zixun does not have legal title to the property as of the date hereof.

If the seller fails or breaches its obligation under the Property Sale and Purchase Agreement and its Amendment to complete change of building ownership registration and deliver the building ownership certificate, or otherwise requests us to vacate the offices premises in Shanghai, we may be forced to relocate from the office premises in Shanghai and may be subject to lawsuits with the seller. If we fail to locate suitable replacement properties on terms acceptable to us or have to incur legal costs with respect to potential lawsuits with the seller, our operation, financial condition and results of operations may be adversely affected.

Risks Relating to Our Industry

The financial and taxation solution service, education support service and software and maintenance service industries rely on manpower and the increase in our staff costs may materially and adversely affect our operations, profitability and financial condition

The operations of our Subsidiaries are labor-intensive and our Subsidiaries relies on a stable supply of financial and taxation personnel and practitioners and R&D personnel in the PRC, in particular, our internal consultants and software R&D staff. As of the date of this prospectus, our Group has not experienced any shortage of staff in the PRC. For the years ended December 31, 2021 and 2020, the staff costs under cost of revenues were approximately $10.76 million and $9.1 million, respectively. The average annual wage of employees in the financial and software industry in the PRC has been increasing in recent years and may continue to increase in future. If we are unable to identify and employ other appropriate means to reduce our staff costs, or pass such increase in our staff costs to our customers, the results of our operations, profitability and financial condition may be adversely affected.

Our customer base is primarily concentrated on business enterprises and Partnered Institutions in the PRC. Any slowdown of the enterprises’ growth and development in the PRC or demands for financial and taxation solution services, education support services or software and maintenance services could have a material adverse effect on our business, financial condition and results of operations

All of our revenue during the years ended December 31, 2021 and 2020 was generated in the PRC. According to Frost & Sullivan, the growing number of enterprises and rapid development of small and medium-sized enterprises in the PRC lead to the demand for quality financial and taxation solution services. In addition, amongst other factors, the increased awareness of business enterprises in the PRC to compliance requirements with respect to financial and taxation laws and accounting standards, the inclination to improve their financial taxation or internal control systems to improve their cost efficiency, financial management model and productivity in an increasingly competitive business environment, the increasingly common use of artificial intelligence and big data to devise efficient financial and taxation management models and solutions, and the difficulties for small and medium-sized enterprises to attract or recruit experienced financial and taxation personnel, as such enterprises may not be able to offer competitive remuneration package, have also driven demands for financial and taxation solution services.

With respect to education support services, according to Frost & Sullivan, high-end comprehensive accountants are highly welcomed by modern enterprises, which in turn creates demand and opportunities for education support services. In addition, the continuous development of internet technologies and increasingly complex financial and taxation system have also driven business enterprises to adopt financial and taxation software in their operation processes to improve their efficiency. However, we cannot assure you that there will be continuous development of business enterprises in the PRC or growth in demand of our services or products in the future. If there is any slowdown of business growth or development in the PRC or demand for our services or products due to policy changes or change in business practices or operating environment, our business, financial condition and results of our operations will be materially and adversely affected.

We face significant competition in various geographical locations where we offer our financial and taxation solution services, and if we fail to compete effectively, we may lose market share and our profitability could be adversely affected

According to Frost & Sullivan, the financial and taxation solution services market in the PRC is rapidly evolving, highly fragmented and competitive. There is no enterprise that currently dominates this industry or that occupies the leading position in this industry. According to Frost & Sullivan, the top 10 “Solution Service Specialists” in the PRC, defined as service providers that focus on the market of financial and taxation solution service, only accounted for approximately 2.6% of the total market share in terms of revenue in 2019. Competition is expected to persist and intensify in the near future. We, in particular, face intense competition in our financial and taxation solution services in the geographical locations where we offer such services from many different smaller sized organizations that focus on providing similar services. As a result of such intense competition, the number of our customers may decrease. We may be required to reduce our financial and taxation solution services fees in response to competition in order to retain or attract customers. As a result, our revenue and profitability may be adversely affected. We cannot assure you that we will be able to compete successfully against current or potential competitors. If we are unable to maintain our competitive position or otherwise respond to market competition effectively, we may lose our market share and our profitability could be adversely affected.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, and has reduced state ownership of productive assets, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

The financial and taxation solution services industry in China is subject to extensive regulation. Related laws and regulations are relatively new and evolving. The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the financial and taxation solution services industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, financial and taxation solution services businesses in China, including our business. We cannot assure you that we will be able to maintain our existing licenses or obtain new ones. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries, such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may decide to finance our PRC subsidiaries by means of loans or capital contributions.

Any loans to Lichen WFOE, which is treated as a Foreign Investment Enterprise, or FIE, under PRC law, is subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to Lichen WFOE to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE, or filed with SAFE in its information system. According to the Notice of the People’s Bank of China (“PBOC”) and the State Administration of Foreign Exchange on Adjustments to Comprehensive Macro-prudential Regulation Parameters for Cross-border Financing issued by the People’s Bank of China and the State Administration of Foreign Exchange in January 2021, the limit for the total amount of foreign debt is 2 times of their respective net assets. Moreover, any medium or long-term loan to be provided by us to our PRC subsidiaries must also be filed and registered with the National Development and Reform Commission, or the NDRC. We may also decide to finance our PRC subsidiaries by means of capital contributions. These capital contributions must be reported to the Ministry of Commerce, or MOFCOM, or its local counterpart.

We believe the offering proceeds would be available for investments in our PRC operation after completing the registration. For example, if we decide to make loans to our PRC subsidiaries, the loan can be in an amount of up to 2 times of the net assets in the consolidated financial statement. However, we cannot assure you that we will be able to obtain relevant government registrations or approvals on a timely basis, or at all.

These capital contributions must be approved by the Ministry of Commerce (“MOC”) or its local counterpart. On March 30, 2015, the State Administration of Foreign Exchange (“SAFE”) promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within their business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our initial public offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities, which could result in a material change in our operations and/or the value of our Ordinary Shares. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Class A Ordinary Shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ). On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Administration Provisions”), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) to complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. However, as of the date of this prospectus, as advised by our PRC counsel, it is uncertain when the Administration Provision and the Draft Overseas Listing Regulations will take effect or if they will take effect as currently drafted, hence we are currently not required to complete the filing procedures  and submit the relevant information to CSRC.

In addition, on December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the Revised Review Measures, which became effective and has replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas. Furthermore, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. If the draft Regulations on Network Data Security Management are enacted in the current form, we, as an overseas listed company, will be required to carry out an annual data security review and comply with the relevant reporting obligations.

We have been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities with respect to this offering, as well as regarding any annual data security review or other procedures that may be imposed on us. If any approval, review or other procedure is in fact required, we are not able to guarantee that we will obtain such approval or complete such review or other procedure timely or at all. For any approval that we may be able to obtain, it could nevertheless be revoked and the terms of its issuance may impose restrictions on our operations and offerings relating to our securities.

We are not currently required to obtain any approval from the CSRC. However, the approval from the CSRC may be required in connection with this offering in the future, and, if required, we cannot predict whether we will be able to obtain such approval

The M&A Rules requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, that the CSRC approval is not required for the listing and trading of our Ordinary Shares on the Nasdaq Global Market in the context of this offering, given that the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation and the acquisitions of the 100% equity interests in Lichen Zixun by Legend Consulting HK is not subject to the M&A Rules. However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC approval is required in the future, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies. There remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the above summary is subject to any new laws, regulations, and rules or detailed implementations and interpretations in any form relating to the M&A Rules.

The Draft Rules Regarding Overseas Listing stipulate that the Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. The required filing materials for an initial public offering and listing should include at least the following: record-filing report and related undertakings; regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable); PRC legal opinion; and prospectus.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if there are material ownership disputes over the equity, major assets, and core technology, etc. of the issuer; (4) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (5) if, in past three years, directors, supervisors, or senior executives have been subject to administrative punishments for severe violations, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (6) other circumstances as prescribed by the State Council. The Draft Administration Provisions defines the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million, and in cases of severe violations, a parallel order to suspend relevant business or halt operation for rectification, revoke relevant business permits or operational license.

The Draft Rules Regarding Overseas Listing, if enacted, may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Draft Rules Regarding Overseas List on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

Uncertainties exist with respect to the interpretation and implementation of the enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations

On March 15, 2019, the PRC National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaces the trio of existing laws regulating foreign investment in the PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, together with their implementation rules and ancillary regulations and become the legal foundation for foreign investment in the PRC. Meanwhile, the Implementation Regulation of the Foreign Investment Law and the Measures for Reporting of Information on Foreign Investment came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law.

The Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a system of pre-entry national treatment with a negative list for foreign investments, pursuant to which (i) foreign entities and individuals are prohibited from investing in the areas that are not open to foreign investments, (ii) foreign investments in the restricted industries must satisfy certain requirements under the law, and (iii) foreign investments in business sectors outside of the negative list will be treated equally with domestic investments. The Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information reporting system, through which foreign investors or foreign-invested enterprises are required to submit initial report, report of changes, report of deregistration and annual report relating to their investments to the Ministry of Commerce, or MOFCOM, or its local branches.

We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business

We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiaries to adjust its taxable income, in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries, as wholly foreign-owned enterprises in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our Class A Ordinary Shares

Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our initial public offering. Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our consolidated financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR), along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Class A Ordinary Shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our Class A Ordinary Shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our Class A Ordinary Shares.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from, or registration with, appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of the flood of capital outflows of China in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement. More restrictions and substantial vetting processes have been put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take a number of months

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will have to take the following actions: First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company. Second, we will remit the offering proceeds into this special foreign exchange account. Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. The proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States, until the abovementioned approvals have been provided.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China, given the different levels of economic development in different locations. If the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards, although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. If we are required to make increased contributions or are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014, which requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37, requiring PRC residents or entities to register with qualified banks, rather than SAFE or its local branch, in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

All of our shareholders who directly or indirectly hold shares in Lichen China Limited and who are known to us as being PRC residents have completed the foreign exchange registrations required in connection with our recent corporate restructuring. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares – People’s Republic of China Taxation.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that Lichen China Limited or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then Lichen China Limited or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our Class A Ordinary Shares may be subject to PRC tax, at a rate of 10%, in the case of non-PRC enterprises, or 20%, in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax imposed may reduce the returns on the investment in our Class A Ordinary Shares.

We may not be able to obtain certain benefits under relevant tax treaties on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary

We are an exempted company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file the relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate, according to other relevant tax rules and regulations. As of the date of the prospectus, we did not record any withholding tax on the retained earnings of our subsidiaries in the PRC, as we intended to re-invest all earnings generated from our PRC subsidiaries for the operation and expansion of our business in China, and we intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant tax authority or if we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to HK Beach, our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of the Ministry of Finance and the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax Treatment on Enterprise Reorganization (Circular 59) and Announcement No. 7 [2015] of the State Administration of Taxation—Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Circular 7) which became effective in February 2015. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. Circular 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Circular 7 extends its tax jurisdiction to not only indirect transfers but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clear criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax.

According to the “Enterprise Income Tax Law of the People’s Republic of China” (adopted on March 16, 2007, first amended on February 24, 2017, and further amended on December 29, 2018), if the business dealings between an enterprise and its affiliated parties do not conform to the principle of independent transactions and thus reduce the taxable income or income of the enterprise or its affiliated parties, the tax authorities have the right to adjust in accordance with reasonable methods. The cost incurred by an enterprise and its related parties in developing and accepting intangible assets or providing and receiving labor services together shall be apportioned according to the principle of independent transaction when calculating taxable income.

Where enterprises that are controlled by resident enterprises or resident enterprises and Chinese residents in the country (region) where the actual tax burden is obviously lower than the tax rate level of China’s enterprise income tax, and profits are not distributed or are distributed at a reduced rate due to reasons other than reasonable business needs, the portion of the above profits attributable to such resident enterprises shall be included in the income of such resident enterprises for the reported period. Interest expenses incurred when the ratio of creditor’s rights investment to equity investment accepted by an enterprise from its affiliated parties exceeds the prescribed standard shall not be deducted in the calculation of taxable income. If an enterprise reduces its taxable income or income by implementing other arrangements without reasonable commercial purposes, tax authorities have the right to adjust them in accordance with reasonable methods.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 and Circular 7, and may be required to expend valuable resources to comply with Circular 59 and Circular 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Circular 59 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under Circular 59 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act (“HFCAA”), requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

Our auditor, TPS Thayer, the independent registered public accounting firm that issues the audit report for the fiscal year ended December 31, 2021 that was included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. The firm is headquartered in Sugar Land, Texas, and its registration with the PCAOB took effect in September 2020 and it is currently subject to PCAOB inspections.

Our auditor, Briggs & Veselka Co., the independent registered public accounting firm that issues the audit report for the fiscal year ended December 31, 2020 that was included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. The firm is headquartered in Houston, Texas, and is subject to inspection by the PCAOB on a regular basis, with the last inspection in 2019.

However, recent developments with respect to audits of China-based companies create uncertainty about the ability of our auditors to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment, even making it worthless. It remains unclear what the SEC’s implementation process related to the above rules and amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange. In addition, the above rules and amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction

The HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above.

Despite that we have a U.S.-based auditor that is registered with the PCAOB and subject to PCAOB inspection, there are still risks to the company and investors if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction. Such risks include, but are not limited to that trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities.

We are not currently required to obtain any approval from the CAC. However, it is unclear whether we will be subject to the oversight of the CAC and how such oversight may impact us. Our business could be interrupted or we could be subject to liabilities which may materially and adversely affect the results of our operation and the value of your investment

Pursuant to the PRC Cybersecurity Law and the Measures for Cybersecurity Censorship (the “Cybersecurity Review Measures”) promulgated on April 13, 2020, if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. Any internet product or service that affect or may affect national security as deemed by the cybersecurity review authorities may be subject to cybersecurity review. According to the Cybersecurity Review Measures, a critical information infrastructure operator refers to any operator identified by an authority for the protection of critical information infrastructures. As of the date hereof, we have not received any notice from such authorities identifying us as a critical information infrastructure operator or requiring us to going through cybersecurity review by the CAC.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “new Cybersecurity Review Measures”) which took effect on February 15, 2022, and replaced the original Cybersecurity Review Measures. Pursuant to the new Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

As the new Cybersecurity Review Measures took effect on February 15, 2022, we believe we are not subject to the cybersecurity review by the CAC for this offering, given that: (i) we are not a network platform operator holding more than one million users’ individual information; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities and we will not be required to obtain any permission from the CAC. However, there remains uncertainty as to how the new Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the new Cybersecurity Review Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Relating to Our Public Offering and Ownership of Our Class A Ordinary Shares

Our CEO has control over key decision making as a result of his control of a majority of our voting shares

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share. Lichen China Limited will issue Class A Ordinary Shares in this offering. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holders thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Our Founder, CEO, and our Chairman of the Board of Directors of the Company, or the Board, Mr. Ya Li, has voting rights with respect to an aggregate of 9,000,000 Class B Ordinary Shares, representing 86.96% of the voting power of our issued and outstanding Ordinary Shares as of the date of this prospectus. As a result, Mr. Li has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, Mr. Li has the ability to control the management and affairs of our Company, as a result of his position as our CEO and his ability to control the election of our directors. Additionally, in the event that Mr. Li controls our Company at the time of his death, control may be transferred to a person or entity that he designates as his successor. As a board member and officer, Mr. Li owes a fiduciary duty to our Company and must act in good faith in a manner he reasonably believes to be in the best interests of our Company. As a beneficial shareholder, even a controlling beneficial shareholder, Mr. Li is entitled to vote his shares, and shares over which he has voting control as a result of voting agreements, in his own interests, which may not always be in the interests of our shareholders generally.

Future issuances of our Class B Ordinary Shares may be dilutive to the voting power of our Class A Ordinary Shareholders

Future issuances of our Class B Ordinary Shares, which can be approved by our Board of Directors, could result in dilution to existing holders of our Class A Ordinary Shares. Such issuances, or the perception that such issuances may occur, could depress the market price of the Class A Ordinary Shares.

In addition, there might be impact of the conversion of Class B Ordinary Shares on holders of Class A Ordinary Shares, including dilution and the reduction in aggregate voting power, as well as the potential increase in the relative voting power if any Class B holder retains their shares.

The dual-class structure of our ordinary shares may adversely affect the trading market for the Class A Ordinary Shares

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders

Our directors and officers beneficially own a majority of the voting power of our issued and outstanding Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Capital Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Share to look less attractive to certain investors or otherwise harm our trading price.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Class A Ordinary Shares held by non-affiliates exceeds $700 million before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to accounting standards that are available to emerging growth companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects

Lichen China Limited is a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer

Nasdaq Listing Rule requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards which may afford less protection to investors.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (as revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established, as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Certain judgments obtained against us by our shareholders may not be enforceable

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, a majority of our current directors and officers are nationals and/or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

Shareholder claims, including securities law class actions and fraud claims, are common in the United States and are generally difficult to pursue as a matter of law or practicability in China. For example, in China, there are significant legal and other barriers to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States have not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators or other relevant authorities, no entity or individual may provide any documents and materials relating to securities business activities to foreign entities or government agencies.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the Board of Directors or management. Our public offering will be relatively small and the insiders of our Company will hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market. In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price

The public offering price for our Class A Ordinary Shares will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A Ordinary Shares following our public offering. If you purchase our Class A Ordinary Shares in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our Class A Ordinary Shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We will be in a continuing process of developing, establishing, and maintaining internal controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting if and when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. Although our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the date we are no longer an emerging growth company, our management will be required to report on our internal controls over financial reporting under Section 404.

As of December 31, 2021, our management assessed the effectiveness of our internal control over financial reporting. The material weaknesses relate to that the Company does not have in-house accounting personnel with sufficient knowledge of US GAAP and SEC reporting experiences. Management concluded that as of December 31, 2021, our internal control over financial reporting was ineffective.

In order to address and resolve the foregoing material weakness, we have implemented measures designed to improve our internal control over financial reporting to remediate this material weakness, including hiring consultants who have requisite training and experience in the preparation of financial statements in compliance with applicable SEC requirements. In addition to hiring outside consultant, we also plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

The implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct theses material weaknesses or our failure to discover and address any other material weaknesses could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2021. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

We do not intend to pay dividends for the foreseeable future

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

There may not be an active, liquid trading market for our Class A Ordinary Shares

Prior to this offering, there has been no public market for our Class A Ordinary Shares. An active trading market for our Class A Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The public offering price was determined by negotiations between us and the underwriters based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of issued and outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. 6,250,000 shares will be issued and outstanding immediately after this offering, if the firm commitment is completed and the underwriters do not exercise their over-allotment option and 7,187,500 shares if exercised in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933 (the “Securities Act”). The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution

The public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the firm commitment offering and no exercise of the over-allotment option by the underwriters, if you purchase shares in this offering, you will incur immediate dilution of approximately $2.10 or approximately 52.6% in the pro forma net tangible book value per share from the price per Class A Ordinary Share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly. We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Class A Ordinary Shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file annual reports with the Securities and Exchange Commission. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

After deducting the underwriting discount and estimated offering expenses payable by us, we expect to receive net proceeds of approximately 21,559,242 from this offering, assuming the over-allotment option is not exercised.

Offering
Gross proceeds	$25,000,000
Underwriting discounts (7% of gross proceeds)	$1,750,000
Non-accountable expense allowance (1% of gross proceeds)	$250,000
Other offering expenses	$1,440,758
Net proceeds	$21,559,242

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	%
Expand financial and taxation solution services	30%
Strengthen R&D capabilities and expand self-developed software	20%
Improve brand recognition through multi-channel marketing	20%
Working capital and general corporate matters	30%

DIVIDEND POLICY

We do not have any plan to declare or pay any cash dividends on our Class A or Class B Ordinary Shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the Board of Directors may deem relevant.

If we determine to pay dividends on any of our Class A or Class B Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Dividend distributions from our PRC subsidiaries to us are subject to PRC taxes, such as withholding tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “PRC Regulation—Regulations on Foreign Currency Exchange” and “PRC Regulation—Regulations on Dividend Distribution.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2021 on a pro forma as adjusted basis giving effect to the completion of the firm commitment offering at an assumed public offering price of $4.00 per share and to reflect the application of the proceeds after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Ordinary Shares.”

As of December 31, 2021

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Actual	Pro Forma As Adjusted (1)	Pro Forma As Adjusted with Full Exercise of Over-Allotment Shares
	US$	US$	US$
Shareholders’ Equity
Class A Ordinary Share, $0.00004 par value, 1,000,000,000 shares authorized; 13,500,000 shares issued and outstanding (2)	1	1	1
Class B Ordinary Share, $0.00004 par value, 250,000,000 shares authorized; 9,000,000 shares issued and outstanding (2)	-	-	-
Additional paid-in capital	1,487	23,046	26,493
Retained earnings	33,014	33,014	33,014
Statutory surplus reserves	789	789	789
Accumulated other comprehensive income	1,541	1,541	1,541
Total shareholders’ equity	36,832	58,391	61,838
Total capitalization	36,832	58,391	61,838

(1)

Reflects the sale of Class A Ordinary Shares in this offering (excluding any over-allotment shares that may be sold pursuant to the over-allotment option) at an assumed initial public offering price of $4.00 per share, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $21,559,242.

(2)	The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Ordinary Shares” for more details.

Assuming the over-allotment option is not exercised, each $1.00 increase (decrease) in the assumed initial public offering price of $4.00 per Class A Ordinary Share would increase (decrease) the pro forma as adjusted amount of total capitalization by $5,750,000, assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,680,000, assuming no change in the assumed initial public offering price per Class A Ordinary Share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A Ordinary Shares and the pro forma net tangible book value per Class A Ordinary Share after the offering. Dilution results from the fact that the offering price per Class A Ordinary Share is substantially in excess of the book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our net tangible book value attributable to shareholders on December 31, 2021 was approximately $1.47 per Ordinary Share (both Class A and Class B Ordinary Share). Net tangible book value per Ordinary Share as of December 31, 2021 represents the amount of total assets less intangible assets and total liabilities, divided by the number of total Ordinary Shares outstanding.

We will have 19,750,000 Class A Ordinary Shares issued and outstanding upon completion of the offering or 20,687,500 Class A Ordinary Shares assuming the full exercise of over-allotment option. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2021, will be approximately $1.90 per Ordinary Share. This would result in dilution to investors in this offering of approximately $2.10 per Class A Ordinary Share or approximately 52.6% from the assumed offering price of $4.00 per Class A Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by $0.43 per share attributable to the purchase of the Class A Ordinary Shares by investors in this offering.

The following table sets forth the estimated net tangible book value per Class A Ordinary Share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing firm commitment offering assumptions. The number of our Ordinary Shares had been adjusted retrospectively to reflect the increasing of share capital. See “Description of Ordinary Shares” for more details.

	Offering Without Over- Allotment	Offering With Over- Allotment
Assumed offering price per Class A Ordinary Share	$4.00	$4.00
Net tangible book value per Ordinary Share before the offering	$1.47	$1.47
Increase per Ordinary Share attributable to payments by new investors	$0.43	$0.48
Pro forma net tangible book value per Ordinary Share after the offering	$1.90	$1.95
Dilution per Class A Ordinary Share to new investors	$2.10	$2.05

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the “Risk Factors” section of this prospectus. All amounts included herein with respect to the fiscal years ended December 31, 2021 and 2020 are derived from our audited consolidated financial statements (“Annual Financial Statements”) included elsewhere in this prospectus. These Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

We are a leading financial and taxation service provider in China, in terms of revenue, according the industry report of Frost & Sullivan. We have operated as a dedicated financial and taxation solution service specialist of professional and high-quality services in China for over 17 years. We focus on providing (i) financial and taxation solution services; (ii) education support services; and (iii) software and maintenance services in the PRC under our “Lichen” brand. With over 17 years of operation history, we have gained substantial experience and established a solid reputation with our proven track record in the PRC.

In recognition of our expertise and experience earned from over 17 years in the financial and taxation solution services industry, we have built up our reputation as a dedicated financial and taxation solution services provider of professional and high-quality services in the PRC. From 2012 to 2020, we had been recognized as one of the Top 50 Providers of Management Consulting Services in China for eight consecutive years by the China Enterprise Confederation Management Advisory Committee.

In order to curtail the COVID-19 pandemic, the Chinese government has established a series of restrictions, including some lockdown rules, and during this period, we provided our consulting services to our clients online and postponed or reduced part of the on-site procedures. As of December 31, 2021, most of our customers’ business and operations have returned to pre-pandemic level since the second quarter of 2020. We saw a 11.83% increase in revenue for the year ended December 31, 2021 compared to the year ended December 31, 2020. At the same time, our cost of revenues increased by 16.81% due to our raised labor costs mainly due to an increase in orders we received from our clients, and our net income increased to approximately $8.46 million for the year ended December 2021, from approximately 6.41 million for the year ended December 2020, an increase of 32.07%. Although, the effects of our financial results caused by the COVID-19 were limited, we expect to continue our new business model that combines remote and on-site consultation services after the COVID-19 pandemic subsides.

Key Factors Affecting Our Operating Results

Our operating results are primarily affected by the following factors:

●	Growth of the Chinese Economy We operate our business within China and the growth or decline of the Chinese economy in general affects our business.

●

Industry Demand

Since China is still a developing country, the financial and taxation solution industry has barely reached its full capacity and the current and potential demand for financial and taxation solutions is still expected to remain at a relatively high level.

●

Contract Pricing and Terms

To provide our clients with high-quality financial and taxation solution services, a fair price and reasonable terms are essential for us to operate successfully in the industry in the long term.

●

Competition

The financial and taxation solution consulting market is highly dispersed and competitive with a large number of participants. To maintain the goodwill and reputation under the brand “Lichen” is essential for the Company to grow.

●

Strategic Acquisitions and Investments

Strategic acquisitions could significantly reinforce our market position with larger scale of operation, consolidation of resources, expanding customer base and more market share. Specifically, by merging with providers of various operational sizes and/or with different industry specialty, establishing representative offices in more cities, recruiting additional staff to support our business expansion plans, would firmly expand our business and strengthen our market position; and the ability to access capital is also very important to execute our acquisition strategy. We do not have acquisition targets now and the proceeds from this offering will not be used for acquisitions.

●	Changes to Government Policies China has highly complicated taxation regulations and the fast-changing business environment we operate in is constantly adapting to these policy changes.

●

Our Ability to Broaden Service Offerings and Diversify Our Customer Base

Service offerings dictate our added value to our customers and the profitability of the Company; and the diversification of our customer base in turn dictates the range of services we offer.

Trend Information

Other than the impact of COVID-19 disclosed below, we are not aware of any trends, uncertainties, demands, commitments or events for the year ended December 31, 2021 and 2020 that are reasonably likely to have a material and adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future results of operations or financial condition.

Impact of COVID-19

Following the global outbreak of COVID-19 in early 2020, our business operations and service provision to our customers in the PRC were temporarily disrupted since the Chinese New Year holidays of 2020, due to temporary suspension of operation of our offices, the Partnered Institutions and our enterprise customers in response to the respective local government’s policies. We have resumed operation in full since February 10, 2020. We had been closely monitoring and evaluating the effect of the COVID-19 pandemic on our services, especially financial and taxation solution services provided to our enterprise customers and education support services provided to our Partnered Institutions.

Meanwhile, considering that the PRC government has gradually relaxed the lockdown measures or travel restrictions and allowed resumption of business, the reported number of new cases had dropped from the height of the crisis and the slowdown in the decrease in revenue and gross profit of our Lichen Group as illustrated below, we believe that the adverse effect on, and business interruption to, us as a result of the of COVID-19 pandemic is only temporary in nature.

Due to the impact of the COVID-19 pandemic, as compared to the year ended December 31, 2019, the total revenue of our Group for the year ended December 31, 2020 decreased by approximately $0.93 million, which was attributable to the decrease in revenue generated from financial and taxation solution services by approximately $1.68 million, but offset by the increase in revenue generated from education support services and software and maintenance services by approximately $0.05 million and $0.70 million, respectively. There is no further impact for the year ended December 31, 2021 as the total revenue of our Group for the year ended December 31, 2021 increased by approximately $3.63 million to approximately $34.30 million from approximately $30.67 million for the year ended December 31, 2020. The increase was primary due to the resumption of our business and operations and the increase in the number of our consulting services orders.

As a whole, our business and services were subject to different degree of delays, due to temporary suspension of business operations, lockdown measures and travel restrictions. In particular, our internal consultants and external experts have not been able to provide certain on-site consultation or meet face-to-face with our enterprise customers or deliver in-person seminars or talks at premises of our Partnered Institutions. For our financial and taxation solution services, save for the postponed completion of 24 financial and taxation related management or internal control management consultation projects resulting in expected delay in recognition of revenue of approximately RMB2.29 million (approximately $0.35 million) and cancellation or termination of 43 annual or regular consultation projects resulting in expected loss of revenue of approximately RMB13.18 million (approximately $2.02 million), our management confirmed that the COVID-19 pandemic had not resulted in any substantial delay or difficulties in discharging our obligations under any financial and taxation solution service contracts or agreements, and we had not been subject to any late charges or damages imposed on us by our customers. The aforesaid postponed projects were completed and the relevant revenue of approximately RMB2.29 million (approximately $0.35 million) was fully recognized by June 2020.

Our Partnered Institutions had temporarily suspended the provision of in-person trainings, seminars or talks to their participants, owing to travel restrictions, lockdown and/or quarantine measures imposed by local governments as well as the governments’ recommendation to maintain social distancing to reduce the chance of transmission of COVID-19. To mitigate the disruption of our services provided to our Partnered Institutions, we commenced offering technical support to online education courses to our Partnered Institutions. Since late May 2020, our Partnered Institutions resumed provision of in-person trainings, seminars and talks. As of the date of this prospectus, none of our Partnered Institutions has terminated our services or requested compensation from our Group due to disruptions attributed to the COVID-19 pandemic.

For our software and maintenance services, due to temporary suspension of business operations or classes, six enterprise customers and eight universities or colleges cancelled their order of software, and accordingly we recorded loss of revenue of approximately RMB3.7 million (approximately $0.54 million) for the year ended December 31, 2020. Given that sales of software and maintenance support services do not generally require a lot of face-to-face meetings with our customers on a day-to-day basis, we have not encountered or experienced, and do not expect to encounter, any material disruption to our software and maintenance services due to the COVID-19 pandemic. There is no order cancelled during the fiscal year ended December 31, 2021 by any of our customers or universities or colleges.

We believe that the COVID-19 pandemic caused a certain level of business disruption and had a negative impact to business results and financial performance of business enterprises in the PRC, which are our major customers for financial and taxation solution services As a consequence, business owners and entrepreneurs tended to tighten their budgets, reduced expenditures or postponed their projects in order to mitigate the impact of COVID-19 to their businesses at the initial stage of the outbreak. In addition, certain projects were referred by our Partnered Institutions. Due to the temporary suspension of in-person trainings, seminars or talks held by our Partnered Institutions, our promotion through these in-person activities to participants of our Partnered Institutions was also disrupted.

Following the resumption of in-person trainings, seminars or talks by our Partnered Institutions in late May 2020, our promotion to participants of our Partnered Institutions or referrals from Partnered Institutions gradually resumed. Since the reported number of new COVID-19 cases has dropped from the height of the crisis and business has resumed under the guidance of the PRC government, we believe that the demand in our financial and taxation solution services should continue to pre-pandemic levels.

Transfers of Cash to and from Our Subsidiaries

Lichen China Limited is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. Our subsidiaries are permitted under the respective laws of the British Virgin Islands and Hong Kong to provide funding to Lichen China Limited through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from HK to BVI and BVI to the Cayman Islands.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. The Company is able to transfer cash (US Dollars) to its PRC subsidiaries through an investment (by increasing the Company’s registered capital in a PRC subsidiary). The Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. The transfer of funds among companies are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. As advised by our PRC counsel, Tianyuan Law, the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary‘s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. The Company’s subsidiaries in the PRC have not transferred any earnings or cash to the Company to date. As of the date of this prospectus, there has not been any assets or cash transfer between the holding company and its subsidiaries. As of the date of this prospectus, there has not been any dividends or distributions made to US investors. The Company’s business is primarily conducted through its subsidiaries. The Company is a holding company and its material assets consist solely of the ownership interests held in its PRC subsidiaries. The Company relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary: (i) to pay dividends or cash distributions to its shareholders, (ii) to service any debt obligations and (iii) to pay operating expenses. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, the Company’s PRC subsidiaries are restricted in that respect, as well as in others respects noted below, in their ability to transfer a portion of their net assets to the Company as a dividend.

With respect to transferring cash from the Company to its subsidiaries, increasing the Company’s registered capital in a PRC subsidiary requires the filing of the local commerce department, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution.

With respect to the payment of dividends, we note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.	Our PRC subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.	Such reserves may not be distributed as cash dividends;

4.	Our PRC subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund; and

5.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

If, for the reasons noted above, our subsidiaries are unable to pay shareholder dividends and/or make other cash payments to the Company when needed, the Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our subsidiaries within China, will not be affected as long as the capital is not transferred in or out of the PRC.

During the fiscal years ended December 31, 2020, Lichen Zixun made dividend payments of RMB30 million (approximately $4.3 million) to the then ultimate shareholders of Lichen Zixun, who are PRC individuals. The Company made no such dividend, distribution or transfer during the fiscal year ended December 31, 2021. As of the date of this prospectus, except for the previously mentioned dividend payments in fiscal year 2020, the Company or its subsidiaries have made no other transfers, dividends, or distributions to investors and no investors have made transfers, dividends, or distributions to the Company or its subsidiaries.

As of the date of this prospectus, no dividends, distributions or transfers has been made between Lichen China Limited and any of its subsidiaries. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends in the foreseeable future. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funding.

PRC Regulations

In accordance with PRC regulations, a foreign-invested enterprise (“FIE”) established in the PRC is required to provide statutory reserves, which are appropriated from net profit, as reported in the FIE’s PRC statutory accounts. A FIE is required to allocate at least 10% of its annual after-tax profit to the surplus reserve until such reserve has reached 50% of its respective registered capital (based on the FIE’s PRC statutory accounts). The aforementioned reserves may only be used for specific purposes and may not be distributed as cash dividends. Until such contribution of capital is satisfied, the FIE is not allowed to repatriate profits to its shareholders, unless approved by the State Administration of Foreign Exchange. After satisfaction of this requirement, the remaining funds may be appropriated at the discretion of the FIE’s Board of Directors. Our subsidiary, Shanghai TCH, qualifies as a FIE and is therefore subject to the above-mandated regulations on distributable profits.

Additionally, in accordance with PRC corporate law, a domestic company is required to maintain a surplus reserve of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and may not be distributed as cash dividends. Lichen Zixun and Lichen Education were established as domestic companies; therefore, each is subject to the above-mentioned restrictions on distributable profits.

As a result of PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, in a general reserve fund, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company as a dividend or otherwise.

Results of Operations

Comparison of Years Ended December 31, 2021 and 2020

The following table summarizes the consolidated results of our operations for the years ended December 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

(All amounts, other than percentages, in thousands of U.S. dollars)

	December 31, 2021		December 31, 2020
Statement of Operations Data:	Amount	As % of Revenues	Amount	As % of Revenues	Amount Increase (Decrease)	Percentage Increase (Decrease)

Revenue	$34,295	100.00%	$30,667	100.00%	$3,628	11.83%
Cost of revenues	(13,820)	(40.30)%	(11,831)	(38.58)%	(1,989)	16.81%
Gross profit	20,475	59.70%	18,836	61.42%	1,639	8.70%
Operating expenses
Selling and marketing	(2,009)	(5.86)%	(1,590)	(5.18)%	(419)	26.35%
General and administrative	(7,168)	(20.90)%	(8,459)	(27.58)%	1,291	(15.26)%
Total operating expenses	(9,177)	(26.76)%	(10,049)	(32.77)%	872	(8.68)%
Income from operations	11,298	32.94%	8,787	28.65%	2,511	28.58%
Other income (expenses)
Interest income (expense)	28	0.08%	103	0.34%	(75)	(72.82)%
Other income, net	188	0.55%	106	0.35%	82	77.36%
Income before income taxes	11,514	33.57%	8,996	29.33%	2,518	27.99%
Provision for income taxes	(3,052)	(8.90)%	(2,589)	(8.44)%	(463)	17.88%
Net income	$8,462	24.67%	$6,407	20.89%	$2,055	32.07%

Revenues

We generate revenue from the provision of financial and taxation solution services, education support services and software and maintenance services. Our total revenue was approximately $34.30 million for the year ended December 31, 2021, compared to approximately $30.67 million for the year ended December 31, 2020, an increase of approximately $3.63 million, or 11.83%. Such increase was due to an approximately $3.15 million increase in revenue from financial and taxation solution services, an approximately $0.08 million increase in revenue from our education support services, and an approximately $0.40 million increase in revenue from our software and maintenance services, which we began providing in the year ended December 31, 2019.

Revenue from financial and taxation solution services amounted to approximately $26.49 million, or 77.24% of total revenue, for the year ended December 31, 2021, increased by $3.15 million, or 13.51%, from approximately $23.34 million for the year ended December 31, 2020. Such increase was primarily due to the branding and business expanding that brought the company more clients and orders.

Revenue from education support services increased by $0.08 million, or 1.69%, from approximately $4.56 million or 14.86% of total revenue, for the year ended December 31, 2020, to approximately $4.64 million, or 13.52 % of total revenue for the year ended December 31, 2021.

Our operations for software and maintenance services began in March 2019. Revenue from this business amounted to approximately $3.17 million, or 9.24% of total revenue, for the year ended December 31, 2021, increased by $0.40 million, or 14.36%, from approximately $2.77 million for the year ended December 31, 2020. The main reason is due to the market expanding and impact of the COVID-19 pandemic.

Cost of revenue

Our cost of revenue includes employee salaries, registration fees paid to our Partner Institutions and amortization of software in software sales. Our cost of revenue increased by $1.99 million, or 16.81%, to approximately $13.82 million for the year ended December 31, 2021, from approximately $11.83 million for the year ended December 31, 2020. Such decrease was in line with our increased revenue.

Selling and marketing expenses

Our selling and marketing expenses consist primarily of online and offline promotion, video broadcast promotion and self-media promotion. Our selling and marketing expenses increased by $0.42 million, or 26.35%, to approximately $2.01 million for the year ended December 31, 2021, from approximately $1.59 million for the year ended December 31, 2020. Such increase was primarily due to the strengthened online promotion of the company. As a percentage of revenue, selling and marketing expenses increased to 5.86% for the year ended December 31, 2021, from 5.18% for the year ended December 31, 2020.

General and administrative expenses

Our general and administrative expenses consist primarily of compensation for management, social security payment, depreciation of property and equipment, amortization of intangible assets and IPO related expense. Our general and administrative expenses decreased by $1.29 million, or 15.26%, to approximately $7.17 million for the year ended December 31, 2021, from approximately $8.46 million for the year ended December 31, 2020. As a percentage of revenue, general and administrative expenses decreased to 20.90% for the year ended December 31, 2021, from 27.58% for the year ended December 31, 2020.

Income from operations

As a result of the foregoing, we recorded income from operations of approximately $11.30 million for year ended December 31, 2021, compared $8.79 million for the year ended December 31, 2020.

Total other income (expense)

We had approximately $0.22 million in total other income (expense) for the year ended December 31, 2021, as compared to approximately $0.21 million in total other income for the year ended December 31, 2020. Total other income (expenses) for the year ended December 31, 2021 consisted of other income, net, in the amount of approximately $0.19 million and interest income in the amount of approximately $0.03 million. Total other income (expenses) for the year ended December 31, 2020 consisted of other income, net, in the amount of approximately $0.11 million and interest income in the amount of approximately $0.10 million.

Provision for income tax

We recorded income tax expenses of approximately $3.05 million for the year ended December 31, 2021, as compared to approximately $2.59 million for the year ended December 31, 2020; an increase of approximately $0.46 million, or17.88%. The increase in the income tax expense mainly resulted from the increase in our revenue.

Net income

As a result of the cumulative effect of the factors described above, our net income increased by approximately $2.06 million, or 32.07%, to approximately $8.46 million for the year ended December 31, 2021, from approximately $6.41 million for the year ended December 31, 2020.

Liquidity and Capital Resources

As of December 31, 2021, we had cash of approximately $16.85 million. To date, we have financed our operations primarily through net cash flow from operations. We expect to finance our operations and working capital needs in the near future from part of our net proceeds of the initial public offering and cash generated through operations.

We believe that our current levels of cash, combined with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for our operations and expansion plans for at least the next 12 months. We may, however, in the future require additional cash resources, due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

In utilizing the proceeds that we expect to receive from this offering, we may make capital contributions to our PRC subsidiaries, acquire or establish new subsidiaries, or give loans to our subsidiaries. However, uses of the proceeds by our PRC subsidiaries are subject to PRC regulations. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business”.

Our operations are primarily based in China. A significant portion of our transactions are settled in Renminbi and our financial statements are presented in U.S. dollars. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign currencies for current account items, including profit distributions, interest payments and trade- and service-related foreign exchange transactions, without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Our PRC subsidiary is allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. The ability of our PRC subsidiaries to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. See “Risk Factors—Risks Relating to Doing Business in China—We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” and “Risk Factors—Risks Relating to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Cash Flow Summary

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$7,304	$8,350
Net cash provided(used) in investing activities	561	(1,160)
Net cash used in financing activities	-	(4,348)
Effects of foreign currency exchange rate changes on cash	315	433
Net increase (decrease) in cash	8,180	3,275
Cash, beginning of period	8,665	5,390
Cash, end of period	$16,845	$8,665

Operating Activities:

Net cash provided by operating activities was approximately $7.30 million for the year ended December 31, 2021, as compared to approximately $8.35 million for the year ended December 31, 2020. For the year ended December 31, 2021, net cash provided by operating activities was mainly resulted from the net income of $8.46 million, the unearned revenues in the amount of approximately $0.14 million, and the depreciation of property and equipment and the amortization of intangible and other assets in the amount of approximately $2.54 million, the accounts receivable in the amount of approximately $1.45 million and the prepayments and other current assets in the amount of approximately $2.37 million. For the year ended December 31, 2020, net cash provided by operating activities was mainly resulted from the net income of $6.41 million, and the depreciation of property and equipment and the amortization of intangible and other assets in the amount of approximately $2.25 million, the accounts receivable in the amount of approximately $0.47 million, the other receivables-related party in the amount of approximately $1.01 million, and the unearned revenues in the amount of approximately $0.15 million.

Investing Activities:

Net cash provided in investing activities was approximately $0.56 million for the year ended December 31, 2021, as compared to approximately $1.16 million in net cash used in investing activities for the year ended December 2020. Net cash provided in investing activities for the year ended December 31, 2021 was mainly resulted from the purchases of property and equipment in the amount of approximately $0.03 million and disposal of property and equipment in the amount of approximately $0.59 million, while net cash used in investing activities for the year ended December 31, 2020 consisted entirely of purchases of intangible assets in the amount of approximately $1.16 million.

Financing Activities:

The company has no net cash used in financing activities for the year ended December 31, 2021.

Net cash used in financing activities was approximately $4.35 million for the year ended December 31, 2020 consisted entirely of dividends paid in the amount of approximately $4.35 million with respect to our Class B Ordinary Shares.

Accounts Receivable

Accounts receivable represents our right to consideration in exchange for goods and services that we have transferred to the customers before payment is due. Accounts receivable is stated at the historical carrying amount, net of an estimated allowance for uncollectible accounts. We review on a periodic basis for doubtful accounts for the outstanding trade receivable balances based on historical collection trends, aging of receivables and other information available. Additionally, we evaluate individual customer’s financial condition, credit history, and the current economic conditions to make specific bad debt provisions when it is considered necessary, based on (i) our specific assessment of the collectability of all significant accounts; and (ii) any specific knowledge we have acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require us to use substantial judgment in assessing its collectability. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Our management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. There was no allowance for accounts receivable set up by us as of December 31, 2021 and 2020, respectively.

The aging of all accounts receivable balance is within one year as of December 31, 2021.

Capital Expenditures

We made capital expenditures of approximately $0.28 million and approximately $1.2 million for the years ended December 31, 2021 and 2020, respectively. In these periods, our capital expenditures were mainly used for purchasing the office located in Shanghai for our operation and the development for our software. We plan to continue to make capital expenditures to meet the needs that result from the expected growth of our business.

Off-balance Sheet Commitments and Arrangements

We did not have any off-balance sheet commitments or arrangements as of December 31, 2021.

Impact of Inflation

To date, inflation in the PRC has not materially impacted our results of operations. However, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Impact of COVID-19

Following the global outbreak of COVID-19 in early 2020, our business operations and service provision to our customers in the PRC were temporarily disrupted since the Chinese New Year holidays of 2020, due to temporary suspension of operation of our offices, the Partnered Institutions and our enterprise customers in response to the respective local government’s policies. We have resumed operation in full since February 10, 2020. We had been closely monitoring and evaluating the effect of the COVID-19 pandemic on our services, especially financial and taxation solution services provided to our enterprise customers and education support services provided to our Partnered Institutions.

Meanwhile, considering that the PRC government had gradually relaxed the lockdown measures or travel restrictions and allowed resumption of business, the reported number of new cases had dropped from the height of the crisis and the slowdown in decrease in revenue and gross profit of our Group as illustrated below, we believe that the adverse effect on, and business interruption to, us as a result of the of COVID-19 pandemic is only temporary in nature.

Due to the impact of the COVID-19 pandemic, as compared to the year ended December 31, 2019, the total revenue of our Group for the year ended December 31, 2020 decreased by approximately $0.93 million, which was attributable to the decrease in revenue generated from financial and taxation solution services by approximately $1.68 million, but offset by the increase in revenue generated from education support services and software and maintenance services by approximately $0.05 million and $0.70 million, respectively. There is no further impact for the year ended December 31, 2021 as the total revenue of our Group for the year ended December 31, 2021 increased by approximately $3.63 million to approximately $34.30 million from approximately $30.67 million for the year ended December 31, 2020.

As a whole, our business and services were subject to different degree of delays, due to temporary suspension of business operations, lockdown measures and travel restrictions. In particular, our internal consultants and external experts have not been able to provide certain on-site consultation or meet face-to-face with our enterprise customers or deliver in-person seminars or talks at premises of our Partnered Institutions. For our financial and taxation solution services, save for the postponed completion of 24 financial and taxation related management or internal control management consultation projects resulting in expected delay in recognition of revenue of approximately RMB2.29 million (approximately $0.35 million) and cancellation or termination of 43 annual or regular consultation projects resulting in expected loss of revenue of approximately RMB13.18 million (approximately $2.02 million), our management confirmed that the COVID-19 pandemic had not resulted in any substantial delay or difficulties in discharging our obligations under any financial and taxation solution service contracts or agreements, and we had not been subject to any late charges or damages imposed on us by our customers. The aforesaid postponed projects were completed and the relevant revenue of approximately RMB2.29 million (approximately $0.35 million) was fully recognized by June 2020.

Our Partnered Institutions had temporarily suspended the provision of in-person trainings, seminars or talks to their participants, owing to travel restrictions, lockdown and/or quarantine measures imposed by local governments as well as the governments’ recommendation to maintain social distancing to reduce the chance of transmission of COVID-19. To mitigate the disruption of our services provided to our Partnered Institutions, we commenced offering technical support to online education courses to our Partnered Institutions. Since late May 2020, our Partnered Institutions resumed provision of in-person trainings, seminars and talks. None of our Partnered Institutions has terminated or requested compensation from our Group due to the COVID-19 pandemic.

For our software and maintenance services, due to temporary suspension of business operations or classes, six enterprise customers and eight universities or colleges cancelled their order of software, and accordingly we recorded loss of revenue of approximately RMB3.7 million (approximately $0.54 million) for year ended December 31, 2020. Given that sales of software and maintenance support services do not generally require a lot of face-to-face meetings with our customers on a day-to-day basis, we have not encountered or experienced and do not expect to encounter any material disruption to our software and maintenance services due to the COVID-19 pandemic. There is no order cancelled during the fiscal year ended December 31, 2021 by any of our customers or universities or colleges.

We believe that the COVID-19 pandemic caused a certain level of business disruption and had a negative impact to business results and financial performance of business enterprises in the PRC, which are our major customers for financial and taxation solution services, and, therefore business owners and entrepreneurs tended to tighten their budgets, reduced expenditures or postponed their projects in order to mitigate the impact of COVID-19 to their businesses at the initial stage of the outbreak. In addition, certain projects were referred by our Partnered Institutions. Due to the temporary suspension of in-person trainings, seminars or talks held by our Partnered Institutions, our promotion through these in-person activities to participants of our Partnered Institutions was also disrupted.

Following the resumption of in-person trainings, seminars or talks by our Partnered Institutions in late May 2020, our promotion to participants of our Partnered Institutions or referrals from Partnered Institutions gradually resumed. Since the reported number of new COVID-19 cases has dropped from the height of the crisis and business has resumed under the guidance of the PRC government, we believe that the demand in our financial and taxation solution services should continue to resume to pre-pandemic levels.

Critical Accounting Policies

We prepare consolidated financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and related notes. We periodically evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledged such election is irrevocable pursuant to Section 107 of the JOBS Act. As a result of our election, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of property and equipment and intangible assets, impairment of long-lived assets, allowance for doubtful accounts, allowance for deferred tax assets, uncertain tax position, and inventory allowance. Actual results could differ from these estimates.

Revenue recognition

Financial and taxation solution services

We derive our service revenue by providing financial and taxation solution service to our customers. Revenue is recognized over time based on the contract costs incurred to date through the service period. The service price is predetermined according to the nature and scope of services. There are no other obligations in our contracts, such as return, refund or warranties. Revenue and the cost of revenue are therefore both reported on a gross basis.

Education support services - sales of teaching and learning materials

Revenues from the sales of teaching and learning materials for which control of assets is transferred at a point in time is recognized when the goods are delivered to customers. The Company does not provide any sales-related warranties. There is no right of return by customers under the Company’s standard contract terms.

Education support services - Provision of marketing, operation and technical support services

Revenues from provision of marketing, operation and technical support services from the partnered institutions is recognized on a straight-line basis over the term of the partnership agreement. The transaction price inclusive of value added tax is recognized as a contract liability at the time of the initial transaction and is released on a straight-line basis over the period of service (usually one year).

Software and maintenance services

Standard software is a right to use license with no limited useful life. The Company recognizes revenues for such licenses at a point in time when the customer has received licenses and thus has control over the software. In case there is an update of the standard software, end customers or distributors are required to pay additional consideration to buy upgraded version.

Quantitative and Qualitative Disclosures about Market Risks

Foreign Exchange Risk

All of our revenues and substantially all of our expenses are denominated in RMB. In our consolidated financial statements, our financial information that uses RMB as the functional currency has been translated into U.S. dollars. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the RMB has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long the current situation may last and when and how the relationship between the RMB and the U.S. dollar may change again.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our interest rate risk arises primarily from short-term borrowings. Borrowings issued at variable rates and fixed rates expose us to cash flow interest rate risk and fair value interest rate risk respectively.

Inflation Risk

We are also exposed to inflation risk. Inflationary factors, such as increases in labor costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses.

INDUSTRY

All the information and data presented in this section have been derived from Frost & Sullivan’s industry report. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Key Assumptions to the data projection

Frost & Sullivan’s industry report was compiled based on the below assumptions:

1)	China’s economy is likely to maintain steady growth in the next decade;

2)	China’s social, economic, and political environment is likely to remain stable in the forecast period;

3)	The COVID-19 pandemic will be under effective control in the PRC along with government’s strict quarantine and prevention measures and will not affect the long-term economy development of the PRC.

For determining the projections of the industry, Frost & Sullivan performed the following steps:

1)	Reviewed the website and publicly disclosed data of the National Bureau of Statistics of China and International Monetary Fund for the macro economy trend of China.

2)	Conducted detailed primary research which involve discussing the status, market size, future trends with (1) industry experts; and (2) leading players to understand the market size and potential growth rate of the markets.

3)	Processed the data from the above-mentioned sources to come out the overall market size and forecast data of the industries in which the Company operates.

China’s financial and taxation solution services market

Financial and taxation solution services refer to a broad range of services that deal with financial goods or tax, such as business solutions, planning, tax analysis, evaluation, accountants and tax filling services, global payment services, etc. Major modules include the following five sectors:

●	Financial risk management: the practice of economic value in a firm by using financial instruments to manage exposure to risk.

●	Internal control management consultation: to assure the operational effectiveness and efficiency of internal control management system, internal audit and accounting system, reliable financial reporting, and compliance with laws, regulations and policies.

●	Tax planning: the analysis of a financial situation or plan to ensure tax efficiency.

●	Construction and optimization of accounting and financial information system: to establish or optimize the system that helps clients to collect, store, manage, process, retrieve and report their financial and accounting data.

●	Cost management: the process of planning, allocating and controlling the budget of a business.

Other service providers refer to service providers that provide a comprehensive range of financial and taxation services including mergers and acquisitions, new listing, etc., with financial and taxation solution services as only one of services provided. Examples of other service providers include security traders such as investment banks, financial advisory firms, and large-scaled accounting firms.

According to the International Monetary Fund (“IMF”), the macro economy of China is expected to grow at a Compound Annual Growth Rate (“CAGR”) of around 8% in the next five years.

According to the National Bureau of Statistics of China, the number of enterprises in China increased at a CAGR of approximately 18% from 2014 to 2019. Based on the historical growth rate and the promising macro economy of China, the number of enterprises in China is forecast to grow at a CAGR of over 10% in the next five years.

With the developing economy in China and the growing number of enterprises, the market size of China’s financial and taxation solution services market is forecast to grow at a CAGR of approximately 12.5% from 2020 to 2024, since enterprises are the major clients in this market.

Revenue of financial and taxation solution services market (the PRC), classified by providers, 2014-2024E: (RMB in Billions)

(Source: Frost & Sullivan)

According to Frost & Sullivan, the financial and taxation solution services market increased from approximately RMB35.3 billion (approximately $5.15 billion) in 2014 to approximately RMB70.1 billion (approximately $10.16 billion) in 2019, representing a compound annual growth rate, or CAGR, of approximately 14.7%. The market is forecast to reach approximately RMB119.1 billion (approximately $17.27 billion) in 2024, with a CAGR of approximately 12.5% from 2020 to 2024.

Comparing with other service providers, the businesses of solution service specialists is more concentrated. By 2019, revenue generated by solution service specialists accounted for 52.9% in the financial and taxation solution services industry in China, according to Frost & Sullivan, and the business line grew from approximately RMB17.8 billion (approximately $2.58 billion) in 2014 to approximately RMB37.1 billion (approximately $5.38 billion) in 2019, with a CAGR of approximately 15.8%. The business line is mainly driven by the professionalism and growing brand recognition and reputation of solution service specialists.

Since the outbreak of COVID-19 in late 2019, 31 provincial-level regions in the PRC have activated first-level emergency response to contain the spread of the COVID-19 pandemic. The large-scale postponement of work resumption adversely affected the economy in the PRC in 2020, resulting in a slower growth in revenue in the financial and taxation solution services market in 2020. However, the COVID-19 pandemic is expected to bring limited adverse impact to the financial and taxation solution services market in the long run, as the pandemic declines in China. Following the outbreak of COVID-19 in China, it became increasingly common for financial and taxation service providers to market and introduce their services and capabilities to potential customers based in different regions in the PRC through producing and broadcasting financial and taxation videos and programs through television and internet, so as to overcome the inconveniences imposed by different local governments from time to time to deter the spread and future development of COVID-19.

Since the reform program to replace the business tax with a value-added tax and the China Taxation Administration Information System was implemented nationwide in the PRC, the supervision by the relevant tax authority on the compliance of tax payment has become stricter. It is likely that enterprises, especially small ones, would seek financial and taxation solution service specialists rather than establish a system by themselves, since service providers are presumed to be more professional and cost effective.

With the development of big data and artificial intelligence, an increasing number of financial and taxation solution service specialists would strengthen their research and development specialists by using new technologies and integrating their comprehensive services into one intelligent system in order to enhance efficiency. Service providers with stronger brand recognition and reputation are more likely to gain market share. Hence, leading service providers may strengthen their market position through merger and acquisition so as to benefit from larger scale of operation, consolidation of resources, expanding customer base and capturing more market share. There has been a recent market trend for mergers by acquisitions, where financial and taxation solution services providers of different operational sizes and/or with different industry specialty were merged among themselves by acquisitions so as to benefit from a larger scale of operation, consolidation of resources, expanding customer base and capturing more market shares.

China’s education support services market

Education support services refer to the education and related services like sales of teaching and learning materials. Education market includes skill-oriented training and test-oriented training. Skill-oriented financial and taxation education support service is the training service mainly paid by employers to enhance employee’s financial and taxation skills. Accountants nowadays are not only required to master the traditional skills of storing, calculating and summarizing, but also need to acquire skills of advanced accounting such as value management, mergers and acquisitions, and accounting information. Along with the further development of accountancy in China, the demand for high-end talents in this area has increased in recent years. For those who are searching for senior positions or job mobility across business, financial and taxation education support service is useful and essential. Test-oriented training have a history of around 20 years in China. Participants of the financial and taxation tests prefer to take part in test trainings since the tests are difficult and the passing rates are relatively low. In recent years, an increasing number of participants are taking trainings as the consumption power increases.

Based on the data disclosed by the Chinese Institute of Certified Public Accountants, the China Certified Tax Agents Association, the Ministry of Finance and other official associations and departments, the number of candidates taking part in finance and tax certificates increased at a CAGR of over 30% from 2014 to 2019.

With the growing number of candidates, the market size of China’s education support services market is forecast to grow at a CAGR of approximately 27.9% from 2020 to 2024.

Related support service includes sales of teaching and learning materials and processing academic education applications.

Revenue of education support services market (the PRC), 2014-2024E: (RMB in Billions)

Source: Frost & Sullivan

Number of participants of education support services (in PRC), 2014-2024E: (Million)

Source: Frost & Sullivan

The education support services market has witnessed a rapid growth during the past several years. According to Frost & Sullivan Analysis, the market size increased from approximately RMB9.6 billion (approximately $1.39 billion) in 2014 to approximately RMB40.0 billion (approximately $5.8 billion) in 2019, representing a CAGR of approximately 33.0%. In 2017, the public examination for Certification of Accounting Profession was cancelled, resulting in a larger number of candidates taking part in the Accounting Professional and Technical Qualification examination This strongly drove the market, since the Accounting Professional and Technical Qualification examination is harder than the examination of Certification of Accounting Profession, and a larger percentage of Accounting Professional and Technical Qualification candidates would choose to take professional training in order to pass the examination.

The market is expected to keep growing as the companies are paying increasing attention to financial and taxation training. The market is forecast to increase from approximately RMB47.5 billion (approximately $6.89 billion) in 2020 to approximately RMB127.3 billion (approximately $18.46 billion) in 2024 with a CAGR of approximately 27.9%, based on Frost & Sullivan Analysis.

The online education support services market is still at an early stage, the total revenue increased from RMB1.1 billion (approximately $0.16 billion) in 2014 to RMB5.9 billion (approximately $0.86 billion) in 2019, representing a CAGR of approximately 39.9%, based on Frost & Sullivan Analysis. The market is expected to increase to RMB23.0 billion (approximately $3.33 billion) in 2024 with a CAGR of approximately 34.2% from 2020 to 2024. Individual participants accounted for 78.6% of the total participants online. Enterprise users still tend to use offline channels to participate in the trainings. However, as a consequence of the COVID-19 pandemic, it is expected that the practice of enterprises might gradually change and the development of online support services may expand in the coming future.

The offline education support services market increased from RMB8.5 billion (approximately $1.23 billion) in 2014 to RMB34.1 billion (approximately $4.94 billion) in 2019, representing a CAGR of approximately 32.0%, according to Frost & Sullivan Analysis. Going forward, Frost & Sullivan also forecasts that the market will keep the growing trend with a CAGR of approximately 26.8% from 2020 to 2024, reaching RMB104.3 billion (approximately $15.12 billion) in 2024. Individual participants accounted for 68.4% of the total participants online. Enterprise participants increased from 0.8 million in 2014 to 2.9 million in 2019.

There are three major drivers for education support services market in China:

●	Growing Demands for High Level Talents

There is growing demand for high level accountants with comprehensive capability. Enterprises in the PRC nowadays would like to choose talents with certifications. As high-level talents are highly valued by enterprises, individuals, including new graduates and those who are looking for career developments, are having stronger willingness to afford great cost on financial and taxation certification training, and in turn promote the development of the education support services market.

●	Online Education Revolution

With the increasing penetration rate of the internet and the development of online platforms, the online education market has witnessed strong growth and has provided new development opportunities to the education support services market. Proper online training courses, such as live classes, are more flexible and convenient for candidates, especially those who work full time, to arrange their study time. In addition, new technologies, such as big data and artificial intelligence, have provided innovation of learning platforms with more accuracy and interactivity. Due to these circumstances, the revolution of online education is considered as a significant driver for the great development of the education support services market.

●	Favorable Government Policy

In relation to the Opinions on Implementing the System of Lifelong Vocational Skills Training promulgated in 2018, it has been suggested that enterprises should establish lifelong vocation skills training system by diversifying the types of training and carrying out large-scale training regularly, vigorously developing private vocational skills training, encouraging enterprises to set up vocational training institutions, and promoting market-oriented trainings. Meanwhile, according to the Outline of the 13th Five-Year Plan for Accounting Reform and Development, continuing education system for accountants is encouraged, to constantly improve professional competence. Favorable government policies have promoted the vigorous development of the education support services market in the PRC.

In line with the development of businesses, high-end comprehensive accountants are highly welcomed by modern enterprises. The demand of high-level talents provides an opportunity for the education support services market. The training institutions nowadays are providing a wider range of service portfolio including in-depth professional knowledge of tax planning, internal control, prediction, decision-making and other fields related to accounting. As the policy changes in recent years, the demand for service providers with R&D capabilities to develop and update learning and training materials and software products for training and courses delivered by the educational institutions are also likely to increase in the future.

The revenue stream of online certification training services market shows great potential in recent years in line with the development of online platforms. An increasing number of trainees are showing interests towards online training as it’s more convenient compared with traditional offline training, and the electronic videos and files are easier to be stored and reviewed. The online business is expected to witness a growth in the coming future.

Education support services providers who also provide solution services may gain larger market share, since these providers generally have well-established customer bases, practical experience and industry know-how.

China’s software and maintenance services market

Software and maintenance services refers to the software and technical support service that helps companies to deal with financial and taxation related businesses. As the taxation policies have changed a lot and the awareness of the importance of management has increases in China in recent years, it is likely that an increasing number of enterprises would choose to use software and maintenance services.

Key segments of software and maintenance services include the following areas: 1) e-filing: by using the software provided by service providers, billings such as declaration forms could be filed electronically and automatically. Electronic invoicing is one of the major segments of e-filing in China. 2) Intelligent bookkeeping: Intelligent bookkeeping could help the enterprises to collect, store, sort, retrieve and summarize the data and bills for the users. 3) Customer Management: Intelligent Customer management allows the enterprises to store and sort the information of all customers online. The information could be checked and maintained anywhere anytime. 4) Financial and taxation training software: Financial and taxation training software is for teaching and learning related use. It ensures that users are prepared with the financial and taxation tools and skills needed for business and study. 5) Data Analysis; 6) Financial Training Support Services; 7) Other services, including financial and taxation technical support service for financial and taxation staff, etc.

According to the Ministry Industry and Information Technology of the PRC, China’s software services industry is expected to grow fast and maintain a growth rate of over 10% in the next few years.

Along with a growing software services industry and support from the central government in China, revenue of service providers in the software and maintenance services market in China is likely to continue to increase and reach RMB112.3 billion in 2024, representing a CAGR of 22.6% from 2020 to 2024.

Revenue of software and maintenance services market (China), 2014-2024E: (RMB in Billion)

Source: National Bureau of Statistics of China; Frost & Sullivan

Number of clients of software and maintenance services market (China), 2014-2024E: (Million)

Source: National Bureau of Statistics of China; Frost & Sullivan

Along with growing penetration rate of software and maintenance services and rising number of enterprises in China, according to Frost & Sullivan, number of clients of software and maintenance services market has increased from 2.3 million in 2014 to 8.0 million in 2019 with a CAGR of 28.3%. Meanwhile, revenue of software and maintenance services market has kept a rapid growth from RMB8.4 billion (approximately $1.22 billion) in 2014 to RMB38.4 billion (approximately $5.57 billion) in 2019 with a CAGR of 35.5%.

In the future, it is expected that increasing number of enterprises will adopt software and maintenance services. Hence, based on Frost & Sullivan’s analysis, number of clients of software and maintenance services market is expected to reach 16.8 million in 2024 with a CAGR of 15.3%. Also, revenue of software and maintenance services market in China is likely to continue to increase and reach RMB112.3 billion (approximately $16.28 billion) in 2024, representing a CAGR of 22.6% from 2020 to 2024.

There three major drivers for the software and maintenance services market in China:

●	Development of Internet Technologies

The development of internet technologies has changed various industries in China. Internet technologies provide enterprises technological base for the modernization of tax collection and help the enterprises to improve the management capability through big data and cloud computing. With the application and innovation of internet technologies, the tax collection has developed from face-to-face event into online event. Software and maintenance services could help tax bureaus with the online tax collection to reduce costs. The development of internet technologies is likely to drive the adoption of software and maintenance services in the future.

●	Higher Penetration Rate of Software and Maintenance Services

As the financial and taxation system has become increasingly complex in recent years, a growing number of enterprises prefer to outsourcing the sector to third parties or using software and technical support services. Software and maintenance services could collect and classify bills and invoices and help filling the tax receipts automatically and thus strongly improve the efficiency of the enterprises. It is likely that the penetration rate of software and maintenance services would increase in the future, as more companies may choose software and maintenance services to adapt to the changing and complex tax system.

●	Integration of Tax Systems

In recent years, central government of China has issued several policies in the field of tax, such as replacing business tax with value-added tax, promoting electronic invoicing, integrating certificates into one, etc. These policies have changed the traditional tax system and provided opportunities to software and maintenance services providers. At the meantime, the merging of national and local taxation departments and the establishment of China Taxation Administration Information System (CTAIS) have broken the regional barriers of financial and taxation services, providing a potential market for service providers to offer trans-regional services in the future.

The software and maintenance services of each business line have been generally separately provided by different service providers in recent years. However, in line with the development of technology and establishment of CTAIS, integrated service, including e-filling, intelligent bookkeeping and customer management, is likely to be highly welcomed by enterprises. The big data analytics technology has kept developing in recent years and has strongly affected a wide range of businesses, including software and maintenance services. Big data analytics transform data into practical information in order to help enterprises to improve business visibility and provide insights of their businesses. The demand for software and maintenance services with big data analytics is expected to augment the prospects of growth of this sector in the market.

BUSINESS

Overview

We are a leading financial and taxation service provider in China, in terms of revenue, as cited in the industry report of Frost & Sullivan. We have operated as a dedicated financial and taxation solution service specialist of professional services in China for over 17 years. We focus on providing (i) financial and taxation solution services; (ii) education support services; and (iii) software and maintenance services in the PRC under our “Lichen” brand. With over 17 years of operation history, we have gained substantial experience and established a solid reputation with our proven track record in the PRC.

Leveraging our business relationships with our Partnered Institutions, our expertise and experience obtained in the financial and taxation solution services market, and our experience in developing financial and taxation training software and financial and taxation analysis software by our R&D department, we launched a new business line of software and maintenance services in 2019 to expand our software product offerings to enterprise customers, universities, colleges and educational institutes and have started to generate revenue from provision of such services since then.

In recognition of our expertise and experience earned from over 17 years in the financial and taxation solution services industry, we have built up our reputation as a financial and taxation solution services provider of professional services in the PRC. From 2012 to 2020, we were recognized as one of the Top 50 Providers of Management Consulting Services in China for eight consecutive years by the China Enterprise Confederation Management Advisory Committee.

According to the industry report of Frost & Sullivan, which is our source of our industry information, we ranked first in terms of revenue among the solution service specialists with a market share of approximately 0.5% in the PRC financial and taxation solution services market in 2019, and tenth in terms of revenue with a market share of approximately 0.1% in the PRC education support services market in 2019. Our Partnered Institutions, located in 12 provinces or municipalities and 23 cities in the PRC, are education services providers which mainly engage in the organization of various seminars, talks and training courses to entrepreneurs, senior executives, as well as financial and taxation executives. Through our business relationships with these Partnered Institutions, we are able to, on the one hand, provide our education support services to them and, on the other hand, by leveraging their business networks and their geographical coverage, promote our brand name and services to the participants of these seminars, talks and courses organized by them.

Our Services

We primarily provide (i) financial and taxation solution services; (ii) education support services; and (iii) software and maintenance services in the PRC. The connections and synergies amongst our services are illustrated in the diagram below:

The financial and taxation solution services provided to our enterprise customers mainly comprise financial and taxation related management consultation, internal control management consultation, annual or regular consultation, and internal training and general consultation.

The education support services provided to our Partnered Institutions mainly comprise the provision of marketing, operational and technical support and the sales of teaching and learning materials.

The software and maintenance services provided to our enterprise customers mainly comprise the sales of financial and taxation analysis software and sales of financial and taxation training software.

Financial and Taxation Services

We focus on our financial and taxation solution services to business enterprises in the PRC. We believe that every enterprise, regardless of its size, should adopt a sound financial and taxation management system for growth and sustainable development. Our financial and taxation solution services are customized based on the specific needs and requirements of our customers.

When we accept an engagement for financial or taxation solution services, we will first assess the customer’s needs and background so that we can have a general picture of the problem they face and the potential solution suitable for the case. Thus, we can quote a service fee based on our preliminary analysis on the total hours and experts to be used on this case according to its nature and the scope of service. The service fee is calculated on a case-by-case basis. We negotiate and fix the fee before the engagement start and collected in each phase of the engagement.

Our team consists of internal consultants and external experts with extensive experience and knowledge in the financial and taxation solution services industry. As of the date of this prospectus, our team is comprised of 47 external experts and 253 internal consultants of our company that are responsible for providing financial and taxation solutions to our customers. In particular, all of our internal consultants possess professional qualifications in accounting and the majority of our project managers or directors were intermediate accountants, senior accountants or certified public accountants, as of December 31, 2021. In addition, as of December, 2021, over 80.0% of our external experts were registered certified public accountants or registered certified tax agents, and over 85.0% of our external experts possessed a master’s degree or doctoral degree, with a number of them recognized as leading individuals in the financial and taxation field, who have served as lecturers in major universities in the PRC, published teaching materials, books and case studies on a wide range of taxation, risk management and corporate governance related subjects and have been granted awards or subsidies from the governmental bodies, including the State Council of the PRC.

We have established and implemented stringent policy for selection of our external experts and recruitment of our internal consultants. When selecting a suitable candidate, we will take into account a number of factors, including their academic background, professional qualifications, working experience, reputation and influence in the financial and taxation industry. With our consultants and experts under the supervision and guidance of our management team, we believe that we are capable of providing customized and practical solutions to cater to our customers’ diversified financial and taxation needs in an effective manner. The experience and expertise of our team is designed to also help enhance the quality and standard, and ensure consistency, of our services.

We generally enter into Expert Cooperation Agreements with the external experts. Set out below is a summary of the principal terms of the Expert Cooperation Agreement:

Validity period	Fixed term of five years from the date of the Expert Cooperation Agreement.

Payment terms	We typically apportion 50% of the amount received under the financial and taxation solution projects to the external expert by way of progress payment if we require their assistance in these projects.

Intellectual property rights	Any intellectual property rights arising from the implementation of the Expert Cooperation Agreement belong to our Subsidiaries.

Confidentiality	Any technology secrets and trade secrets are to be kept confidential by the external expert and this obligation survives the expiration of the Expert Cooperation Agreement for a period of five years.

Exclusivity	The external expert will not provide results of the collaborations with our Subsidiaries on education courses and financial and taxation solution projects or related services to any third parties during the term of the Expert Cooperation Agreement.

Restrictive covenant	The external experts are prohibited from dealing with our customers directly during the term of the Expert Cooperation Agreement and three years after its expiration.

Termination	The Expert Cooperation Agreement may be terminated by mutual agreement reached by both parties.

Workflow of our financial and taxation solution projects

Once customers inform us of their needs, we undertake a preliminary assessment and proposal to analyze the feasibility of the customer projects and to set out the timeline of the projects. We then enter into agreements with customers. Thereafter, we conduct an on-site inspection and on-site training, provide diagnosis reports, and have ongoing discussions with customers until they are satisfied with our recommendations.

We endeavor to utilize stringent quality control over the services we provide to our customers, with the goal of providing customized solutions based on the actual business and financial condition of each customer. We have devised a number of tools and measures to ensure that consistent, professional and high-quality services can be rendered by our consultants and experts to our customers. Further, we keep abreast of the relevant financial and taxation laws and regulations in the PRC and economic development, such that our advice to our customers corresponds with the latest trends and development in the financial and taxation regulations and policies of the PRC and is practical to our customers in light of the then existing business environment.

With the experience of our internal consultants, we are able to tailor solutions to our customers’ needs. Our internal consultants, apart from possessing professional qualifications in accounting, are also experienced personnel in the financial and/or taxation sectors, as our internal recruitment policies require our internal consultants and project managers to possess at least three and seven years of relevant working and/or consultancy experience, respectively. As such, we believe that our internal consultants have ample experience in the financial and/or taxation sectors to execute our financial and taxation solution projects.

Our work cycle typically spans a period of 10 to 16 weeks, with approximately two to four weeks allocated to planning and designing the diagnosis report, seven to nine weeks allocated to implementing the consultation plan and providing guidance to our customers and one to three weeks allocated to assessment. We typically assign three internal consultants to form a working team. Our internal consultants are also required to provide their services on an as-requested basis for our annual and regular consultation services.

Our internal consultants will, depending on the complexity of the project, work on-site from time to time. During on-site inspections, our internal consultants will strive to understand the business operations and goals of our customers by:

(i)	conducting interviews with directors, senior management and employees of the enterprise;

(ii)	reviewing corporate and financial documents, including those relating to history and corporate structure, organization structure, human resources management, internal control measures and sales invoice;

(iii)	reviewing business plans of the enterprise; and

(iv)	observing the day-to-day operations of the enterprise, etc.

Such on-site inspections can assist our internal consultants in devising the project diagnosis report. The project diagnosis report aims to point out the shortcoming, if any, of the current system of the enterprise and enables the enterprise to achieve its goals. The diagnosis report is then submitted to our quality control department for its approval before we submit the final version to our customers to implement. The implementation of the approved diagnosis report relies on our internal consultants to provide training to the employees of the customers and on-site guidance, to ensure the implementation process can adhere to the actual needs and problems of the enterprise, and to provide timely advice to the enterprise whenever the enterprise encounters any issues or difficulties during implementation.

By implementing the recommended measures set out in the project diagnosis report, we believe our customers are empowered to mitigate or lower their operational and financial risks, strengthen their management capabilities and increase their financial, taxation and/or internal control awareness, thereby improving their results of operations and maintaining their sustainability.

Scope of our financial and taxation solution services

1. Financial and taxation related management consultation

We provide financial and taxation related management consultation services covering four aspects, namely, (a) cost management; (b) financial risk management; (c) computerized financial information systems; and (d) financial management system optimization. We identify weaknesses in our customers’ financial and taxation related management and provide advice and internal trainings to enhance the enterprise’s overall financial and taxation related management capabilities.

The areas, contents and intended benefits of our financial and taxation related management consultation services are set out below:

Area of Services	Contents of Services	Intended benefits for customers
Cost management

●  Formulation of:

— Procurement policy (including procurement procedures, suppliers management and contract management)

—   Payment policy (including credit assessment and credit policy)

— Inventory management policy (including inventory accounting and optimal inventory management)

—  Production management (including control on raw materials, direct labor cost management and manufacturing expense management)

Assist our customers in improving workflow and systems to provide practical cost control solutions to achieve cost savings and improve profits

Financial risks management

●  Formulation of financial risk management procedures (including risk identification, risk measurement and risk control)

●  Assist customers in setting out a financial budget and formulating a capital plan

●  Setting up financial risk warning system and crisis management system

Assist our customers in identifying financial risks involved in business operation, provide practical solutions to rationalize customers’ financial conditions to analyze current financial risks and avoid future financial risks

Computerized financial information system

●  Selection of financial management software and servers

●  Design of integration of business and financial processes

●  Formulation of system standardization and financial accounting standardization

●  Initial design of computerization works

●  Operational tracking and improvement of computerization

Assist our customers in transforming their manual financial information management system to a computerized system, to reduce human resource costs, increase data timeliness and accuracy and improve financial management efficiency and effectiveness

Financial management system optimization

●  Formulation of cash budgets and plans

●  Establishment of comprehensive budget management

●  Improvement of internal control system

●  Development of finance team

●  Formulation of financial analysis and financial evaluation system

Assist clients in strengthening financial management concepts and financial management methods, developing financial analysis tools and evaluation systems to standardize financial management objectives, thereby improving corporate management efficiency and supporting corporate development strategies

2. Internal control management consultation

We provide internal control management consultation services covering three aspects, namely, establishment of an (a) internal control management system; (b) internal audit system; and (c) accounting system to enhance internal control and accounting capabilities. We identify weaknesses in our customers’ internal control, internal audit and accounting systems and recommend remedial measures to enhance the enterprise’s overall internal control and accounting capabilities.

The areas, contents and intended benefits of our internal control management consultation services are set forth below:

Area of Services	Contents of Services	Intended benefits for customers
Establishment of an internal control management system	● Improvement of internal control environment ● Establishment of internal control system and process ● Optimization and improvement of control procedures ● Formulation of internal control manual	Assist our customers in establishing or enhancing internal control management systems to monitor procedures, improve business efficiency, increase financial reliability and integrity and ensure compliance with relevant rules and regulations

Establishment of an internal audit system

●  Adjustment of the organizational structure and enhancement of the authority of the internal audit unit

●  Improvement of the independence of internal audit unit and internal auditors

●  Building up of the internal audit unit and team

●  Improvement of internal audit system through information technology tools

●  Establishment of internal audit system

Assist our customers in establishing or enhancing an internal audit system to identify and rectify operational or financial weaknesses and improve overall business efficiency and performance, in order to achieve effective control of risks through internal audit

Establishment of accounting system	● Establishment of organizational structure and division of work responsibilities ● Standardization of business process ● Standardization of accounting process	Assist our customers in establishing or enhancing the accounting systems to sort out and systemize accounting policies and procedures, strengthening the effectiveness and accuracy of accounting and practicality of financial reports and analysis

3. Annual or regular consultation

We provide annual or regular consultation services in (a) finance; (b) taxation; and (c) post financial and management or internal control project implementation. Our annual consultation services are generally provided immediately after our financial and taxation related management consultation projects or internal control management consultation projects, to ensure the continuous implementation of our suggestions under the respective projects, and to provide continuous advice and guidance on day-to-day internal operation matters for our customers. In particular, our annual consultation services include (i) tracking and enhancing the implementation of our recommendations provided under our financial and taxation related management consultation projects or internal control management consultation projects; and (ii) providing new suggestions and guidance where new circumstances arise in our customers’ day-to-day operations which render our previous recommendations invalid or inapplicable.

We also provide regular consultation services on financial and taxation matters to our customers on a stand-alone basis. Our regular financial consultation services include (i) financial consultation, which refers to providing guidance on accounting, auditing, financial analysis and financial risk management and control, establishment of financial management systems and daily financial consultations; (ii) compliance consultation, which refers to providing our customers with information about the latest laws and regulations on financial management and assisting them to correctly understand and adopt appropriate financial tools; and (iii) professional training, which refers to providing training on latest financial and taxation policies of the PRC, financial management, disclosure requirements of financial reports and any other specific areas for which our customers require training. Our regular taxation consultation services include (i) taxation consultation, which refers to assisting our customers to identify the relevant types of taxes and preferential tax treatments applicable to them; (ii) professional training, which refers to providing training on latest taxation policies of the PRC and their implementation; and (iii) tax inspection assistance, which refers to assisting our customers to prepare for tax inspection conducted by the relevant tax authorities.

As part of our annual or regular consultation services, our internal consultants, at the request of our customers, will also meet at our customers’ premises once a month to provide on-site consultation services.

4. Internal training and general consultation

Apart from financial and taxation related management consultation, internal control management consultation and annual or regular consultation services, we have commenced providing on-site internal training services to our customers, as of January 2019.

In addition, we also provide general consultation to our customers on an ad-hoc basis at customers’ requests on relatively simple matters, as compared to our other types of consultation services which generally involve more complicated, tailor-made and in-depth analysis and practical solution proposals.

Education Support Services

Our education support services are mainly provided to our Partnered Institutions. As of the date of this prospectus, we collaborate with 25 Partnered Institutions in 12 provinces or municipalities and 23 cities in the PRC. The Partnered Institutions are education services providers which mainly engage in organization of various seminars, talks and training courses to entrepreneurs, senior executives, and financial and taxation executives, etc. From the personal and business networks of our management, as well as our marketing initiatives (being our talks, seminars hosted by the Partnered Institutions and the website shared by the Partnered Institutions), potential customers who wish to set up education institutions may approach us and initiate discussions with us, with an aim to becoming our Partnered Institutions.

Scope of our education support services

1. Marketing, operational and technical support

Lichen Zixun enters into Partnership Agreements with the Partnered Institutions to provide marketing, operational, technical and other support as part of our educational support business for the Partnered Institutions. We allow the Partnered Institutions to use our “Lichen” brand name to operate their education business and we provide our internal consultants to conduct high-end courses aimed at financial and taxation practitioners, other support services such as marketing and operational support and information technology services to the Partnered Institutions.

2. Sales of teaching and learning materials

We also generate revenue from the sales of teaching and learning materials to the Partnered Institutions. The financial and taxation related teaching and learning materials are sold to the Partnered Institutions for their education business. We developed courses in relation to (i) accounting licensing, (ii) accounting practice, (iii) financial management, (iv) financial tools, (v) non-financial management and (vi) taxation practice courses.

Cooperation with our Partnered Institutions

We believe that by leveraging the business relationships with our Partnered Institutions in the past six years, as well as the expertise and experience that we have established in the financial and taxation solution services market over the years, we have built a unique business model and have generated synergies amongst the services that we provide as evidenced by the growth of our business.

For the years ended December 31, 2021 and 2020, the total revenue from our education support services was approximately $4.64 million and $4.56 million, representing approximately 13.52% and 14.86%, respectively, of our total revenues for the same periods.

It is a key and crucial element of our Subsidiaries ’s business model and marketing strategy to cooperate with the Partnered Institutions, which has created an important source of referrals for our Subsidiaries ’s financial and taxation solution services. For the years ended December 31, 2021 and 2020, 155 and 176 financial and taxation solution projects, respectively, were obtained from the referrals made by our Partnered Institutions, representing approximately 38.60% and 41.22%, respectively, of the total number of financial and taxation solution projects and approximately 48.60% and 58.41%, respectively, of the revenue of financial and taxation solution services during the same periods.

As to collaboration with these education institution operators, we carry out internal assessments to evaluate the potential and capability of such customers. Our internal assessments take into account the economic status, personal and business connections and the business belief of the intended education institution operators. They are typically required to have good standing and strong financial backgrounds, and their intended business location is expected to be in line with our Subsidiaries ’s strategic development plan, such that they may assist our Subsidiaries to tap into those areas as we have planned. Should they reach our internal assessment standards, we require them to have an assessment interview with our personnel. Our operations department will also conduct a feasibility study and consult with the institution in order to choose a strategic location for the Partnered Institution. Upon passing the assessment interview, we will enter into a Partnership Agreement with the intended education institution operator, after the terms of the agreement are agreed upon. Upon expiration of the Partnership Agreement, we will conduct another internal assessment of the performance and future prospects of the Partnered Institution, to determine whether the Partnership Agreement should be renewed.

As of the date of this prospectus, we have agreements with 25 Partnered Institutions, including Jinjiang Xingminqi Accounting Vocational Training School and Quanzhou City Lichen Accounting Vocational Training School, which are controlled by Ya Li, our CEO, and the rest of them are unrelating third-party. Set out below are the principal terms of the Partnership Agreement:

Validity period	Fixed term of five years from the date of the Partnership Agreement.
Payment terms	A fixed fee is payable annually by way of bank transfer and no progress payments are resulted from the Partnership Agreement. The annual fees payable under the first year are to be settled within seven days after signing the Partnership Agreement, and the annual fees for the remaining years are to be paid in a specified month as agreed between our Subsidiaries and the Partnered Institution. For details relating to the pricing of the annual fees we charge Partnered Institutions, please refer to “Pricing” in this section. As for online courses, we charge a fixed fee ranging from RMB200 to RMB500 for each audience recruited by the Partnered Institution depending on the topics of the online courses.
Exclusivity

Our Partnered Institution is prohibited from dealing with any third parties where the scope of cooperation is similar to the Partnership Agreement, failing which, we have the right to terminate the Partnership Agreement and request our Partnered Institution to pay damages.

We will not enter into similar partnership agreements with third parties who intend to conduct business in the Specified District without the consent of our Partnered Institution.

Termination

Our Subsidiaries may elect to terminate the Partnership Agreement if:

(i)           our Partnered Institution breaches the terms and conditions of the Partnership Agreement; or

(ii)          the shareholding of our Partnered Institution has undergone changes without our prior written consent.

Our Partnered Institution may elect to terminate the Partnership Agreement if our Subsidiaries is unable to deliver our services under the Partnership Agreement within a reasonable time after being urged by our Partnered Institution.

Remedial measures

Where our Partnered Institution is in breach of the terms and conditions of the Partnership Agreement, our Subsidiaries will not return any fees already paid by the Partnered Institution and the Partnered Institution has to pay us a sum equivalent to two years of service fees as a penalty.

Where our Subsidiaries is in breach of the terms and conditions of the Partnership Agreement, our Subsidiaries will return the remaining portion of the fees paid which is proportionate to the remaining contract period under the Partnership Agreement to the Partnered Institutions.

Software and Maintenance Services

Lichen Zixun has been providing a financial and taxation training software and academic affairs management system to our Partnered Institutions as part of our services under the Partnership Agreements. Leveraging our understanding of corporate needs on financial and taxation management and analysis tools in daily operation of our enterprise customers, we began in 2017 to invest and develop our first financial and taxation analysis software, namely, Enterprise Financial Intelligence Analysis System V1.0, and have commercialized it for sale to our enterprise customers since 2019.

With respect to our Lichen Education Accounting Practice System V1.0, a financial and taxation training system that was developed in 2014, it is focused on students’ or users’ practice experience by resembling, illustrating and providing practices on various accounting tasks, such as bookkeeping, tax computation, filing tax returns and issuing valued-added tax invoices in actual business practices. Thereafter, we updated and developed some new training systems based on Lichen Education Accounting Practice System V1.0.

Lichen Education has eight copyrights for financial and taxation training software, to date. As of the date of this prospectus, we have not experienced any product recalls, liability claims or material complaints on our software products. For details, please see “Research and Development” under the “Business” section.

After Sales Services

Our customers who engage us for our financial and taxation related or internal control related management consultation services may attend courses provided by the Partnered Institutions. Continuous trainings can enhance the financial and taxation concepts of our customers and ensure the continuous implementation of the financial and taxation solutions we provided to them. We also provide general customer care by responding to customer queries from time to time, in order to timely resolve their problems.

From time to time, the Partnered Institutions will also host talks and seminars conducted by our experienced senior management personnel, internal consultants or external experts and invite our customers to attend. As for our Partnered Institutions, we provide continuous support to them, including operational and technical support in school management and operation and trainings to Partnered Institutions’ staff and employees. With respect to our software products, we offer software installation, training and after sales technical and maintenance, such as telephone, instant communication and remote support services within one year of purchase for our financial and taxation training software and financial and taxation analysis software.

Corporate Structure

We are a Cayman Islands exempted company limited by shares. The following diagram illustrates the corporate structure of the Company as of the date of this prospectus and upon completion of this offering:

Lichen China Limited was incorporated on April 13, 2016 under the laws of the Cayman Islands. As of the date of this prospectus, the authorized share capital of the Company is US$50,000 divided into 1,000,000,000 Class A Ordinary Shares and 250,000,000 Class B Ordinary Shares, of which 13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares are issued and outstanding. The Company is a holding company and is currently not actively engaging in any business. The Company’s registered office provider in the Cayman Islands is Ocorian Trust (Cayman) Limited and the Company’s registered office is at Windward 3, Regatta Office Park, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands.

Legend Consulting BVI was incorporated on December 20, 2013 under the laws of the British Virgin Islands with limited liability. Legend Consulting BVI is a wholly owned subsidiary of the Company. Legend Consulting BVI is a holding company and is currently not actively engaging in any business.

Legend Consulting HK was incorporated on January 8, 2014 under the laws of Hong Kong. Legend Consulting HK is a wholly owned subsidiary of Legend Consulting BVI. It is a holding company and is not actively engaging in any business.

Lichen Zixun was incorporated on April 14, 2004 under the laws of the PRC. Lichen Zixun is a wholly owned subsidiary of Legend Consulting HK and is our main operating entity.

Lichen Education was established on July 30, 2014 under the laws of PRC. Lichen Education is a wholly owned subsidiary of Lichen Zixun and is our operating entity.

Sales and Marketing

We believe brand recognition to “Lichen” is critical to our ability to attract new customers and retain business collaboration and maintain our relationships with our existing clientele, and our promotion and marketing efforts are designed to enhance our brand awareness and reputations among them. Generally, we attract new customers with referrals from our Partnered Institutions and personal and business networks of our executives and directors.

In addition, we organize marketing activities, such as seminars, talks and consultation events with our Partnered Institutions, business federations and business associations, leveraging our accumulated resources and connections. Through the business relationships with our Partnered Institutions, we strive to provide our education support services to them, and by leveraging their business networks and their geographical coverage, we endeavor to promote our brand name and services to the participants of these seminars, talks and courses organized by them. We have deployed external experts and internal consultants to participate in and deliver more than 1,000 talks, courses and seminars organized for their target audience.

To highlight our efforts, we have co-hosted the 2018 China Management Consulting Innovation Forum with the China Enterprise Confederation Management Advisory Committee and hosted the 2019 Excellent Financial Manager Summit Forum in Xiamen, both of which were well attended by business leaders, senior government officials, university professors and financial and taxation executives.

We also promote our brand to a wide audience nationwide by multi-marketing strategies, which comprise (i) production and broadcasting of financial and taxation videos and programs, (ii) internet and conventional advertisement placing, and (iii) organizing and sponsoring marketing events and activities.

(i) Production and broadcasting of financial and taxation videos and programs

We believe that broadcasting our financial and taxation videos and programs on television and the internet can promote the professionality of our brand image to a wider group of targeted audiences, by matching the content of the programs with the relevant television programs and/or internet websites and domains. Our external experts, internal consultants and senior management have participated in our promotional activities, such as appearing on television broadcasts and popular online video websites that feature our practical financial and taxation videos and programs. The television programs, which include the participation of our external experts, have been broadcasted on various selected television channels, while our videos, featuring our external experts, internal consultants and senior management, have been shown on popular and selected third-party online video platforms, such as iQIYI, Tencent Video, TouTiao, Sohu Video, Bilibili, etc.

(ii) Internet and conventional advertisement placing

We plan to place advertisements on the internet and through social media platforms, all of which could be conveniently accessed by our targeted customers. We also intend to publish advertisements in selected financial magazines and newspapers. In addition, we plan to lease billboard advertising space and light box displays situated on highways and floor spaces, pillars and ceiling spaces in airports and metro stations, as well as the interiors and exteriors of trains, in order to attract potential new customers. According to Frost & Sullivan, it is a common advertising method for financial and taxation solution service providers to promote their services and brand awareness through placing advertisements on billboard and/or light box displays as well as other internet and conventional advertisement placing. We believe that strategic locations and high visibility of our billboards may give us an opportunity to engage in high-profile brand building. We will mainly place our advertisements in Beijing, Shanghai, Xiamen and Chengdu. We will also enhance the advertising spaces by integrating newer technologies, applications and techniques. We plan to include QR codes printed on our advertisements providing convenient access to the website of our Company and our online financial and taxation videos and programs.

(iii) Organizing and sponsoring marketing events and activities

We plan to further promote our brand by organizing national financial competitions and sponsoring different types of events and activities tailored for participation by high-end entrepreneurs. We encourage our Partnered Institutions and enterprise customers to participate in the national financial competitions. We also plan to sponsor high-end entrepreneurs’ events and activities, such as golf tournaments, to expand and strengthen our client base. We have already organized and sponsored four golf tournaments. After each golf tournament, our players are invited to attend awards ceremonies and banquets, which provide them with opportunities to exchange business contacts and allow our sales and marketing personnel to approach our targeted and potential customers.

Awards and Recognition

As a result of our efforts to provide quality financial and taxation solution service, and develop brand recognition, trust and confidence from our customers, we have received the following awards and recognitions:

Award/Recognition	Year	Awarding/Admission Organization/Authority

Top 50 Providers of Management Consulting Services in China	2012-2020	China Enterprise Confederation Management Advisory Committee

Trustworthy Providers of Management Consulting Services in China	2018	Corporate Management Magazine

First Batch Recommended List of National Providers of Management Consulting Services in China	2017	Ministry of Industry and Information Technology of the PRC

Customers

Our customers primarily consist of business enterprises in respect of our financial and taxation solution services, Partnered Institutions in respect of our education support services, and business enterprises and universities, colleges or other educational institutes for our software and maintenance services.

We have a diverse customer base consisting of listed companies, state-owned enterprises, government authorities and other business enterprises, especially small and medium-sized enterprises, in the PRC, spanning across more than 20 industries, such as manufacturing, wholesale or retail, food processing, information technology, software and related technical services, construction, property development, commercial and financial services, agriculture and fishery, catering, hotel and accommodation, transportation, postal services and warehousing, telecommunication, broadcasting and media services, research and development, oil refinery, gas or electricity supply, environment management, public facilities management, culture, sports and entertainment, water supply, repairs and public administration. Besides spreading across different industry sectors, we also enjoy a customer base with broad geographical locations in the PRC.

For the years ended December 31, 2021 and 2020, sales to our five largest customers amounted to approximately $2.03 million and $1.3 million, representing approximately 5.90% and 4.22%, respectively, of our total revenue. As of the date of this prospectus, we have no customer that accounts for more than 10% of our revenue.

Suppliers

Our suppliers primarily consist of the external experts, education and office materials providers, including education materials and textbooks, software developers and technology vendors, and a media company in the PRC. For the years ended December 31, 2021 and 2020, purchases from our five largest suppliers amounted to approximately $2.07 million and $1.84 million, which accounted for approximately 84.30% and 68.39%, respectively, of our total purchases. For the year ended December 31, 2021, Guangzhou Xingjinhui Trade Co., Ltd, Beijing Duoying Times Culture Media Co., Ltd and Jimei University contributed approximately 29.1%, 26.3% and 17.2% of total purchases of the Company, respectively. For the year ended December 2020, Guangzhou Xingjinhui Trade Co., Ltd, Beijing Duoying Times Culture Media Co., Ltd, and Jimei University contributed approximately 21.3%, 19.7%, and 12.1% of total purchases of the Company.

Our Competitive Strength

We have a recognized “Lichen” brand in the financial and taxation solution services industry in the PRC

From 2012 to 2020, we were recognized as one of the Top 50 Providers of Management Consulting Services in China for eight consecutive years by the China Enterprise Confederation Management Advisory Committee, which has enabled us to build the “Lichen” brand reputation for comprehensive and customized financial and taxation solution services in the PRC. Our revenue slightly decreased in 2020, due to the impact of COVID-19. The increasing demand for financial and taxation solution services and favorable government policies have brought us increasing opportunities in the financial and taxation solution services industry.

The tax system in China is complex because it applies 18 different types of taxes, along with accounting standards including 1 basic standard, 41 specific standards and 13 explanation standards. Therefore, a professional financial and taxation solution become a critical internal control method for enterprises. The PRC government has issued a series of policies that emphasize on the standardization of Chinese enterprises’ accounting procedures, especially for small and micro enterprises. In 1999, the State council amended the Accounting Law of the PRC to require organizations and enterprises without accounting departments to commission a professional third-party service provider to provide bookkeeping. The Accounting Standard for Small Enterprises issued by Ministry of Finance in 2011 and the Opinions of the State Council on Supporting the Sound Development of Micro and Small Enterprises issued in 2014, the government sets a standard to regulate the accounting measurement and encourages micro and small enterprises to seek for professional financial and taxation solution advice and services. These policies could effectively facilitate and enhance the stable development of the financial and taxation solution services market.

In recent years, the PRC government has issued policies for the benefit of micro and small sized enterprises in China. However, it can be a challenge for the micro and small sized enterprises usually need to learn and apply the new policies. For instance, in June 2020, as a relief in response to the COVID-19 pandemic, the Chinese State Administration of Taxation published the “Announcement of the Administration of Taxation on delaying the payment of income tax in 2020 by small and low profit enterprises and individual industrial and commercial households”. In July 2021, the Chinese State Administration of Taxation published the “Guidelines for preferential tax policies for micro and small enterprises and individual industrial and commercial households”. Additionally, the Chinese State Administration of Taxation announced a new version of the governmental management system Golden Tax System, which was expected to be effective by the end of 2021. Specifically, compared to Golden Tax System Phase III, the upcoming Golden Tax System Phase IV is going to require disclosure of not only the enterprises’ tax-related activities in China but also other non-tax events, including the companies’ daily operation, the information sharing between different banks, human resource, tax payment, completion of registration and so on. The new standards require a higher transparency and structured management of the enterprise and provide increasing opportunities in the financial and taxation solutions services market. We provide services to micro and small enterprises by researching and understanding the new policies, help them navigate the complex and evolving regulatory system in China, and provide financial and taxation solutions that are most profitable and suitable for them in a more efficient way.

We believe that our established market position, proven operating track record and trusted “Lichen” brand will enable us to seize these opportunities and further strengthen and consolidate our established position in the fast-developing PRC financial and taxation solution services industry.

We enjoy the synergies from the business relationships with our Partnered Institutions

Pursuant to the Partnership Agreements entered into with our Partnered Institutions, Partnered Institutions operate their education institutions under our brand name “Lichen”. Through the various seminars, talks and courses organized by our Partnered Institutions under our brand name, we endeavor to reach a larger target audience and therefore expand our customer reach to their participants who are entrepreneurs, senior executives, as well as financial and taxation executives, etc. from 11 provinces or municipalities and 21 cities in the PRC. For the years ended December 31, 2021 and 2020, 155 and 176 financial and taxation solution projects, respectively, were obtained from the referrals made by our Partnered Institutions through our engagement, representing approximately 38.60% and 41.22%, respectively, of the total number of financial and taxation solution projects and approximately 48.60% and 58.41%, respectively, of the revenue of financial and taxation services during the same periods. We believe that this synergistic effect is mutually beneficial to both our Company and our Partnered Institutions and thus will promote and showcase our capabilities and technical expertise to our potential enterprise and individual customers.

Our management team possesses a wide personal and business network, which provides us a valuable source of potential customers

Our management team has been selected based on values emphasizing the importance of standardized operations, teamwork, cohesiveness, continuous learning and performance excellence and places stringent quality control on our services. They strive to keep abreast of the financial and taxation related laws and regulations in the PRC. In addition to the management of our Group, Mr. Li and Mr. Fang have also participated in seminars, talks and lectures organized by our Partnered Institutions or made online videos to deliver keynote speeches, and have presented and shared with the participants, together with our internal consultants and external experts, their professional knowledge and views on the trending topics in the PRC so as to promote our “Lichen” brand.

Our R&D capabilities can further increase our competitiveness and better cater to our customers’ needs

Our management believe that our Subsidiaries’ R&D capabilities represent one of our core competencies and key competitive advantages in the financial and taxation solution services industry. With our dedicated efforts and investments in various R&D initiatives and projects, we have developed 16 sets of teaching and learning materials covering various financial and taxation related topics, eight financial and taxation training software, and one financial and taxation analysis software to support and complement various types of services offered by our Subsidiaries. In addition, Lichen Education has registered eight copyrights for software developed by our Subsidiaries as to the date of this prospectus.

We develop a comprehensive range of services designed to meet the evolving demands of our customers

We incorporate our self-developed products and services in the projects carried out by our team, in order to enhance and expand our product offerings to meet the evolving demands from the customers and to capture different market opportunities. For example, we regularly conduct research and studies on the trending topics and commonly raised customer enquiries in the financial and taxation sectors, including but not limited to questions concerning the issuance of new financial and taxation related laws and regulations by the PRC government, in order to provide timely updates to our customers.

We are able to offer services to customers from a diversified range of industry sectors

By keeping abreast of the relevant PRC laws and regulations as well as economic development of the PRC, we are able to assist our customers to react and adapt to the changes through our financial and taxation solution projects. In addition, in the course of providing services to our customers, we attempt to gain insights as to the actual needs and difficulties that our customers are facing, which would in turn provide us with first-hand experience in our financial and taxation solution services. We believe that our ability to keep up with the fast-changing business environment in the PRC and our efforts to offer updated and timely advice to our customers may provide us with a competitive advantage in capturing growth opportunities in our financial and taxation solution business.

Our Business Strategies

Our objective is to strengthen and improve our market position in the PRC. We intend to achieve our objective by implementing business strategies in the following key aspects.

Expand our business in financial and taxation solution services

We will continue to expand our business in financial and taxation solution services by establishing representative offices in more cities, recruitment of additional staff to support our business expansion plans, and strengthening our market position through acquisition of other companies engaging in the provision of financial and taxation solution services in the PRC. We do not have acquisition targets now and the proceeds from this offering will not be used for acquisitions.

Strengthen our R&D capabilities and expand the self-developed software

We believe that possession of up-to-date market intelligence and technical knowledge of the latest development of financial and taxation related policies, regulations and practice is one of the key factors leading to the success of a financial and taxation solution services provider. Thus, we intend to continue to strengthen our R&D capabilities by focusing on developing and upgrading our financial and taxation analysis software for business and commercial use and financial and taxation training software for teaching and learning-related use, both of which are required to be continuously updated and/or upgraded in order for the relevant functions and content to keep abreast of the latest financial and taxation development.

Source for new customers and improve our “Lichen” brand

We continue to search for educational institutions to sign as our Partnered Institutions and opportunities to strengthen our cooperation with industry associations, chambers of commerce and corporate organizations to promote our services in the PRC. In addition, we hope to further improve our “Lichen” brand recognition through multi-channel marketing methods, including production and broadcasting of financial and taxation videos and programs, internet and conventional advertisement placing, and organizing and sponsoring marketing events and activities.

Intellectual Property

Our “Lichen” brand is an important element of our business. The registered trademarks and copyrights in the PRC, and the domains are as follows:

Trademarks

Registrant	Trademark	Application Code	Category	Application Area

Lichen Zixun		14288203	35	Advertisement, business operations, business management, office management

Lichen Zixun		14288204	36	Financial evaluation, real estate evaluation, capital investment

Lichen Zixun		14288205	41	School, boarding school, training, coaching

Lichen Zixun		24220583	41	School, boarding school, training, coaching

Copyrights

Registrant	Copyright	Registration No.	Registration Date

Lichen Education	Enterprise Financial Intelligence Analysis System V1.0	2020SR0515804	May 26, 2020

Lichen Education	Lichen Education Land Tax Declaration Simulation System V1.0	2015SR250983	December 9, 2015

Lichen Education	Lichen Education Government Tax Declaration Simulation System V1.0	2015SR251364	December 9, 2015

Lichen Education	Lichen Education Value-added Tax Billing Simulation System V1.0	2015SR250218	December 8, 2015

Lichen Education	Lichen Education Examination Simulation System V1.0	2015SR250978	December 9, 2015

Lichen Education	Lichen Education Accounting Practice System V1.0	2015SR252772	December 10, 2015

Lichen Education	Lichen Education Internet School System V1.0	2015SR250018	December 8, 2015

Lichen Education	Lichen Education Academic Affairs Management System V1.0	2016SR086921	April 26, 2016

Domains

Registrant	Domain name	Expiration Date

Lichen Education	xmqcw.com.cn	May 16, 2022

Lichen Education	lichenjy.com	October 18, 2021

Lichen Education	lichenkj.com	January 14, 2022

Lichen Education	lichenzx.com	October 24, 2021

Lichen Education	lichenjyfz.com	January 4, 2022

Lichen Education	kj2008.com	September 7, 2021

The software copyrights we owned have the effective protection period of 50 years from the registration date for each registered copyright according to the Copyright Law in China. It is not renewable or extendable. We plan to continue upgrading our software and register copyright of the updated software. We believe the expiration of the copyrights will not have material impact on our business.

As of the date of this prospectus, our Group has not (i) received any intellectual property infringement-related complaints or claims against us; (ii) been notified of any infringement of any intellectual property of any third party by us or of any of our intellectual property being infringed by any third party; and (iii) been involved in any litigation in relation to claims of infringement of intellectual property.

Research and Development

We place strong emphasis on the R&D of our services. In order to maintain our market position and to further expand market share in our services, it is paramount to continuously keep ourselves up-to-date with the latest market demand and trends and develop services, in our efforts to surpass the services offered by our competitors in terms of quality and practicality. For the years ended December 31, 2021 and 2020, we incurred R&D expenses of approximately $1.08 million and $1.0 million, respectively. Our R&D department is responsible for the development of teaching and learning materials on new topics for our Partnered Institutions, financial and taxation training software, and financial and taxation analysis software. As of the date of this prospectus, all of the staff of our R&D department possess a tertiary education diploma or undergraduate degree.

Our R&D department is responsible for developing, updating and improving our software products for educational purposes and business and commercial use. As of the date of this prospectus, we had 15 software technicians, with an average working experience of more than 14 years. All of them possessed a bachelor’s degree or master’s degree. The software R&D team identifies the needs of the market by obtaining feedback from our Partnered Institutions, receiving first-hand information on market needs, industry trends and practical experiences from our internal consultants and external experts through their interaction and exchanges with enterprise clients during their provision of financial and taxation solution services, observing offerings by our competitors and through internal discussion. Once a market need is identified, the software R&D team will conduct feasibility studies to assess the market demand and design detailed specifications on functions and performance.

Our financial and taxation analysis software, namely, Enterprise Financial Intelligence Analysis System V1.0, is designed for our enterprise customers in the industrial and manufacturing industries to conduct business management analysis on the CRM system, inventory sharing, product lifecycle management and supply chain management, which enables them to improve their operation and financial process and business efficacy. Our financial and taxation training software, mainly including virtual accounting practice software designed to simulate different tasks of an accountant such as preparation of general ledgers, cost management, taxation and budgeting etc. in real daily practice, assists our Partnered Institutions to illustrate the actual roles and work of an accountant in business practices to their participants.

With our dedicated efforts and investments in various R&D initiatives and projects, we have developed (i) 16 sets of teaching and learning materials covering various financial and taxation related topics, (ii) eight financial and taxation training software, and (iii) one financial and taxation analysis software to support and complement various types of services offered by our Subsidiaries. In addition, Lichen Education has registered eight copyrights for software developed by our Subsidiaries, as of the date of this prospectus.

Employees

As of December 31, 2021, we have 390 employees. All of our employees are located in the PRC.

The following table sets out the number of our employees, excluding external experts, categorized by functions as of the date of this prospectus:

Function	Number of Employees as of December 31, 2021	Number of Employees as of December 31, 2020
Management	10	9
Finance	8	8
Research and Development	43	44
Human Resource Administration	7	7
Operating Center	55	52
Quality Control Center	14	14
Consultation Service Center	253	253
Total	390	387

We strive to maintain a high-quality work force with specialized financial and taxation industry expertise. As a general recruitment policy, we typically require our internal consultants and project managers to possess at least three and seven years of related working experience, respectively.

Our internal consultants carry out their services for financial and taxation solution projects under the supervision of our project managers. Annual performance evaluations are conducted on our internal consultants and project managers, so that our team of internal consultants and project managers may comprise a balanced mix of professional and experienced members, in an effort to provide quality services to our customers. In accordance with applicable PRC laws and regulations, we have made contributions to social security insurance funds (including pension, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance plans) and housing provident funds for our employees. None of our employees are represented by a labor organization. As of the date of this prospectus, we did not experience any strikes or significant labor disputes which materially affected our operations, and we believe we have maintained good relationship with our employees.

Description of Property

Real property

There is no private land and property ownership in China. The right to possess the property is held by the government and the right to use the property has been transferred to our operating subsidiaries in PRC.

Location	Description and tenure	Use of property	Approximate Gross Floor Area (sq.m.)

Office Premises in Xiamen and Six Carparking Spaces in the Basement (Units 13A, 13B, 13C, Level 13, No. 10 Hubin Bei Road, Siming District, Xiamen City, Fujian Province, PRC)	The property is subject to a right to use the land for a term until December 1, 2044 for office purposes.	Office	1,715.87

Office Premises in Jinjiang (Unit B2306, Block B, Tower 3, Jinjiang Wanda Plaza Commercial Complex, 888 Century Avenue, Meiling Street, Jinjiang City, Fujian Province, PRC)	N/A	Office	344.5

Office Premises in Shanghai (Level 28 of Zhongyi Building No. 1040 Caoyang Road Putuo District Shanghai City, PRC)	The property is subject to a right to use the land for a maximum term of 50 years for composite purpose.	Office	1,156.29

Leased property

Lichen Zixun leased the following property in the PRC:

Location	Term	Use of property	Rent	Termination

Broadcasting studio in Beijing (LG1, Left Bank Community, 68 North Fourth Ring West Road, Haidian District, Beijing City, PRC)	April 1, 2022 to March 31, 2025	Broadcasting studio	RMB $650,000 per year	Either party may terminate this Agreement with thirty days prior written notice to the other party. Lichen Zixun may renew the lease with two-month’s written notice prior to the end of the lease. We intend to renew as of the date of this prospectus.

Legal Proceedings

Lichen Education, our operating subsidiary in the PRC, have involved in legal and other disputes in the ordinary course of our business, including but not limited to allegations against us for potential infringement of third-party copyrights or other intellectual property rights. However, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business or financial condition.

Seasonality

Our services historically have not been subject to seasonal variations.

Insurance

We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Therefore, we are subject to business and product liability exposure. See “Risk Factors – We have limited insurance coverage to protect us against all risks associated with our business operations.”

REGULATIONS

Our operation in China is subject to a number of PRC laws and regulations. This section summarizes the most significant PRC laws and regulations relevant to our business and operations in China and the key provisions of such regulations.

Regulations on Foreign Investment

The Foreign Investment Law of the PRC was adopted by the 2nd session of the thirteenth National People’s Congress on March 15, 2019 and became effective on January 1, 2020. The Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a system of pre-entry national treatment with a negative list for foreign investments, pursuant to which (i) foreign natural persons, enterprises or other organizations, collectively the foreign investors, shall not invest in any sector forbidden by the negative list for access of foreign investment, (ii) for any sector restricted by the negative list, foreign investors shall conform to the investment conditions provided in the negative list, and (iii) sectors not included in the negative list shall be managed under the principle that domestic investment and foreign investment shall be treated equally. The Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information report system in which foreign investors or foreign-funded enterprises shall submit the investment information to competent departments of commerce through the enterprise registration system and the enterprise credit information publicity system.

On December 30, 2019, the Ministry of Commerce and the State Administration for Market Regulation issued the Measures for the Reporting of Foreign Investment Information, which came into effect on January 1, 2020 and replaced Interim Administrative Measures. Since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in China, the foreign investors or foreign-invested enterprises shall submit investment information to the commerce authorities pursuant to these measures.

Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version)

The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version), or the Negative List, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission on June 23, 2020 and became effective on July 23, 2020, replaced and abolished the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2019 Version) regulating the access of foreign investors to China. Pursuant to the Negative List, foreign investors should refrain from investing in any of prohibited sectors specified in the Negative List, and foreign investors are required to obtain the permit for access to other sectors that are listed in the Negative List but not classified as “prohibited”. The Negative List covers 12 industries. Fields not covered in the Negative List shall be administrated under the principle of equal treatment to domestic and foreign investments.

We are a Cayman Islands company and our businesses by nature in China are mainly financial and taxation solution services, education support services and software and maintenance services, which are not restricted or prohibited for foreign investors by the Negative List.

Regulations on Intellectual Property Rights

Patent.  Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is 10 years, 15 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyrights in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

Domain Names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

We have adopted necessary mechanisms to register, maintain and enforce intellectual property rights in the PRC. However, we cannot assure you that we can prevent our intellectual property from all the unauthorized use by any third party, neither can we promise that none of our intellectual property rights would be challenged any third party.

Regulations on Internet Information Services

According to the Administrative Measures on Internet Information Services promulgated by the State Council on September 25, 2000, and amended on January 8, 2011, internet information services are classified into two categories: (1) profitable internet information services; and (2) non-profitable internet information services. Profitable internet information services refer to the provision, via the internet, of information or webpage development etc. for payment to internet users. Non-profitable internet information services refer to the provision, via the internet, of open or sharable information for free to internet users. PRC applies the license system to profitable internet information services and applies the record-filing system to non-profitable internet information services. We have completed the registration required by the measures for the website we operate.

Regulations Relating to Taxation

Regulations on Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 20%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in any third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

On October 14, 2019, the State Administration of Taxation issued the Notice on the Administrative Measures for Non-resident Enterprises to Enjoy Contractual Benefits (Circular No. 35 of the State Administration of Taxation in 2019, Circular 35), which was implemented from January 1, 2020. According to Circular 35, non-resident enterprises may enjoy the benefits by the way of “self-judgment, declaration and enjoyment, and retention of relevant information for future reference”. If a non-resident enterprise judges that it meets the conditions for enjoying the contractual benefits, it may enjoy the contractual benefits at the time of tax declaration or through the withholding agent. At the same time, it shall collect and retain relevant information for reference in accordance with Circular 35, and accept the follow-up management of the tax authorities.

Regulations on Enterprise Income Tax

According to the Enterprise Income Tax Law which was issued by the National People’s Congress on March 16, 2007 and last revised and came into effect on December 29, 2018, and the Implementation Rules to the Enterprise Income Tax Law issued by the State Council on December 6, 2007 and effective on January 1, 2008 and was revised on April 23, 2019, both domestic and foreign-invested enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located in the PRC are considered resident enterprises, and will generally be subject to EIT at the rate of 25% of their global income. Under the Implementing Rules of the Enterprise Income Tax Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. A circular issued by the State Administration of Taxation of the PRC in April 2009 and amended in 2017, regarding the standards used to classify certain Chinese invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprise”, which also clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to shareholders outside of the PRC. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities. We believe that Lichen China Limited or any of our subsidiaries outside of China is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management bodies”.

Regulations on Value-Added Tax

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax. On March 20, 2019, the Ministry of Finance, the State Administration of Taxation and General Administration of Customs issued Announcement on Policies for Deepening the VAT Reform jointly, under which the VAT rates under the basic mechanism is 13% for the sectors such as operating and financial leases of equipment, 9% for sectors such as transportation, postal, basic telecommunication, and construction services as well as sales and leases of real property and real property rights, 0% for exported services and 6% for all remaining services, including financial services. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided. Furthermore, according to Announcement of the State Taxation Administration on Matters relating to Expanding the Scope of the Pilot Scheme for Issuance of Special VAT Invoices by Small-Scale Taxpayers issued by State Administration on February 3, 2019, the basic mechanism may not apply to small-scale taxpayers who may pay the VAT taxes at the levy rates of 3% and 5% on the basis of their sales amount. As of the date of this prospectus, our PRC subsidiaries are generally subject to VAT rates of 6%.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37, requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

Our PRC resident beneficial owners subject to these registration requirements have registered with the Jinjiang SAFE branch and/or qualified banks to reflect the recent changes to our corporate structure.

Regulations on Dividend Distribution

Under our current corporate structure, the Company may rely on dividend payments from Lichen Education and Lichen Zixun, which are wholly foreign-owned enterprises incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign-invested enterprises include Foreign Investment Law of the People’s Republic of China and Company Law of the People’s Republic of China. Under these laws, wholly foreign-owned enterprises in China may freely make remittance inward and outward in RMB or foreign exchange of capital contribution, profits, capital yield, income from asset disposal, intellectual property licensing fees, indemnity obtained according to law or income from compensation and liquidation. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year as a statutory reserve fund, if any, to fund the reserve fund until the statutory reserves fund has reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after-tax profits of wholly foreign-owned enterprises may be distributed to the shareholders. As of December 31, 2021, the statutory reserves fund of Lichen Zixun has reached 50% of the registered capital of the enterprise. As of December 31, 2021, the statutory reserves fund of Lichen Education is nil as it has not made any profit after tax.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

Currently, we are making contributions to the plans based on the minimum standards, although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. See “Risk Factors — Risks Relating to Doing Business in the People’s Republic of China — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Ya Li	43	Chief Executive Officer, Chairman of the Board
Zhixiang Fang	50	Chief Financial Officer
Yi Deng	40	Director
Zhihuang Deng *(1)(2)(3)	53	Independent Director Nominee
Lourdes Felix *(1)(2)(3)	54	Independent Director Nominee
Kipton Cariaga *(1)(2)(3)	35	Independent Director Nominee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

*	The individual shall be appointed and consents to be in such position effective upon the effectiveness of the registration statement of which this prospectus forms a part.

The business address of each of the officers and directors is B2306, Block B Tower 3, Jinjiang Wanda Plaza Commercial Complex, 888 Century Avenue, Meiling Street, Jinjiang City, Fujian Province, People’s Republic of China.

Ya Li, Chief Executive Officer, Chairman of the Board and Director

Mr. Li has served as our Chairman since January 4, 2017 and Chief Executive Officer since January 19, 2018. Mr. Li has over 21 years of experience in accounting, education and finance. From September 2013 to September 2014, Mr. Li was the chairman and a member of the supervisory board of Peixin International Group N.V., a listed company on the Warsaw Stock Exchange in Poland (WSE stock code: PEX) and a member of the audit committee and remuneration committee of the said supervisory board. Mr. Li was the general manager of Jinjiang Xingminqi Financial Consulting Co., Ltd from January 2006 to September 2013. From April 2003 to December 2005, Mr. Li became the principal of Jinjiang Xingminqi Accounting Vocational Training School (“Jinjiang School”). Prior to establishing our Group in April 2004, Mr. Li was an assistant lecturer at Anhui University of Finance and Economics from February 1999 to June 2000. Mr. Li joined Jinjiang Jiu Shen Company Limited from July 2000 to December 2002 as the chief financial officer in charge of the development of financial strategies and maintaining of financial reports. Mr. Li obtained his bachelor’s degree of management, majoring in accountancy from a program jointly organized by China Central Radio and TV University (currently known as The Open University of China) and Beijing Technology and Business University in April 2010.

Zhixiang Fang, Chief Financial Officer

Mr. Fang has over 24 years of experience in accounting and has served as our Chief Financial Officer since July 2021. Hs is the independent director of Mobile Internet (China) Holdings Limited since April 30, 2021. Prior to that, Mr. Fang has served as the deputy general manager of Lichen Zixun since 2013. Prior to joining our Group, Mr. Fang was the director of audit at Fujian Tianlun Group Company Limited from December 2008 to January 2011. Mr. Fang was a lecturer in the teaching division of Chizhou University from July 1995 to December 2008. Mr. Fang obtained his diploma in accounting from Anhui University of Technology (previously known as Anhui Commercial College), in June 1995. He later completed a part-time top-up course in accountancy at Hefei University of Technology in January 2008. In December 2009, Mr. Fang became a member of the Chinese Institute of Certified Public Accountants. In May 1999, Mr. Fang was qualified as a Medium Level Accountant in the PRC.

Yi Deng, Director

Mr. Deng has been a member of our Group for over 15 years. He was appointed as a director on April 15, 2018. Since December 2013, Mr. Deng became a deputy general manager of Lichen Zixun. He is primarily responsible for overseeing the overall operations of our Group.

In September 2018, Mr. Deng was employed by Huaqiao University as an instructor of postgraduate students (for a term of three years). In July 2017, Mr. Deng was awarded the Small and Medium Enterprises Management Consultancy Services Expert and Database Expert in the PRC. Mr. Deng also has abundant exposure to entrepreneurship training. In July 2009 and August 2014, Mr. Deng joined two entrepreneurship training courses organized by China Employment Training Technical Instruction Center and subsequently obtained relevant qualifications as an entrepreneurship instructor. Mr. Deng was also employed by Quanzhou Ocean Institute as a guest professor for two years in October 2013.

In June 2016, Mr. Deng obtained a master’s degree in business management from Huaqiao University. Mr. Deng obtained his Junior College Education in law from Anhui Sanlian Career Technical College (currently known as Anhui Sanlian University) in 2003 and his bachelor’s degree in law from Anhui University in 2009.

Zhihuang Deng, Independent Director Nominee and Chair of Compensation Committee

Mr. Deng has over 25 years of experience in legal practice in the PRC. He will serve as our independent director starting immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Since June 2020, he has been appointed as the independent director and serving as the chairman of the remuneration committee and a member of each of the audit committee and nomination committee of Yik Wo International Holdings Ltd., a company listed on GEM of the Stock Exchange (stock code: 8659). He is responsible for, among other things, evaluating the performance of directors and senior management, monitoring the integrity of the company’s financial statements and annual reports and accounts, reviewing the company’s financial controls and risk management and internal control systems and making recommendations on any proposed changes to the board of directors to complement the company’s corporate strategy. In July 2019, Mr. Deng became a senior partner at Beijing Yingke (Fuzhou) Law Firm. Mr. Deng was a senior partner at Fujian Zhixinheng Law Firm from October 2005 to June 2019. Mr. Deng became a lawyer at Fujian Huawei Law Firm from April 2005 to October 2005. From April 1995 to March 2005, Mr. Deng was a prosecutor of Fujian Province Fuzhou City People’s Procuratorate.

Mr. Deng obtained his bachelor’s degree in law from Fujian Normal University in June 1992. After graduation, Mr. Deng became a lecturer at Fujian Mechanical and Electrical School (currently known as Fujian University of Technology) from August 1992 to April 1995.

Lourdes Felix, Independent Director Nominee and Chair of Audit Committee

Ms. Felix is a female Hispanic entrepreneur and corporate finance executive with 30 years of combined experience in capital markets, public accounting and in the private sector. She presently serves as Chief Executive Officer, Chief Financial Officer and Director of BioCorRx Inc. (OTCQB: BICX), a leader in addiction treatment solutions and related disorders. She has been with BioCorRx since October 2012. Ms. Felix is one of the founders of BioCorRx Pharmaceuticals Inc., a majority owned subsidiary of BioCorRx Inc. She has been instrumental in capital procurement, completing multi-million dollars equity financing and accomplished in structuring and negotiating transactions and favorable terms with investment banks. Along with other executives of the company, Ms. Felix rebranded the company, restructured and expanded the business model to position it for long term growth in the addiction treatment space and drug development. Prior to joining BioCorRx, she had experience in several private sectors, public accounting including audit and public company experience. She has expertise in finance, accounting, budgeting and internal control principals including GAAP, SEC, and SOX Compliance. Ms. Felix has thorough knowledge of federal and state regulations and has successfully managed and produced SEC regulatory filings. She has extensive experience in developing and managing financial operations. Ms. Felix obtained a Bachelor of Science degree in Accounting from University of Phoenix in 2005. She is an MBA candidate at D’Amore-McKim School of Business, Northeastern University.

Kipton Cariaga, Independent Director Nominee and Chair of Nominating Committee

Mr. Cariaga has over 10 years of experience in the financial industry. His expertise is in sales, marketing, education, equity and derivative markets, and strategic planning. He will serve as our independent director starting immediately upon the effectiveness of the registration statement of which this prospectus forms a part. In May 2020, Mr. Cariaga founded Citrus Capital Consulting which offers business consulting services to startup companies looking to expand into international markets. Since August 2021, Mr. Cariaga is a General Partner in Citrus Grove Capital Management, a market-neutral hedge fund that helps wealthy individuals diversify their holdings. Since July 2020, Mr. Cariaga serves as a General Partner in Shanghai Fengyu Investment Management Co. LTD, an international fund based in Shanghai. From 2014 to present, he has been an options trader and business development specialist working in the family office of Orange Grove Trading Company. Mr. Cariaga studied finance at California State University from 2006 to 2012 and in 2009, during his college days he worked for JPMorgan Chase and became a licensed investment professional holding a FINRA Series 6, and 63 license as well as a California Life-Only insurance license from 2010 to 2014.

Family Relationship

There is no family relationship among any of our directors or executive officers.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors.

Board of Directors

We expect that our Board of Directors will consist of five (5) directors, a majority of whom are independent as such term is defined by the Nasdaq Capital Market. We expect that all independent director nominees will begin their service upon the effectiveness of the registration statement of which this prospectus forms a part.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. Provided that proper disclosure has been given to the directors as mentioned above, a director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Corporate Governance

The business and affairs of the company are managed under the direction of our Board. Each of our directors has attended all meetings either in person, via telephone conference, or through written consent for special meetings. Shareholders will be given specific information on how they can direct communications to the officers and directors of the Company at our annual shareholders’ meetings. All communications from shareholders are relayed to the members of the Board.

Board Committees

We will establish three committees under the Board of Directors: an audit committee, a compensation committee and a nominating committee, and adopt a charter for each of the three committees, effective upon the effectiveness of the registration statement of which this prospectus forms a part. Copies of our committee charters will be posted on our corporate investor relations website prior to the effectiveness of the registration statement. Each committee’s members and functions are described below.

Audit Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our Audit Committee will consist of Mr. Zhihuang Deng, Ms. Lourdes Felix, and Mr. Kipton Cariaga. Ms. Lourdes Felix will serve as the chair of our audit committee. We have determined that these three individuals satisfy the “independence” requirements of Nasdaq Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our Board of Directors has determined that Mr. Ngai Fan Chan qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K of the SEC. The primary duties of the Audit Committee are, among other things:

●	Make recommendations to the Board in relation to the appointment;

●	Re-appoint and remove of the external auditor;

●	Monitor the reporting of our Company’s financial statements, annual reports, accounts and half-year reports; and

●	Review and supervise our financial controls, internal control and risk management systems.

Compensation Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our compensation committee will consist of Mr. Zhihuang Deng, Ms. Lourdes Felix, and Mr. Kipton Cariaga. Mr. Zhihuang Deng will serve as the chairperson of our compensation committee. The primary duties of the compensation committee are, among other things:

●	Make recommendations to the Board in relation to our policy and structure for all Directors’ and senior management’s compensation;

●	Make recommendations to the Board on the compensation packages of individual directors and senior management personnel; and

●	Review performance-based compensation and to ensure that none of the Directors determine their own compensation.

Nominating Committee. Upon the effectiveness of the registration statement of which this prospectus forms a part, our nominating committee will consist of Mr. Zhihuang Deng, Ms. Lourdes Felix, and Mr. Kipton Cariaga. Mr. Kipton Cariaga will be the chairperson of our nominating committee. The primary duties of the Nominating Committee are, among other things:

●	Review the structure, size and composition of the Board on a regular basis

●	Identify individuals suitably qualified to become Board members

●	Assess the independence of independent directors; and

●	Make recommendations to the Board in relation to the appointment or re-appointment of Directors.

Duties of Directors

Under Cayman Islands law our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Ordinary Shares—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under Cayman Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our Board of Directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our Board of Directors include, among others:

●	convening general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares in our company, including the registration of such shares in our share register.

Controlled Company

We expect to continue to be a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for and intend to continue to rely on exemptions from certain corporate governance requirements.

Public Companies that qualify as a “Controlled Company” with securities listed on the Nasdaq Stock Market (Nasdaq), must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

●	the requirement that a majority of the Board of Directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Upon the completion of this offering, our Controlling Shareholder will beneficially own 31.30% of our total issued and outstanding ordinary shares, representing 82.00% of the total voting power, assuming that the underwriters do not exercise their over-allotment option, or 30.32% of our total issued and outstanding ordinary shares, representing 81.31% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because our Controlling Shareholder will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering.

Remuneration

The directors may receive such remuneration as our Board of Directors may determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our Board of Directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until their successors have been duly elected and qualified. Employee directors may receive compensation for their services. Non-employee directors are entitled to receive an as-yet undetermined cash fee for serving as directors and may receive stock grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers and employees; however, we intend to adopt one in the near future in connection with our application to list on The Nasdaq Capital Market.

EXECUTIVE COMPENSATION

We currently do not have a compensation committee approving our salary and benefit policies. We will have a compensation committee upon the effectiveness of the registration statement. Our Board of Directors has determined the compensation to be paid to our executive officers and employee directors based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the Board of Directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our Board of Directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers and employee directors. The Board of Directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The Board of Directors has oversight of executive compensation plans, policies and programs.

Compensation

For the fiscal year ended December 31, 2021, we paid an aggregate of RMB2,787,291 (approximately US$432,312), which is the total amount of base salary plus bonus, in cash to our executive officers and employee directors. For the fiscal year ended December 31, 2020, we paid an aggregate of RMB1,814,400 (approximately US$263,000), which is the total amount of base salary, in cash to our executive officers and employee directors. Due to the impact of the COVID-19 pandemic, the total revenue in 2020 has decreased, and thus we did not pay bonus to our executive officers and employee directors for the fiscal year ended December 31, 2020. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Employment Agreements

We have entered into an employment agreement with each of our executive officers and employee directors. Each of them is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. The executive officer and employee director may resign at any time with an advance written notice.

On January 19, 2018, Lichen Zixun entered into an employment agreement with our Chief Executive Officer, Mr. Ya Li, for a term of five years. Mr. Li is entitled to an annual base salary of RMB720,000 (or approximately USD103,200).

On July 18, 2018, Lichen Zixun entered into an employment agreement with our Chief Financial Officer, Mr. Zhixiang Fang, for a term of five years. Mr. Fang is entitled to an annual base salary of RMB504,000 (or approximately USD72,245)

On January 19, 2019, Lichen Zixun entered into an employment agreement with our director, Mr. Yi Deng, for a term of five years. Mr. Deng is entitled to an annual base salary of RMB590,400 (or approximately USD84,630) The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management—Employment Agreements”

Other Transactions with Related Parties

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2021, 2020 and 2019:

Name of related parties	Relationship with the Company
Jinjiang Xingminqi Accounting Vocational Training School (“Jinjiang School”)	A company controlled by the Company’s controlling shareholder
Quanzhou City Lichen Accounting Vocational Training School (“Quanzhou School”)	A company controlled by the Company’s controlling shareholder

Significant transactions with related parties were as follows: (All amounts in thousands of USD)

	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019

Provision of marketing, operation, and technical support services to Jinjiang School	$70	$70	$70
Provision of marketing, operation, and technical support services to Quanzhou School	132	130	130
Processing of academic education applications to Jinjiang School	90	176	132
Processing of academic education applications to Quanzhou School	113	229	182
Sales of teaching and learning materials to Jinjiang School	70	80	77
Sales of teaching and learning materials to Quanzhou School	66	77	76
Online training to Jinjiang School	24	7	-
Online training to Quanzhou School	23	7	-
Total revenue – related parities	$588	$776	$667

Significant balances with related parties were as follows:

	As of December 31, 2021	As of December 31, 2020	As of December 31, 2019

Other receivables – related party
Ya Li	$419	$416	$81

Due to a related party
Quanzhou School	$105	$103	$97
Jinjiang School	1	-	-
Total	106	103	97

Balances due from Ya Li and due to Quanzhou school and Jinjiang School are the result of the normal business transactions stated above.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our outstanding Class A Ordinary Shares and Class B Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

The number and percentage of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned before the offering are based on 13,500,000 Class A Ordinary Shares with a par value of $0.00004 per share, and 9,000,000 Class B Ordinary Shares with a par value of $0.00004 per share issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Shares will be entitled to one (1) vote per share. Holders of Class B Ordinary Shares will be entitled to ten (10) votes per share.  Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of either Class A Ordinary Shares or Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Class A Ordinary Shares and Class B Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Class A Ordinary Shares and Class B Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the following table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Class A Ordinary Shares and Class B Ordinary Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at B2306, Block B Tower 3, Jinjiang Wanda Plaza Commercial Complex 888 Century Avenue Meiling Street, Jinjiang City Fujian Province People’s Republic of China. As of the date hereof, we have 15 shareholders of record.

Executive Officers and Directors	Amount of Beneficial Ownership of Class A Ordinary Shares(1)	Pre- Offering Percentage Ownership of Class A Ordinary Shares(2)	Post- Offering Percentage Ownership of Class A Ordinary Shares(2)(3)	Amount of Beneficial Ownership of Class B Ordinary Shares Pre- and Post- Offering	Percentage Ownership of Class B Ordinary Shares	Pre-Offering Combined Voting Power of Class A and Class B Ordinary Shares(2)	Post- Offering Combined Voting Power of Class A and Class B Ordinary Shares(2)(3)
Directors and Named Executive Officers:
Ya Li (4)	-	-	-	9,000,000	100%	86.96%	82.00%
Zhixiang Fang	-	-	-	-	-	-	-
Yi Deng	-	-	-	-	-	-	-
Zhihuang Deng	-	-	-	-	-	-	-
Lourdes Felix	-	-	-	-	-	-	-
Kipton Cariaga	-	-	-	-	-	-	-
All executive officers and directors as a group (6 persons)	-	-	-	9,000,000	100%	86.96%	82.00%

5% or Greater Stockholders
Silver Sky Investment Limited (4)	-	-	-	9,000,000	100%	86.96%	82.00%
Sensation Investment Limited (5)	2,250,000	16.67%	11.4%	-	-	-	2.05%
China EC Investment (Hong Kong) Limited (6)	1,125,000	8.33%	5.70%	-	-	-	1.03%
Dong Chang Ventures Limited (7)	1,125,000	8.33%	5.70%	-	-	-	1.03%
Suqin Deng	1,012,500	7.50%	5.13%	-	-	-	*
Chunyan Wei	1,012,500	7.50%	5.13%	-	-	-	*
Shengbi Chen	900,000	6.67%	4.56%	-	-	-	*
Meizhen Li	900,000	6.67%	4.56%	-	-	-	*
Hongyu Wang	900,000	6.67%	4.56%	-	-	-	*
Zhen Wang	900,000	6.67%	4.56%	-	-	-	*
Shishan Wu	900,000	6.67%	4.56%	-	-	-	*
Peng Ye	675,000	5.00%	3.42%	-	-	-	*

*	< 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Class A Ordinary Shares and Class B Ordinary Shares. All shares represent only Class A Ordinary Shares and Class B Ordinary Shares held by shareholders as no options are issued or outstanding.

(2)	Calculation based on 13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Holders of Class A Ordinary Share are entitled to one (1) vote per share. Holders of Class B Ordinary Shares are entitled to ten (10) votes per share.

(3)	Assuming 6,250,000 Class A Ordinary Shares are issued in this offering, not including 937,500 Class A Ordinary Shares underlying the Underwriter’s Over-Allotment Option and 71,875 Class A Ordinary Shares underlying the Underwriter Warrants.

(4)	Ya Li is deemed to beneficially own 9,000,000 Class B Ordinary Shares through Silver Sky Investment Limited, a British Virgin Islands company holding 9,000,000 shares of our Class B Ordinary Shares. Ya Li has the sole voting and dispositive power of all the shares held by Silver Sky Investment Limited.
(5)	Wenjuan Chen is deemed to beneficially own 2,250,000 Class A Ordinary Shares through Sensation Investment Limited, a Hong Kong company holding 2,250,000 shares of our Class A Ordinary Shares. Wenjuan Chen has the sole voting and dispositive power of all the shares held by Sensation Investment Limited.
(6)	Yinong Wu is deemed to beneficially own 1,125,000 Class A Ordinary Shares through China EC Investment (Hong Kong) Limited, a Hong Kong company holding 1,125,000 shares of our Class A Ordinary Shares. Yinong Wu has the sole voting and dispositive power of all the shares held by China EC Investment (Hong Kong) Limited.
(7)	Weinan Shi is deemed to beneficially own 1,125,000 Class A Ordinary Shares through Dong Chang Ventures Limited, a British Virgin Islands company holding 1,125,000 shares of our Class A Ordinary Shares. Weinan Shi has the sole voting and dispositive power of all the shares held by Dong Chang Ventures Limited.

DESCRIPTION OF ORDINARY SHARES

Lichen China Limited was incorporated on April 13, 2016 under the Companies Act (as revised) of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (as revised) of the Cayman Islands which we refer to as the “Cayman Islands Companies Act” below, and the common law of the Cayman Islands. Pursuant to our amended and restated memorandum and amended and restated articles of association, the authorized share capital of our company is US$50,000, divided into 1,000,000,000 Class A Ordinary Shares of a par value of US$0.00004 each, and 250,000,000 Class B Ordinary Shares of a par value of US$0.00004 each. As of the date of this prospectus, 13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares are issued and outstanding.

On April 28, 2021, Lichen China Limited passed a resolution to increase the share capital. Pursuant to such resolution, the authorized share capital of Lichen China Limited was increased from HK$50,000 divided into 5,000,000 shares with a nominal or par value of HK$0.01 each (“HKD Shares”) to the aggregate of (i) HK$50,000 divided into 5,000,000 HKD Shares and (ii) US$50,000 divided into (a) 400,000,000 Class A Ordinary Shares with a nominal or par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares with a nominal or par value of US$0.0001 each. 5,400,000 Class A Ordinary Shares and 3,600,000 Class B Ordinary Shares (collectively, the “USD Shares”) were issued at the consideration of US$0.0001 per share. Upon the completion of the share issuance, all HKD Shares issued were repurchased by Lichen at the consideration HK$0.01 per share and cancelled immediately upon repurchase. Upon completion of the repurchase, the 5,000,000 unissued HKD Shares of the Company were cancelled resulting in the reduction of the authorized share capital of the Company to US$50,000 divided into (a) 400,000,000 Class A Ordinary Shares with a nominal or par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares with a nominal or par value of US$0.0001, each in accordance with section 13 of the Cayman Islands Companies Act.

On December 15, 2021, Lichen China Limited executed a special resolution to change the par value of the ordinary shares from $0.0001 to $0.00004, a 2.5 for 1 stock split (“Stock Split”). Upon the Stock Split, every issued and outstanding ordinary share was exchanged for 2.5 new ordinary shares. Pursuant to such resolution, the authorized share capital of Lichen was US$50,000 divided into (a) 1,000,000,000 Class A Ordinary Shares with a nominal or par value of US$0.00004 each and (b) 250,000,000 Class B Ordinary Shares with a nominal or par value of US$0.00004, each in accordance with section 13 of the Cayman Islands Companies Act. The changes were completed on December 23, 2021.

Our Memorandum and Articles

Copies of our amended and restated memorandum of association and amended and restated articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below summary of the material provisions of our amended and restated memorandum and articles of association and the Cayman Islands Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares, together with a comparison to similar features under Delaware law.

Objects of Our Company

Under our amended and restated memorandum of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares

General

Upon the completion of this offering, our authorized share capital will be US$50,000 divided into 1,000,000,000 Class A Ordinary Shares with a par value of $0.00004 each, and 250,000,000 Class B Ordinary Shares, with a par value of $0.00004 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights.

All of our issued Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form.

As of the date of this prospectus, there are 13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares issued and outstanding.

Lichen China Limited is selling Class A Ordinary Shares in this offering. At the completion of this offering, there will be 19,750,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares issued and outstanding, assuming the Underwriter does not exercise the Over-Allotment Option and excluding the Class A Ordinary Shares issuable upon the exercise of the Underwriter Warrants.

Listing

We plan to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “LICN.” We cannot guarantee that we will be successful in listing on Nasdaq; however, we will not complete this offering unless we receive approval letter for our listing.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is Vstock Transfer, LLC.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our Board of Directors subject to the Cayman Islands Companies Act, as amended. The Directors may from time to time declare dividends (including interim dividends) and distributions on the issued and outstanding shares of the Company and authorize payment of the same out of the funds of the Company lawfully available therefor. Dividends may also be declared or paid out of share premium account or otherwise permitted by the Cayman Islands Companies Act, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting rights

At each general meeting of our company, on a poll or a show of hands, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share which such shareholder holds. The holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions of the shareholders. At any general meeting the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. At any general meeting, a resolution put to the vote at the meeting shall be decided on a poll unless a show of hand is, before or on the declaration of the result of the poll, demanded by the chairman of such meeting or by one or more shareholders present in person or by proxy.

Election of directors

Directors may be appointed by an ordinary resolution of our shareholders. Directors may also be appointed by a resolution of the directors of the Company, provided that the total number of directors (exclusive of alternate directors) shall not at any time exceed the number fixed in accordance with the amended and restated articles of association.

Meetings of shareholders

Any of our directors may convene general meetings of shareholders at such times and in such manner and places within or outside the Cayman Islands as the director considers necessary or desirable. The director convening a general meeting shall give at least five days’ notice of the general meeting to those shareholders whose names on the date the notice is given appear as members in the register of members of the Company and are entitled to vote at the meeting, and each of the Company’s directors. Our Board of Directors must convene a general meeting upon the written request of one or more shareholders holding no less than 10% of the Company’s paid-up capital.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. Two or more shareholders present in person or by proxy and entitled to vote shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may transact the business for which the meeting was called. The chairman, if any, of our Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the general meeting, or is unwilling to act, the directors present shall elect one of their number to be chairman of the general meeting.

Meetings of directors

Subject to the Cayman Islands Companies Act and the amended and restated articles of association of our company, the management of our company is entrusted to our Board of Directors, who will make decisions by voting on resolutions of directors. At any meeting of directors, a quorum will be present if two directors are present, unless otherwise fixed by the directors. If there is a sole director, that director shall be a quorum. A director and his appointed alternate director shall be considered as only one person for the purpose of calculating quorum. An alternate director or proxy appointed by a director shall be counted in a quorum at a meeting at which the director appointing him is not present. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of Class A Ordinary Shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Conversion

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Transfer of Ordinary Shares

Subject to the restrictions in our amended and restated memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares or Class B Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our Board of Directors may resolve by resolution to refuse or delay the registration of the transfer of any Class A Ordinary Shares or Class B Ordinary Shares without giving any reason.

Winding Up

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our shares in proportion to the capital paid up. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid up.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture if the call remains unpaid after a second notice by the directors in accordance with the amended and restated articles of association.

Repurchase of Shares

The Cayman Islands Companies Act and our amended and restated memorandum and articles of association permit us to purchase our own shares, subject to certain restrictions and requirements. Our directors may only exercise this power on our behalf, subject to the Cayman Islands Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed.

Provided the necessary shareholders and board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Cayman Islands Companies Act have been satisfied. Under the Cayman Islands Companies Act, the repurchase of any share may be paid out of our company’s profits, out of the share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following the date of such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Islands Companies Act, no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, and (3) unless the manner of purchase (if not so authorized under the amended and restated memorandum and articles of association) has first been authorized by a resolution of our shareholders. In addition, under the Cayman Islands Companies Act, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variation of Rights of Shares

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of shareholders in the requisite majorities:

●	amend our amended and restated memorandum of association to increase the authorized share capital of our Company or cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person;

●	subdivide our authorized and issued shares into a larger number of shares; and

●	consolidate our authorized and issued shares into a smaller number of shares.

Inspection of books and records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our amended and restated memorandum and articles of association authorizes our Board of Directors to issue additional ordinary shares from time to time as our Board of Directors shall determine, to the extent that there are sufficient authorized but unissued shares.

Exempted Company

We are an exempted company with limited liability under the Cayman Islands Companies Act. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company that does not hold a license to carry on business in the Cayman Islands:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	is prohibited from making any invitation to the public in the Cayman Islands to subscribe for any of its securities;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Cayman Islands Companies Act is modeled after that of English law but does not follow recent English statutory enactments. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with the requisite declarations and undertakings required under the Cayman Islands Companies Act, including a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures, under the Cayman Islands Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

Dissentient shareholders/creditors are entitled to appear and be heard. At the hearing, the Grand Court of the Cayman Islands considers (in light of any opposition) whether:

●	approval of the scheme was reasonable (whether a reasonable shareholder would have approved it);

●	each class was fairly represented at the meeting;

●	the majority acted bona fide;

●	all notice periods were complied with;

●	the resolutions carried by the requisite majority.

If the arrangement and reconstruction is thus sanctioned by the Grand Court of the Cayman Islands, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of not less than 90% of the shares which are subject to the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands.

Shareholders’ Suits and Protection of Minority Shareholders

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to apply and follow the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle, and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of the company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;

●	an irregularity in the passing of a resolution which requires a special majority;

●	an act purporting to infringe, abridge or abolish the individual rights of a member; and

●	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company, so that they will not cause the company to bring an action.

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such indemnification may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages shall incur or sustain by or through their own wilful neglect or default respectively. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware corporate law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Cayman Islands Companies Act does not provide shareholders of a Cayman exempted company with any rights to requisition a general meeting nor any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our articles of association allow our shareholders holding 10% or more of the paid up capital of the Company to requisition a general meeting. Other than this right to requisition a general meeting, our articles of association do not provide our shareholders other right to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings unless expressly provided under the articles of association.

Cumulative Voting

Under the Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Islands Companies Act but our articles of association do not provide for cumulative voting.

Removal of Directors

Under the Delaware corporate law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware corporate law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors. The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, as mentioned above the directors have certain fiduciary duties including a duty to act bona fide in the best interests of the company. Our articles of association require directors to disclose the nature of their interest in any contract or transaction at or prior to the Board of Directors’ consideration of such contract or transaction and any vote thereon.

Dissolution; Winding up

Under the Delaware corporate law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Cayman Islands Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Islands Companies Act and our articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware corporate law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Cayman Islands Companies Act, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, including our Class A Ordinary Shares. Future sales of substantial amounts of Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise equity capital in the future.

Upon completion of this offering and assuming the issuance of 6,250,000 Class A Ordinary Shares offered hereby and exclusion of the exercise of underwriter’s over-allotment options, we will have an aggregate of 19,750,000 Class A Ordinary Shares outstanding. The Class A Ordinary Shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

All of our Class A Ordinary Shares and Class B Ordinary Shares that will be outstanding upon the completion of this offering, other than those Class A Ordinary Shares sold in this offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of Ordinary Shares then outstanding, which will equal 197,500 Class A Ordinary Shares immediately after our initial public offering, or

●	the average weekly trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase our Class A Ordinary Shares and Class B Ordinary Shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-up Agreements

Our directors, executive officers and other holders of 5% or more of our Class A Ordinary Shares and Class B Ordinary Shares have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or such other securities for a period of 12 months after the date of this prospectus, without the prior written consent of the Representative. See “Underwriting.”

MATERIAL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS OF OUR ORDINARY SHARES

The following sets forth the material Cayman Islands, Chinese and U.S. federal income tax consequences related to an investment in our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Unless otherwise noted in the following discussion, this section is the opinion of Ortoli Rosenstadt LLP, our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Tian Yuan Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX

ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX

CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

Lichen China Limited is an exempted company incorporated in Cayman Islands which is not currently subject to any Cayman Islands taxes. Legend Consulting BVI is a tax-exempt company incorporated in the British Virgin Islands. Legend Consulting HK is subject to Hong Kong law. Lichen Zixun and Lichen Education are subject to PRC laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax arrangement entered with the United Kingdom in 2010, but otherwise is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

As an exempted company incorporated in the Cayman Islands, the Company is required to pay an annual government fee (“Government Fee”), which is determined on a sliding scale by reference to the level of its authorized share capital. The Government Fee is payable at the end of January in every year and is based on the level of the authorized share capital at the time when the fee is due.

Payments of dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of the shares or on an instrument of transfer in respect of a share of a Cayman company except those which hold interests in land in the Cayman Islands and except where the relevant document or instrument is executed in or brought to the Cayman Islands, or produced before a Cayman Islands court.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

On March 17, 2017, the State Tax Administration promulgated the “Administrative Measures for Adjustment of Special Tax Investigation and Mutual Consultation Procedures” (State Administration of Tax Practice Announcement No.6, 2017), which came into force on May 1, 2017), which provides that tax authorities have implemented special tax adjustment monitoring and management for enterprises through related declaration review, contemporaneous data management, profit level monitoring and other means. If an enterprise is found to have special tax adjustment risks, the tax authorities may serve a “Notice” to remind such enterprise of the tax risks.  If an enterprise receives a special tax adjustment risk alert or finds that it has a special tax adjustment risk, it may adjust the supplementary tax on its own. If the enterprise adjusts the supplementary tax by itself, the tax authorities may still carry out special tax investigation and adjustment in accordance with the relevant provisions. If an enterprise requires the tax authorities to confirm the special tax adjustment matters, such as the pricing principles and methods of related party transactions, the tax authorities shall initiate the special tax investigation procedures. It also stipulates that if the principle of independent transactions is not met, tax authorities may implement a special tax adjustment in the full amount of the amount deducted before tax under the following circumstances:

(1)	The enterprise and its affiliated parties transfer or accept the right to use intangible assets that do not bring economic benefits and collect or pay royalties;

(2)	The enterprise pays royalties to related parties that only own intangible assets but do not contribute to their value;

(3)	An enterprise establishes a holding company or a financing company overseas for the main purpose of financing and listing, and pays royalties to overseas affiliated parties only for the incidental benefits arising from the financing and listing activities;

(4)	The taxable income or income amount of the enterprise or its affiliated party is reduced because the payment or collection of the price of the labor service transaction between the enterprise and its affiliated party does not meet the principle of independent transactions; and

(5)	The enterprise pays fees to overseas related parties that fail to perform their functions, bear risks and have no substantial business activities.

Although we believe all our related party transactions, including all payments by our PRC subsidiaries and consolidated affiliated entities to our non-PRC entities, are made on an arm’s-length basis and our estimates are reasonable, the ultimate decisions by the relevant tax authorities may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. We do not believe that Lichen China Limited meets all of the conditions above. Lichen China Limited is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its Board of Directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

However, if the PRC tax authorities determine that Lichen China Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 20% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Lichen China Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Lichen China Limited is treated as a PRC resident enterprise.

Provided that the Company is not deemed to be a PRC resident enterprise, holders of our Class A Ordinary Shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed under these circulars. See “Risk Factors — Risks Relating to Doing Business in China — Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.”

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our Class A Ordinary Shares by a U.S. holder (as defined below) that holds our Class A Ordinary Shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations and may be changed, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (for example, banks or other financial institutions, insurance companies, broker-dealers, pension plans, cooperatives, traders in securities that have elected the mark-to-market method of accounting for their securities, partnerships and their partners, regulated investment companies, real estate investment trusts, and tax-exempt organizations (including private foundations)), holders who are not U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, holders who will hold their Class A Ordinary Shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any non-United States, alternative minimum tax, state, or local tax considerations, or the Medicare tax on net investment income. Each U.S. holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations with respect to the ownership and disposition of our Class A Ordinary Shares.

General

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our Class A Ordinary Shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under applicable United States Treasury regulations.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and partners in such partnerships are urged to consult their tax advisors as to the particular United States federal income tax consequences of an investment in our Class A Ordinary Shares.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be a “passive foreign investment company,” or “PFIC,” for United States federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the average quarterly value of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our income and assets and the value of our Class A Ordinary Shares, we do not believe that we were a PFIC for the taxable years ended December 31, 2021 and 2020, and do not anticipate becoming a PFIC in the foreseeable future.

Although we do not believe that we were a PFIC for the taxable year ended December 31, 2021 and 2020 and do not anticipate becoming a PFIC in the foreseeable future, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our Class A Ordinary Shares from time-to-time, which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which may be affected by how, and how quickly, we use our liquid assets and the cash raised in our initial public offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because our PFIC status for any taxable year is a factual determination that can be made only after the close of a taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year. If we are a PFIC for any year during which a U.S. holder held our Class A Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. holder held our Class A Ordinary Shares.

The discussion below under “Dividends” and “Sale or Other Disposition of Ordinary Shares” is written on the basis that we will not be or become a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules.”

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any tax withheld) paid on our Class A Ordinary Shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. holder as dividend income on the day actually or constructively received by the U.S. holder. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at a reduced United States federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met.

A non-United States corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our Class A Ordinary Shares. Each non-corporate U.S. holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our Class A Ordinary Shares. Dividends received on the Class A Ordinary Shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the Enterprise Income Tax Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on our Class A Ordinary Shares. (See “—People’s Republic of China Taxation”). In that case, a U.S. holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on Class A Ordinary Shares. A U.S. holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. holders are advised to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. holder will generally recognize capital gain or loss upon the sale or other disposition of Class A Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in such ordinary shares. Any capital gain or loss will be long-term if the Class A Ordinary Shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of non-corporate U.S. holders is generally eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the Enterprise Income Tax Law and gain from the disposition of the Class A Ordinary Shares is subject to tax in the PRC, a U.S. holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC source income. U.S. holders are advised to consult tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances and the election to treat any gain as PRC source.

Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which a U.S. holder holds our Class A Ordinary Shares, and unless the U.S. holder makes a mark-to-market election (as described below), the U.S. holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, for subsequent taxable years, on (i) any excess distribution that we make to the U.S. holder (which generally means any distribution paid during a taxable year to a U.S. holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Class A Ordinary Shares. Under the PFIC rules:

●	such excess distribution and/or gain will be allocated ratably over the U.S. holder’s holding period for the Class A Ordinary Shares;

●	such amount allocated to the current taxable year and any taxable years in the U.S. holder’s holding period prior to the first taxable year in which we are a PFIC, or pre-PFIC year, will be taxable as ordinary income;

●	such amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for that year; and

●	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. holder holds our Class A Ordinary Shares and any of our non-United States subsidiaries is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are advised to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. Since we plan to have our Class A Ordinary Shares listed on Nasdaq, and provided that the Class A Ordinary Shares will be regularly traded on Nasdaq, a U.S. holder holds Class A Ordinary Shares will be eligible to make a mark-to-market election if we are or were to become a PFIC. If a mark-to-market election is made, the U.S. holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Shares over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain recognized upon the sale or other disposition of the Class A Ordinary Shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Class A Ordinary Shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

If a U.S. holder makes a mark-to-market election in respect of a PFIC and such corporation ceases to be a PFIC, the U.S. holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. holder who makes a mark-to-market election with respect to our Class A Ordinary Shares may continue to be subject to the general PFIC rules with respect to such U.S. holder’s indirect interest in any of our non-United States subsidiaries if any of them is a PFIC.

We do not intend to provide information necessary for U.S. holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on our Class A Ordinary Shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, such holder would generally be required to file an annual IRS Form 8621. Each U.S. holder is advised to consult its tax advisors regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting

Certain U.S. holders may be required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our Class A Ordinary Shares. Each U.S. holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides fewer protections to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Tianyuan Law Firm, our counsel as to Chinese law, has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

According to the Civil Procedure Law of the People’s Republic of China (amended in 2017), if a legally effective judgment or ruling made by a foreign court requires recognition and enforcement by a people’s court of the People’s Republic of China, the party concerned may directly apply to an intermediate people’s court with jurisdiction over for recognition and enforcement, or the foreign court may request recognition and enforcement by a people’s court in accordance with the provisions of an international treaty concluded or acceded to by the country and the People’s Republic of China, or in accordance with the principle of reciprocity.

If the people’s courts are of the opinion that the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement does not violate the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country after the people’s court reviews the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement in accordance with the international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity, then the people’s court shall issue a ruling that recognizes its validity and, if enforcement is necessary, issues an enforcement order, which order shall be implemented in accordance with the relevant laws. A judgment or ruling that violates the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country will not be recognized and implemented.

If an award made by a foreign arbitration institution requires recognition and enforcement by the people’s court of the People’s Republic of China, the party concerned shall directly apply to the intermediate people’s court in the place where the person subjected to enforcement has his domicile or where his property is located. The people’s court shall handle the matter in accordance with international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity.

We have been advised by Appleby, our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, any final and conclusive judgment for a definite sum (not being a sum payable in respect of taxes or other charges of a like nature nor a fine or other penalty) and/or certain non-monetary judgments rendered in any action or proceedings brought against the Company in a court in the United States will be recognized as a valid judgment by the courts of the Cayman Islands without re-examination of the merits of the case, provided that the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in the Cayman Islands and the judgment is not contrary to public policy in the Cayman Islands, has not been obtained by fraud or in proceedings contrary to natural justice.

We believe that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. We believe that the United States and the BVI do not have a treating providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. A final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation. Furthermore, it is uncertain that BVI courts would: (1) recognize or enforce judgments of U.S. courts obtained in actions against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) entertain original actions brought against us or other persons predicated upon the Securities Act.

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

UNDERWRITING

We will enter into an underwriting agreement with Univest Securities, LLC, or the representative, to act as the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our Class A Ordinary Shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Class A Ordinary Shares
Univest Securities, LLC	[●	]
Total	6,250,000

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

We have granted to the representative an option, exercisable for 45 days from the closing of this offering, to purchase up to an additional 937,500 Class A Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

The underwriters will offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.28 per share. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Discounts and Expenses

The underwriting discounts are equal to 7% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Initial public offering price	$4.00	$25,000,000	$28,750,000
Underwriting discounts to be paid by us	$0.28	$1,750,000	$2,012,500
Proceeds to us, before expenses	$3.72	$23,250,000	$26,737,500

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the shares, including any shares issued pursuant to the exercise of the representative’s over-allotment option.

We have agreed to reimburse the representative up to a maximum of $250,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). As of the date of this prospectus, we have paid $30,000 to the representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1,440,758.

Underwriters Warrants

In addition, we have agreed to issue the warrants, for a nominal consideration of $0.01, to the representative to purchase up to an aggregate number of ordinary shares equal to one percent (1%) of the total number of Class A Ordinary Shares sold in this offering, including any shares issued pursuant to the exercise of the representative’s over-allotment option. Such warrants shall have an exercise price equal to 120% of the initial public offering price of the Class A Ordinary Shares sold in this offering. The representative’s warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the commencement of sales in this offering and will terminate on the fifth anniversary of the date of commencement of sales of this offering. The representative’s warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the representative’s warrants nor any of our shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the offering. In addition, although the representative’s warrants and the underlying ordinary shares are being registered in the registration statement of which this prospectus forms a part, we have also agreed that the warrants will provide for registration rights in certain cases. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the underwriter warrants. The one demand registration right provided will not be greater than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D). The piggyback registration right provided will not be greater than seven years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C).

We will bear all fees and expenses attendant to registering the ordinary shares underlying the representative’s warrants, other than any underwriting commissions incurred and payable by the warrant holders. The exercise price and number of ordinary shares issuable upon exercise of the representative’s warrants may be adjusted in certain circumstances, including in the event of a share dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Observer’s right

For the period of one year from the effective of the registration statement of which this prospectus forms a part, upon notice from the representative to the Company, the representative shall have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of the Board of Directors of the Company; provided that such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the representative and its counsel in connection with such representative’s attendance at meetings of the Board of Directors of the Company; and provided further that upon written notice to the representative, the Company may exclude the representative from meetings where, in the written opinion of counsel for the Company, the representative’s presence would destroy the attorney-client privilege. The Company agrees to give the representative written notice of each such meeting and to provide the representative with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors, and reimburse the representative for his or her reasonable out-of-pocket expenses incurred in connection with its attendance at the meeting, including but not limited to, food, lodging and transportation, as well fees or compensation not in excess of those received by other non-employee members of the Board of Directors of the Company.

Right of First Refusal

We have agreed to grant the representative of the underwriters for the 12-month period following the closing of this offering, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company. In accordance with FINRA Rule 5110(g)(6)(A)(i), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between the us and the underwriters.

Lock-Up Agreements

We have agreed, for a period of twelve months from the date of this prospectus, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative.

Our officers, directors and 5% or greater shareholders have agreed, subject to certain exceptions, to a twelve-month lock-up period from the date of this prospectus, with respect to the Class A or Class B Ordinary Shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that may be currently outstanding or which may be issued. This means that, for a period of twelve months following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative or as otherwise agreed.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Listing

We intend to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “LICN.” We make no representation that such application will be approved or that our ordinary shares will trade on such market either now or at any time in the future. However, we will not complete this offering unless we are so listed.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Pricing of this Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Selling Restrictions

Other than in the United States, no action may be taken, and no action has been taken, by us or the underwriters that would permit a public offering of the ordinary shares offered by, or the possession, circulation or distribution of, this prospectus in any jurisdiction where action for that purpose is required. The ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In addition to the offering of the ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the ordinary shares in certain countries.

Stamp Taxes

If you purchase ordinary shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or delaying a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Taiwan, the Republic of China

The Class A Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,485
Nasdaq listing fee	$75,000
FINRA	$3,273
Legal Fees and Expenses	$575,000
Accounting Fees and Expenses	$600,000
Printing and Engraving Expenses	$20,000
Transfer Agent	$15,000
Miscellaneous	$150,000
Total Expenses	$1,440,758

Under the Underwriting Agreement, we will pay underwriting discounts equal to 7% of the public offering price multiplied by the shares sold in the offering. In addition, we will also pay the Representative a non-accountable expenses of 1% of the gross proceeds raised in the offering, in addition to its expenses relating to the Offering, including but not limited to reasonable travel and out-of-pocket expenses, including due diligence and legal expense, up to $250,000.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A Ordinary Shares offered hereby will be opined upon for us by Appleby. Hunter Fischer Taubman & Li, LLC is acting as U.S. securities counsel to Univest Securities LLC. Certain legal matters as to PRC law will be passed upon for us by Tianyuan Law Firm for the Company. Ortoli Rosenstadt LLP may rely upon Appleby with respect to matters governed by the law of the Cayman Islands and Tianyuan Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2021, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of TPS Thayer, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of TPS Thayer is located at 1600 Hwy 6 Suite 100, Sugar Land, TX 77478. The consolidated financial statements of the Company for the year ended December 31, 2020, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The office of Briggs & Veselka Co. is located at 9 Greenway Plaza #1700, Houston, TX 77046.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

LICHEN CHINA LIMITED

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Lichen China Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Lichen China Limited. (“the Company”), as of December 31, 2021, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2021 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021, and the consolidated results of its operations and its cash flows for the year ended December 31, 2021, in conformity with U.S generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provided a reasonable basis for our opinion.

/s/ TPS Thayer, LLC

We have served as the Company’s auditor since 2022

Sugar Land, Texas

May 2, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Lichen China Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lichen China Limited and subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Briggs & Veselka Co.

Houston, Texas

August 12, 2021, except for Note 1 and Note 10, as to which the date is January 14, 2022

We have served as the Company’s auditor since 2021.

LICHEN CHINA LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	2021	2020
Assets

Current assets:
Cash	$16,845	$8,665
Accounts receivable	3,942	2,417
Other receivables – related party	419	416
Inventories	150	23
Prepayments, deposits, and other current assets	2,532	130
Total current assets	23,888	11,651

Property and equipment, net	14,937	15,771
Intangible assets, net	3,868	5,589
Other assets	250	337
Total assets	$42,943	$33,348

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$123	$95
Accrued expenses and other current liabilities	3,061	3,018
Unearned revenues	1,273	1,103
Taxes payable	1,203	1,049
Due to the related parties	106	103
Short-term bank loan	345	337
Total current liabilities	6,111	5,705

Commitments and contingencies

Shareholders’ equity:
Class A Ordinary Share, $0.00004 par value, 1,000,000,000 shares authorized; 13,500,000 shares issued and outstanding	1	1
Class B Ordinary Share, $0.00004 par value, 250,000,000 shares authorized; 9,000,000 shares issued and outstanding	-	-
Additional paid-in capital	1,487	1,487
Statutory surplus reserves	789	789
Retained earnings	33,014	24,552
Accumulated other comprehensive income	1,541	814
Total shareholders’ equity	36,832	27,643

Total liabilities and shareholders’ equity	$42,943	$33,348

The accompanying notes are an integral part of these consolidated financial statements.

LICHEN CHINA LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	2021	2020

Revenues
Financial and taxation solution services	$26,491	$23,338
Education support services	4,635	4,558
Software and maintenance services	3,169	2,771
Total revenues	34,295	30,667
Cost of revenues	(13,820)	(11,831)
Gross profit	20,475	18,836

Operating expenses:
Selling and marketing	(2,009)	(1,590)
General and administrative	(7,168)	(8,459)
Total operating expenses	(9,177)	(10,049)

Income from operations	11,298	8,787

Other income (expense)
Other income, net	188	106
Interest income	28	103

Income before income tax	11,514	8,996

Provision for income tax	(3,052)	(2,589)

Net income	$8,462	$6,407

Comprehensive income:
Net income	$8,462	$6,407
Foreign currency translation adjustments	727	1,859
Comprehensive income	$9,189	$8,266

Weighted average number of ordinary shares outstanding – basic and diluted	22,500,000	22,500,000

Earnings per ordinary share – basic and diluted	0.38	0.28

The accompanying notes are an integral part of these consolidated financial statements.

LICHEN CHINA LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	Class A Ordinary Shares (US$ 0.00004 par value)		Class B Ordinary Shares (US$ 0.00004 par value)		Additional paid-in	Statutory surplus	Retained	Accumulated other comprehensive income	Total shareholders’
	Shares	Amount	Shares	Amount	capital	reserves	earnings	(loss)	equity
Balance as of December 31, 2019	13,500,000	$1	9,000,000	-	$1,487	$789	$22,493	$(1,045)	23,725
Net income	-	-	-	-	-	-	6,407	-	6,407
Dividend	-	-	-	-	-	-	(4,348)	-	(4,348)
Foreign currency translation	-	-	-	-	-	-	-	1,859	1,859
Balance as of December 31, 2020	13,500,000	$1	9,000,000	-	$1,487	$789	$24,552	$814	$27,643
Net income	-	-	-	-	-	-	8,462	-	8,462
Foreign currency translation	-	-	-	-	-	-	-	727	727
Balance as of December 31, 2021	13,500,000	$1	9,000,000	$-	$1,487	$789	$33,014	$1,541	$36,832

The accompanying notes are an integral part of these consolidated financial statements.

LICHEN CHINA LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(All amounts in thousands of USD, except for share and per share data, unless otherwise noted)

	2021	2020
Cash flows from operating activities:
Net income	$8,462	$6,407
Adjustments to reconcile net income to net cash provided by activities:
Depreciation of property and equipment	660	719
Amortization of intangible assets	1,786	1,441
Amortization of other assets	93	87
Loss on disposal of property and equipment	(30)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,451)	(465)
Prepayments and other current assets	(2,370)	(6)
Other receivables – related party	7	(1,007)
Accounts payable	25	4
Unearned revenues	142	(145)
Accrued expenses and other current liabilities	(26)	71
Due to the related parties	1	886
Tax payables	131	347
Inventories	(126)	11
Net cash provided by operating activities	7,304	8,350

Cash flows from investing activities:
Purchases of intangible assets	-	(1,160)
Purchases of property and equipment	(28)	-
Disposal of property and equipment	589	-
Net cash provided by (used in) investing activities	561	(1,160)

Cash flows from financing activities:
Dividend paid	-	(4,348)
Net cash provided by (used in) financing activities	-	(4,348)

Effects of foreign currency exchange rate changes on cash	315	433

Net increase in cash	8,180	3,275

Cash, beginning of year	8,665	5,390

Cash, end of year	$16,845	$8,665

Supplemental disclosure of cash flows information:
Cash paid for income taxes	$2,976	$2,310
Cash paid for interest	$15	$15

The accompanying notes are an integral part of these consolidated financial statements.

Lichen China Limited

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS

Legend China Limited was incorporated in the Cayman Islands on April 13, 2016 as a limited liability company. Pursuant to a special resolution dated November 8, 2016, Legend China Limited changed its name to Legend China Ltd. Pursuant to a special resolution dated April 6, 2017, Legend China Ltd. changed its name to Lichen China Limited. (“Lichen”).

Lichen is an investment holding company. Through its wholly owned subsidiaries, Lichen is principally engaged in the provision of: (i) financial and taxation solution services; (ii) education support services to partnered institutions; and (iii) software and maintenance services.

Lichen owns 100% interests in its subsidiaries, all of which are private limited liability companies, the particulars of which are set out below:

Name of subsidiaries	Place of incorporation	Date of incorporation	Percentage of direct or indirect interests	Principal activities

Legend Consulting Investments Limited (“Legend Consulting BVI”)	The British Virgin Islands (“BVI”)	December 20, 2013	100%	Investment holding
Legend Consulting Limited (“Legend Consulting HK”)	Hong Kong	January 8, 2014	100%	Investment holding
Fujian Province Lichen Management and Consulting Company Limited (“Lichen Zixun”)	Fujian, the People’s Republic of China (“PRC”)	April 14, 2004	100%	Provision of financial and taxation solution services, education support services and software and maintenance services
Xiamen City Legend Education Services Company Limited (“Lichen Education”)	Fujian, PRC	July 30, 2014	100%	Provision of financial and taxation solution services and education support services

As shown above, Legend Consulting BVI is an investment holding company wholly owned by Lichen.

Legend Consulting HK is an investment holding company wholly owned by Legend Consulting BVI.

Lichen Zixun, which is wholly owned by Legend Consulting HK, is engaged in providing financial and taxation solution services and education support services.

Lichen Education, which is wholly owned by Lichen Zixun, is engaged in providing financial and taxation solution services and education support services.

Reorganization and Share Issuance

On April 28, 2021, Lichen passed a resolution to increase the share capital. Pursuant to such resolution, the authorized share capital of Lichen was increased from HK$50,000 divided into 5,000,000 shares with a nominal or par value of HK$0.01 each (“HKD Shares”) to the aggregate of (i) HK$50,000 divided into 5,000,000 HKD Shares and (ii) US$50,000 divided into (a) 400,000,000 Class A Ordinary Shares with a nominal or par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares with a nominal or par value of US$0.0001 each. 5,400,000 Class A Ordinary Shares and 3,600,000 Class B Ordinary Shares (collectively, the “USD Shares”) were issued at the consideration of US$0.0001 per share. Upon the completion of the share issuance, all HKD Shares issued were repurchased by Lichen at the consideration HK$0.01 per share and cancelled immediately upon repurchase. Upon completion of the repurchase, the 5,000,000 unissued HKD Shares of the Company were cancelled resulting in the reduction of the authorized share capital of the Company to US$50,000 divided into (a) 400,000,000 Class A Ordinary Shares with a nominal or par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares with a nominal or par value of US$0.0001, each in accordance with section 13 of the Cayman Islands Companies Act. The issuance of 5,400,000 Class A Ordinary Shares and 3,600,000 Class B Ordinary Shares, the repurchase and the cancellation of HKD Shares were completed on April 28, 2021.

On December 15, 2021, Lichen executed a special resolution to change the par value of the ordinary shares from $0.0001 to $0.00004. Pursuant to such resolution, the authorized share capital of Lichen was US$50,000 divided into (a) 1,000,000,000 Class A Ordinary Shares with a nominal or par value of US$0.00004 each and (b) 250,000,000 Class B Ordinary Shares with a nominal or par value of US$0.00004, each in accordance with section 13 of the Cayman Islands Companies Act. The changes were completed on December 23, 2021.

The consideration paid by Lichen and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of Lichen and its wholly owned subsidiaries (collectively, the “Company”). All significant inter-company transactions and balances have been eliminated upon consolidation.

Use of estimate and assumptions

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Estimates are adjusted to reflect actual experience when necessary. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, allowance for doubtful accounts, useful lives of long-lived assets, impairment of long-lived assets, allowance for deferred tax assets, and uncertain tax position. Actual results could differ from these estimates.

Risk and uncertainty – the outbreak of COVID-19

The outbreak and spread of the Coronavirus Disease 2019 (the “COVID-19”) throughout PRC and worldwide has caused significant volatility in the PRC markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the PRC and international economies. To reduce the spread of the COVID-19, the Chinese government has employed measures including city lockdowns, quarantines, travel restrictions, suspension of business activities, and school closures. The Directors consider that the COVID-19 outbreak would not have a material financial impact to the Company. However, given the inherent unpredictable nature and rapid development relating to COVID-19, the Company’s business might be affected should the situation in PRC deteriorate in 2022.

Functional currency and foreign currency translation

The reporting currency of the Company is the United States dollar (“US$”). The Company’s operations are principally conducted through its subsidiaries in PRC in the local currency, Renminbi (RMB), as its functional currency. The functional currency of the Company’s entities incorporated in Hong Kong is the Hong Kong dollars (“HK$”). The determination of the respective functional currency is based on the criteria of Accounting Standard Codification (“ASC”) 830, Foreign Currency Matters. Assets and liabilities are translated at the unified exchange rate as quoted by the PBOC (“The People’s Bank of China”) at the balance sheet date. The statement of income accounts is translated at the average exchange rates for the periods and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income (loss) amounted to $1.54 million and $0.81 million as of December 31, 2021 and 2020, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Translation of foreign currencies into US$1 have been made at the following exchange rates for the respective periods:

	As of December 31,
	2021	2020

Period-end RMB: US$1 exchange rate	6.3757	6.5249
Period-end HK$: US$1 exchange rate	7.7981	7.7530

	As of December 31,
	2021	2020

Period-average RMB: US$1 exchange rate	6.4515	6.8976
Period-average HK$: US$1 exchange rate	7.7729	7.7562

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

The fair value of the Company’s financial instruments, including cash, accounts receivable, other receivables – related party, accounts payable, accrued expenses and other current liabilities, due to the related parties, and short-term bank loans, approximate their recorded values due to their short-term maturities as of December 31, 2021 and 2020.

Cash

Cash represents demand deposits placed with banks, which are unrestricted as to withdrawal or use. The Company maintains most of its bank accounts in the PRC.

Accounts receivable and allowance for doubtful accounts

Accounts receivable represents the Company’s right to consideration in exchange for goods and services that the Company has transferred to the customers before payment is due. Accounts receivable is stated at the historical carrying amount, net of an estimated allowance for uncollectible accounts. The Company reviews on a periodic basis for doubtful accounts for the outstanding trade receivable balances based on historical collection trends, aging of receivables and other information available. Additionally, the Company evaluates individual customer’s financial condition, credit history, and the current economic conditions to make specific bad debt provisions when it is considered necessary, based on (i) the Company’s specific assessment of the collectability of all significant accounts; and (ii) any specific knowledge we have acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability. The allowance is based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and update it if necessary. There was no allowance for doubtful accounts deemed necessary as of December 31, 2021 and 2020, respectively.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of inventories comprise the purchase price of products, shipping charges to receive products from the suppliers when they are embedded in the purchase price. Cost is determined using the weighted average method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so the Company continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, product obsolescence and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact the Company’s gross margin and operating results. If actual market conditions are more favorable, the Company may have higher gross margin when products that have been previously reserved or written down are eventually sold. As of December 31, 2021 and 2020, management compared the cost of inventories with their net realizable value and determined no inventory write-down was necessary.

Prepayments

Represents cash deposited for software development service. The deposits are refundable and bear no interest pursuant to terms of contract. The project is in progress and anticipated to be completed by July, 2022.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment if any. Depreciation is computed using the straight-line method over the following estimated useful lives.

	Useful Life	Estimated Residual Value
Building	20-50 years	5%
Motor vehicles	10 years	5%
Furniture and equipment	3-5 years	5%

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets

Intangible assets consist primarily of licensed software acquired, which are stated at cost less accumulated amortization and impairment, if any. Intangible assets are amortized using the straight-line method over the estimated useful lives, which are generally 5-10 years or based on the contract term. The estimated useful lives of amortized intangible assets are reassessed if circumstances occur that indicate the original estimated useful lives have changed.

Impairment of long-lived assets

The Company evaluates its long-lived assets, including property and equipment and intangibles with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. The adjusted carrying amount of the assets become new cost basis and are depreciated over the assets’ remaining useful lives. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Given no events or changes in circumstances indicating the carrying amount of long-lived assets may not be recovered through the related future net cash flows, the Company did not recognize any impairment loss on long-lived assets for the years ended December 31, 2021 and 2020. There can be no assurance that future events will not have impact on the Company’s revenue or financial position which could result in impairment in the future.

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, effective as of January 1, 2019. Accordingly, the consolidated financial statements for the years ended December 31, 2021 and 2020 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is the transaction price the Company expects to be entitled to in exchange for the promised goods or services in a contract in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). To achieve that core principle, the Company applies the following steps:

Step 1: Identify the contract (s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

No practical expedients were used when the Company adopted the ASC 606. Revenue recognition policies for each type of revenue stream are as follows:

Financial and taxation solution services

Revenues from financial and taxation solution services for which control of services is transferred over time is recognized progressively based on the contract costs incurred to date (primarily comprising staff costs and industry expert cost by reference to the time as recorded in the monthly working record incurred to date) as compared to the total costs to be incurred under the transaction (by reference to the total budgeted time of the respective project) to depict the Company’s performance in transferring control of services promised to a customer. The Company recognizes revenues over time only if it can reasonably measure its progress toward complete satisfaction of the performance obligation. The Company normally requires the customers to pay a deposit upon entering into the service contracts. Progress payments are normally billed with the final payment received upon completion of the contract.

Education support services - sales of teaching and learning materials

Revenues from the sales of educational materials for which control of assets is transferred at a point in time is recognized when the goods are delivered to customers. The Company does not provide any sales-related warranties. There is no right of return by customers under the Company’s standard contract terms.

Education support services - Provision of marketing, operation and technical support services

Revenues from provision of marketing, operation and technical support services from the partnered institutions is recognized on a straight-line basis over the term of the partnership agreement. The transaction price inclusive of value added tax as received from customers in advance is recognized as a unearned revenue at the time of the initial transaction and is released on a straight-line basis over the period of service (usually one year).

Software and maintenance services

Standard software is a right to use license because the software has standalone functionality and the customer can use the software as it is available at a point in time. The Company recognizes revenues for such licenses at a point in time when the customer has received licenses and thus has control over the software. In case there is an update of the standard software, end customers or distributors are required to pay additional consideration to buy upgraded version. Revenues from maintenance services is recognized over time within the service period.

Unearned revenues

Unearned revenue is recorded when a payment is received from a customer before the Company transfers the related services. Unearned revenue is recognized as revenue when the Company performs the services under the contract.

Disaggregated information of revenues by services:

	Years Ended December 31,
	2021	2020
Revenues:	In thousands of USD
Financial and taxation solution services	$26,491	$23,338
Education support services	4,635	4,558
Software and maintenance services	3,169	2,771
Total	$34,295	$30,667

Segment reporting

The Company’s Chief Executive Officer, Mr.Ya Li, has been identified as the chief operating decision-maker (“CODM”), who is responsible for overall performance of all the service lines and reviews of the consolidated results when making decisions about allocating resources and assessing the performance of the Company as a whole. We set up departments by functionality but not by service lines. All services lines are supervised by one vice president, who directly reports to CEO; and selling and operation functions are supervised by other vice presidents. As our clients from all the three services could be the same, and we treated the services as a whole consulting package to our clients. For example, while providing our financial solution services, we also try to sell our software to the clients to assist them with office software upgrades. Additionally, we do not separate or allocate our research and development activities to selling functions or other supporting functions into these services. The Company prepares the forecast annually by departments instead of services. We set up certain revenue targets by service lines; however, we do not prepare other forecasts by services lines for costs or expenses. Our CEO, the CODM, reviews the forecasts annually and reviews finance performance monthly. He reviews the consolidated balance sheets, statements of operations, and cash flows thoroughly and raises his review comments at the group level. The Board of Directors reviews the finance performance annually at the group level as well. Furthermore, there is no compensation based on the performance of a single service line as the Company considered the compensation is based on the performance result of the total target set at the beginning of the year, which is based on the whole performance of the three service lines. Hence, the Company has only one single operating segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are all located in the PRC and substantially all of the Company’s revenues are derived from the PRC. Therefore, no geographical segments are presented in these financial statements.

Value added tax (“VAT”)

Revenue represents the invoiced value of goods and service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 17%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company follows the liability method of accounting for income taxes in accordance with ASC 740 (’‘ASC 740’’), Income Taxes. The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is not subject to tax on income or capital gain under the current tax laws of U.S. And the Company is subject to tax on income or capital gain under the tax laws of PRC.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. For the years ended December 31, 2021 and 2020, no uncertain tax position is recognized. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended December 31, 2021 and 2020. All of the tax returns of the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Statutory surplus reserves

The Company’s PRC subsidiaries are required to allocate at least 10% of their after-tax profit to the general reserve in accordance with the PRC accounting standards and regulations. The allocation to the general reserve will cease if such reserve has reached to 50% of the registered capital of respective company. These reserves can only be used for specific purposes and are not transferable to the Company in form of loans, advances, or cash dividends. There is no such regulation of providing statutory reserve in Hong Kong. None of the statutory surplus reserves were recognized for the years ended December 31, 2021 and 2020.

Advertising expenses

Advertising expenditures are expensed as incurred and such expenses were included as part of selling and marketing expenses. For the years ended December 2021 and 2020, the advertising expenses amounted to approximately $1.35 million and $1.1 million, respectively.

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings per Share. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Recent accounting pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Updates (“ASUs”) 2016-02, “Leases (Topic 842),” which increases lease transparency and comparability among organizations. The new guidance, which creates new accounting and reporting guidelines for leasing arrangements, requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for public business entities for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842) Codification Improvements, which further clarifies the determination of fair value of the underlying asset by lessors that are not manufacturers or dealers and modifies transition disclosure requirements for changes in accounting principles and other technical updates. The amendments in ASU 2019-01 amend Topic 842 and the effective date of those amendments is for fiscal years beginning December 15, 2019, and interim periods within those fiscal years for public business entities. For all other entities, ASC 842 is effective for annual periods beginning after December 15, 2021. The Company is currently evaluating the impact of the new pronouncement on its consolidated financial statements but does not expect it to have a significant impact.

In June 2016, the FASB amended guidance related to the impairment of financial instruments as part of ASU 2016-13: Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which will be effective January 1, 2020. The guidance replaces the incurred loss impairment methodology with an expected credit loss model for which a company recognizes an allowance based on the estimate of expected credit loss. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which clarified that receivables from operating leases are not within the scope of Topic 326 and instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842. On May 15, 2019, the FASB issued ASU 2019-05, which provides transition relief for entities adopting the Board’s credit losses standard, ASU 2016-13. Specifically, ASU 2019-05 amends ASU 2016-13 to allow companies to irrevocably elect, upon adoption of ASU 2016-13, the fair value option for financial instruments that (1) were previously recorded at amortized cost and (2) are within the scope of the credit losses guidance in ASC 326-20, (3) are eligible for the fair value option under ASC 825-10, and (4) are not held-to-maturity debt securities. For entities that have adopted ASU 2016-13, the amendments in ASU 2019-05 are effective for fiscal years beginning after December 15, 2019, including interim periods therein. An entity may early adopt the ASU in any interim period after its issuance if the entity has adopted ASU 2016-13. For all other entities, the effective date will be the same as the effective date of ASU 2016-13. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU 2019-11 amendment provides clarity and improves the codification to ASU 2016-03. The pronouncement would be effective concurrently with the adoption of ASU 2016-03. The pronouncement is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. In February 2020, the FASB issued ASU No. 2020-02, which provides clarifying guidance and minor updates to ASU No. 2016-13 – Financial Instruments – Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 - Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures, for the two-year period ended December 31, 2021, the Company did not have any financial instruments.

In October 2020, the FASB issued Accounting Standards Update No. 2020-10, Codification Improvements – Disclosures (“ASU 2020-10”) to align with the SEC’s regulations. This ASU improves consistency by amending the codification to include all disclosure guidance in the appropriate disclosure sections and clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. The Company adopted ASU 2020-10 as of the reporting period beginning January 1, 2021. This ASU did not affect the Company’s results of operations, cash flows or financial position and the Company does not expect the adoption to have a material impact on the disclosures to the consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. This standard removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The amendments in these ASUs are effective for the Company’s fiscal years, and interim periods within those fiscal years beginning October 1, 2022. The Company does not expect to early adopt this guidance and is in the process of evaluating the impact of adoption of this guidance on the Company’s consolidated financial statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial position, statements of operations and cash flows.

3.	Cash

Cash represent cash on hand and demand deposits placed with banks, which are unrestricted as to withdrawal or use. Cash is denominated in the following currencies:

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

RMB	$16,844	$8,664
HKD	1	1
Total	$16,845	$8,665

4.	Prepayments, deposits, and other current assets

Prepaid expenses and other current assets consisted of the following as of March 31, 2021 and 2020:

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Deposits to software developer	$2,196	$-
Prepayments to suppliers	290	82
Other current assets	46	48
Total	$2,532	$130

In fiscal year 2021, the Company made a deposit of $2.2M (RMB 14 million) to Xiamen Zhuyuan Education technology Co., Ltd. (Zhuyuan Education) to purchase the Financial System Intelligent Analysis System.

5.	Property and equipment, net

Property and equipment, net consisted of the following:

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Buildings	$16,201	$16,444
Furniture and equipment	977	930
Motor vehicles	16	16
Office improvements	977	955
Subtotal	18,171	18,345
Less: accumulated depreciation	(3,234)	(2,574)
Property and equipment, net	$14,937	$15,771

Depreciation expenses for the years ended December 31, 2021 and 2020 amounted to approximately $0.66 million and $0.81 million, respectively.

The Company has no pledged property and equipment at 31 December 2021 and 2020 to secure general banking facilities.

The Company did not recognize any impairment loss on property and equipment for the years ended December 31, 2021 and 2020.

6.	Intangible assets

The Company’s intangible assets with definite useful lives primarily consisted of licensed software, which are for sales or support the Company’s business and operation. The following table summarizes the components of acquired intangible asset balances.

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Licensed software	$9,476	$9,411
Less: accumulated amortization	(5,608)	(3,822)
Intangible assets, net	$3,868	$5,589

Amortization expense recognized in cost of revenues for the years ended December 31, 2021 and 2020 amounted to approximately $1.79 million and $1.44 million, respectively. The weighted average amortization period for licensed software is approximately 5.28 years and 5.04 years as of December 31, 2021 and 2020, respectively.

The Company has no pledged intangible assets at 31 December 2021 and 2020 to secure general banking facilities.

The Company did not recognize any impairment loss on intangible asset for the years ended December 31, 2021 and 2020.

The future amortization expense of the intangible assets for the twelve months ending December 31 of the following years is expected as follows:

Year ending December 31,	Amortization expenses
In thousands of USD

2022	$1,679
2023	1,644
2024	337
2025	208
2026	-
Total	$3,868

7.	Related party transactions and balances

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2021 and 2020:

Name of related parties	Relationship with the Company
Jinjiang Xingminqi Accounting Vocational Training School (“Jinjiang School”)	A company controlled by the Company’s controlling shareholder
Quanzhou City Lichen Accounting Vocational Training School (“Quanzhou School”)	A company controlled by the Company’s controlling shareholder

i)	Significant transactions with related parties were as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
	In thousands of USD
Provision of marketing, operation and technical support services to Jinjiang School	$70	$70
Provision of marketing, operation and technical support services to Quanzhou School	132	130
Processing of academic education applications to Jinjiang School	90	176
Processing of academic education applications to Quanzhou School	113	229
Sales of teaching and learning materials to Jinjiang School	70	80
Sales of teaching and learning materials to Quanzhou School	66	77
Online training to Jinjiang School	24	7
Online training to Quanzhou School	23	7
Total revenues – related parities	$588	$776

ii)	Significant balances with related parties were as follows:

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Other receivable – related party
Ya Li	$419	$416

Due to the related parties
Quanzhou School	$105	$103
Jinjiang School	1	-
Total	$106	$103

Balances due from Ya Li and due to Quanzhou School and Jinjiang School are the result of the normal business transactions stated above. The balances were all unsecured, non-interest bearing and payable on demand.

8.	Short-term bank loan

On January 31, 2019, the Company entered into a short-term loan facility agreement with China Construction Bank Jinjiang Branch for which a total facility up to approximately $0.32 million (RMB 2.2 million) was made available to the Company and shall mature on January 30, 2022. This loan bears interest at 4.3% and 4.3% on December 31, 2021 and 2020 and shall be repaid on demand. Thus, the Company recorded it as short-term bank loan. This short-term loan was collateralized by the real estate and land use right amounted to approximately $0.6 million, owned by Mrs Meiying Li. The balance of short-term loans was $0.34 million and $0.34 million as of December 31, 2021 and 2020, respectively.

9.	Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Payable for property purchased	$1,782	$1,741
Salary payable	1,110	1,088
Other	169	189
Total	$3,061	$3,018

10.	Unearned revenue

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Unearned revenue	$1,273	$1,103
Total	$1,273	$1,103

11.	Taxes

(a)	Taxes payable

Taxes payable consisted of the following:

	As of December 31, 2021	As of December 31, 2020
	In thousands of USD

Income tax payable	$434	$408
VAT payable	320	214
Other tax payable	449	427
Total	$1,203	$1,049

(b)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

BVI

Under the current tax laws of BVI, the Company is not subject to tax on income or capital gain. Additionally, the BVI does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s subsidiaries incorporated in Hong Kong are subject to 16.5% on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax. The Company did not make any provision for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

The Company’s PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. For the years ended December 31, 2021 and 2020, there is no preferential tax rate.

i)	The components of the income tax provision are as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
	In thousands of USD

Provisions for current income tax	$3,052	$2,589
Provisions for deferred income tax		-
Total	$3,052	$2,589

There is no deferred tax assets due to full valuation allowance for the years ended December 31, 2021 and 2020.

ii)	The following table reconciles PRC statutory rates to the Company’s effective tax rate:

The following table reconciles the China statutory rates to the Company’s effective tax rate for the years ended December 31, 2021 and 2020:

	Year ended December 31, 2021	Year ended December 31, 2020

PRC statutory income tax rate	25.0%	25.0%
Effect of different tax jurisdiction	0.1%	0.5%
Non-deductible expenses (1)	0.6%	0.6%
Change in valuation allowance	1.1%	2.6%
Effective income tax rate	26.8%	28.7%

(1)	Non-deductible expenses represented meal and entertainment fees not-deductible in PRC tax returns.

iii)	Deferred tax assets

	Year ended December 31, 2021	Year ended December 31, 2020
Deferred tax assets:	In thousands of USD
Net accumulated loss-carry forward	$1,400	$1,292
Less: valuation allowance	(1,400)	(1,292)
Net deferred tax assets	$-	$-

Movement of valuation allowance is as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
	In thousands of USD

Beginning balance	$1,292	$1,072
Write-off	(22)	(18)
Change of valuation allowance	130	238
Ending balance	$1,400	$1,292

Certain subsidiaries had tax loss of approximately $0.53 million and $1.2 million for the years ended December 31, 2021and 2020, respectively, which can be carried forward to offset future taxable income. The carryforwards period for net operating losses under the EIT Law is five years. Valuation allowance is provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future.

As of December 31, 2021, part of the valuation allowance related to previous years’ tax losses has expired, which cannot be used to offset future taxable income. The Company recognized a write-off of approximately $0.02 million and $0.02 million for the year ended December 31, 2021 and 2020, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2021 and 2020, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur interest and penalties during the years ended December 31, 2021 and 2020.

12.	Ordinary shares

The Company was established as a holding company under the laws of Cayman Islands. The Company’s authorized share capital of US$50,000 is divided into (a) 1,000,000,000 Class A Ordinary Shares with a nominal or par value of US$0.00004 each and (b) 250,000,000 Class B Ordinary Shares with a nominal or par value of US$0.00004 each. As of December 31, 2021 and 2020, 13,500,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary shares were issued and outstanding.  Each Class A Ordinary Share has one (1) vote and each Class B Ordinary Share has ten (10) votes. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

13.	Statutory surplus reserves

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory surplus reserve as determined pursuant to PRC statutory laws totaled approximately $0.79 million as of December 31, 2021 and 2020. As of December 31, 2021, the statutory reserves fund of the Company has reached 50% of the registered capital of the enterprise. No additional statutory reserve was recognized in the years ended December 31, 2021 and 2020.

14.	Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the PRC subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the PRC entities.

The PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict the PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2021 and 2020, amounts restricted are the paid-in-capital and statutory reserve of the PRC entities, which amount to $2.3 million and $2.3 million, respectively. During the fiscal years ended December 31, 2020, Lichen Zixun made dividend payments of RMB30 million (approximately $4.3 million) to the then eventual shareholders of Lichen Zixun, who are PRC individuals.

15.	Risks and Concentration

a)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s interest rate risk arises primarily from short-term borrowings. Borrowings issued at variable rates and fixed rates expose the Company to cash flow interest rate risk and fair value interest rate risk respectively.

b)	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of December 31, 2021 and 2020, approximately $16.84 million and $8.67 million were deposited with financial institutions located in the PRC, respectively. These balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the PBOC. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

The Company’s functional currency is RMB, and its consolidated financial statements are presented in U.S. dollars. The RMB appreciated by 2.29% in fiscal year 2021 from December 31, 2020 to December 31, 2021 and appreciated by 6.47% in fiscal year 2020 from December 31, 2019 to December 31, 2020. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect its financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

c)	Concentration of customers and suppliers

All revenue was derived from customers located in PRC. There are no customers from whom revenues individually represent greater than 10% of the total revenues of the Company in any of the periods presented.

For the year ended December 31, 2021, Guangzhou Xingjinhui Trade Co., Ltd, Beijing Duoying Times Culture Media Co., Ltd and Jimei university contributed approximately 29%, 26% and 17% of total purchases of the Company, respectively. For the year ended December 31, 2020, Guangzhou Xingjinhui Trade Co., Ltd, Beijing Duoying Times Culture Media Co., Ltd and one personal professional advisor contributed approximately 21%, 20% and 10% of total purchases of the Company, respectively.

16.	Commitments and contingencies

(a)	Commitments

The Company did not have any significant commitments, long-term obligations, or guarantees as of December 31, 2021 and 2020.

(b)	Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated financial position, cash flows or results of operations on an individual basis or in the aggregate. As of December 31, 2021 and 2020, the Company is not a party to any material legal or administrative proceedings.

17.	Subsequent events

On January 26, 2022, Lichen has repaid off the bank loan amounted to $0.34 million.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through May 2, 2022, the date the consolidated financial statements were available to be issued. No other events require adjustment to or disclosure in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Lichen China Limited was incorporated on April 13, 2016. The Company issued 13,500,000 Class A Ordinary Shares with a par value of US$0.00004 to 14 shareholders and issued 9,000,000 Class B Ordinary Shares with a par value of US$0.00004 to Silver Sky Investment Limited, respectively, as founder shares. Silver Sky Investment Limited, a British Virgin Islands company, is controlled by our CEO and Chairman of the Board Ya Li. The transaction was not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(23) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

EXHIBIT INDEX

No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association
3.2*	Amended and Restated Memorandum and Articles of Association
4.1*	Specimen Certificate for Class A ordinary share
4.2*	Form of Underwriters Warrant
5.1*	Opinion of Appleby, Company’s Cayman Islands counsel regarding the validity of the Class A ordinary shares being registered
5.2*	Opinion of Ortoli Rosenstadt LLP, U.S. counsel to Lichen China Limited, as to the enforceability of the Underwriters Warrants
8.1*	Opinion of Tianyuan Law Firm regarding certain PRC tax matters (included in 99.1)
10.1**	Translation of Employment Agreement by and between Lichen Zixun and Ya Li
10.2**	Translation of Employment Agreement by and between Lichen Zixun and Zhixiang Fang
10.3**	Translation of Employment Agreement by and between Lichen Zixun and Yi Deng
10.4+	Director Offer Letter by and between the Registrant and Zhihuang Deng
10.5+	Director Offer Letter by and between the Registrant and Lourdes Felix
10.6+	Director Offer Letter by and between the Registrant and Kipton Cariaga
10.7**	Translation Form of the Expert Corporation Agreement
10.8**	Translation Form of the Partnership Agreement
14.1*	Code of Business Conduct and Ethics
21.1**	List of Subsidiaries
23.1+	Consent of Briggs & Veselka Co.
23.2+	Consent of TPS Thayer
23.3*	Consent of Appleby (included in 5.1)
23.4*	Consent of Tianyuan Law Firm (included in 99.1)
23.5*	Consent of Ortoli Rosenstadt LLP (included in 5.2)
23.6**	Consent of Frost & Sullivan
23.7+	Consent of Zhihuang Deng
23.8+	Consent of Lourdes Felix
23.9+	Consent of Kipton Cariaga
99.1*	Opinion of Tianyuan Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
99.2*	Audit Committee Charter
99.3*	Compensation Committee Charter
99.4*	Nomination Committee Charter
107+	Filing Fee Table

+	Filed herewith.
* **	To be filed by Amendment. Previously filed.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinjiang, People’s Republic of China, on May 2, 2022.

Lichen China Limited

By:	/s/ Ya Li
Ya Li
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ya Li	Chief Executive Officer and Chairman of the Board	May 2, 2022
Ya Li	(Principal Executive Officer)

/s/ Zhixiang Fang	Chief Financial Officer	May 2, 2022
Zhixiang Fang	(Principal Financial Officer)

/s/ Yi Deng	Director	May 2 , 2022
Yi Deng

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on May 2, 2022.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.